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As filed with the Securities and Exchange Commission on June 25, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCORP
(Exact name of Registrant as specified in its charter)

California	6021	33-0885320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6110 El Tordo
Rancho Santa Fe, California 92067
(858) 756-3023
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Lynn M. Hopkins
Executive Vice President and Chief Financial Officer
First Community Bancorp
275 North Brea Boulevard
Brea, California 92821
(714) 671-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Stanley F. Farrar, Esq. Sullivan & Cromwell 1888 Century Park East Los Angeles, California 90067 (310) 712-6600	Arthur A. Coren, Esq. Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302 (818) 591-2121

        Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, no par value	419,118	$8.31	$11,533,575	$1,061.09

(1)
Represents the maximum number of shares of First Community Bancorp common stock that is expected to be issued in connection with the merger described herein, based on the exchange ratio for the merger (0.5034 of a share of First Community common stock for each share of Upland Bank common stock), and the number of shares of Upland Bank common stock (832,575) that are expected to be exchanged for shares of First Community common stock.

(2)
Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933 (the "Act"), as amended, based on the book value as of the last practicable date prior to the filing of the registration statement, of shares of Upland Bank common stock expected to be cancelled in connection with the merger described herein.

(3)
Calculated pursuant to Rule 457(o) of the Act.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 25, 2002

The information in this proxy statement—prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement—prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[Logo of Upland Bank]

Dear Shareholder:

        The Boards of Directors of Upland Bank and First Community Bancorp have unanimously approved an agreement to merge Upland Bank with and into Pacific Western National Bank, a wholly-owned subsidiary of First Community. As a result of the merger, First Community will acquire Upland Bank.

        If we complete the merger, you will have the right to elect to receive, on a share-by-share basis:

  •
  $11.73 in cash; or

  •
  0.5034 of a share of First Community common stock (called the "exchange ratio").

        The merger agreement provides that the amount of First Community common stock issued in conjunction with the merger shall equal 419,118 shares, subject to certain exceptions described in "The Merger Agreement—Factors Affecting the Amount of Consideration" on page 67. If Upland Bank shareholders elect to receive, in the aggregate, stock consideration that would result in the issuance of more or less than 419,118 shares of First Community common stock, then your election may be subject to proration. Please see "The Merger—Election and Proration Procedures" beginning on page 46.

        We are sending you this document to ask you to vote on the approval of the merger agreement. This document gives you detailed information about the merger and includes a copy of the merger agreement. You should read it carefully. This document also constitutes the prospectus of First Community for the shares of its common stock to be issued in the merger. Before you make a decision on how to vote for the merger, you should consider the "Risk Factors" beginning on page 8.

        Your Board of Directors has determined that the merger is fair to and in the best interests of Upland Bank and its shareholders, and unanimously recommends that you vote "FOR" approval of the merger agreement. We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. We urge you to join our directors in voting in favor of the merger.

        YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the special meeting of Upland Bank shareholders being held to vote on the merger, please take the time to vote. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the enclosed envelope. If you properly return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

Leland Scheu Chairman of the Board Upland Bank	Fred O. Scarsella President and Chief Executive Officer Upland Bank

        Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Reserve Board, the California Department of Financial Institutions, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

        The date of this proxy statement-prospectus is July    , 2002, and it is first being mailed to shareholders on or about July    , 2002.

WHERE TO FIND MORE INFORMATION

        This proxy statement-prospectus incorporates important business and financial information about First Community that is not included or delivered with this document. You can obtain this information upon request, without charge, not including exhibits to documents unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus. Any person can make a request for information orally or in writing.

        First Community files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and obtain copies of these documents by mail from the public reference room of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, First Community files reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information. First Community's common stock is listed on the Nasdaq National Market System under the symbol "FCBP".

        First Community has filed a registration statement on Form S-4 to register with the SEC up to 419,118 shares of its common stock. This document is a part of that registration statement. The SEC allows First Community to incorporate by reference the information First Community files with it, which means that First Community can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this proxy statement-prospectus, and information that First Community files later with the SEC will automatically update and supersede the information in this document. First Community incorporates by reference the documents listed below and, until the date of the special meeting of Upland Bank shareholders, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

  •
  First Community's Annual Report on Form 10-K for the year ended December 31, 2001.

  •
  First Community's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  •
  First Community's Current Reports on Form 8-K filed February 15, 2002, as amended March 27, 2002; March 21, 2002 as amended May 14, 2002; and June 10, 2002.

  •
  The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of and for the year ended December 31, 2000 and as of and for the year ended December 31, 1999, included on pages F-77 through F-112 in Amendment No. 1 to First Community's Form S-4, filed August 30, 2001.

  •
  The unaudited pro forma consolidated financial statements included in First Community's Current Report on Form 8-K, filed October 8, 2001.

  •
  The description of our common stock contained in First Community's registration statement on Form 8-A filed on June 2, 2000, and any amendment or reports that update the description.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, DELIVERED WITH OR REFERRED TO IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

        To obtain additional information about either of us, you may make such a request orally or in writing. Any request for documents should be made by                        , 2002 to ensure timely delivery.

        Requests for documents relating to First Community should be directed to:

    First Community Bancorp
    275 North Brea Boulevard
    Brea, California 92821
    Attn: Corporate Secretary
    (714) 671-6800

        Requests for documents relating to Upland Bank, including additional copies of this proxy statement–prospectus, should be directed to:

    Upland Bank
    100 North Euclid
    Upland, California 91786
    Attn: Corporate Secretary
    (909) 926-2265

UPLAND BANK
100 North Euclid
Upland, California 91786

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On August    , 2002 At 8:00 a.m. Pacific Time
Place: 100 North Euclid, Upland, California

Purposes:

  •
  To approve the merger agreement that provides for the acquisition of Upland Bank by First Community by means of a merger of Upland Bank with and into Pacific Western, a wholly-owned subsidiary of First Community.

  •
  To conduct other business if properly raised.

        Only shareholders of Upland Bank as of the close of business on                       , 2002, which we have set as the record date, may vote at Upland Bank's special meeting of shareholders. Two-thirds of the shares of Upland Bank common stock outstanding on the record date must be voted in favor of the merger agreement in order for the merger to be completed. Therefore, your vote is very important.

        The proposed merger is described in more detail in the accompanying document, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to that document.

        All Upland Bank shareholders are cordially invited to attend the special meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Of course, this will not prevent you from voting in person at the meeting. Your failure to vote your shares is the same as voting against approval of the merger agreement.

        In connection with the proposed merger, you may exercise dissenters' rights to the extent provided by the California General Corporation Law. For additional details about dissenters' rights, please refer to "Dissenters' Rights" and Appendix C in the accompanying document.

        THE BOARD OF DIRECTORS OF UPLAND BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

        By Order of the Board of Directors,

  Fred O. Scarsella
   President and Chief Executive Officer

  Upland, California
  July    , 2002

i

Stock Exchange Listing	69
Expenses	69
Shareholder Agreements	69
Non-Competition Agreements	69
INFORMATION ABOUT FIRST COMMUNITY	70
Company History	70
Business of First Community	71
Limitations on Dividends	72
Employees	72
Concurrent Transactions	72
INFORMATION ABOUT UPLAND BANK	74
General	74
Property and Leases	74
Employees	74
Insurance	74
Equity Compensation Plan Information	75
UPLAND BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	76
General	76
Financial Condition	76
Results of Operations	77
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	91
REGULATION AND SUPERVISION	94
General	94
Dividend Regulation	94
Government Policies	95
USA Patriot Act	95
Federal Deposit Insurance	95
Hazardous Waste Clean-Up	95
DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK	96
Common Stock	96
Preferred Stock	96
COMPARISON OF SHAREHOLDERS' RIGHTS	97
General	97
Vacancies on the Board	97
Shareholder Nominations and Proposals	97
Amendment of Charter	98
Amendment of Bylaws and Regulations	98
Classified Board of Directors	98
Removal of Directors	98
Cumulative Voting	98
Special Meetings of the Shareholders	98
Shareholder Action Without a Meeting	99
Inspection of Shareholder Lists	99
DISSENTERS' RIGHTS	99
VALIDITY OF COMMON STOCK	101
EXPERTS	101

ii

SHAREHOLDER PROPOSALS	101
Appendix A Agreement & Plan of Merger	A-1
Appendix B Opinion of Endicott Financial Advisors, L.L.C.	B-1
Appendix C Chapter 13 of the General Corporation Law of California	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        Q:    What do I need to do now?

        A:    After you have carefully read this proxy statement-prospectus, just indicate on your proxy card how you want your shares to be voted, then sign and mail the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible so that your shares may be represented and voted at the Upland Bank special meeting.

        If you vote in favor of the merger you should also elect the form of consideration you want to receive for your shares of Upland Bank common stock. We have included below information regarding making such an election.

        Q:    Can I change my vote after I have mailed my signed proxy card?

        A:    Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the corporate secretary of Upland Bank stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting.

        Q:    What if I don't vote?

        A:    If you fail to respond or if you respond and abstain from voting, it will have the same effect as a vote against the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

        Q:    What shareholder approvals are needed?

        A:    For First Community, no shareholder vote is needed. For Upland Bank, the affirmative vote of the holders of at least a two-thirds of the outstanding shares of Upland Bank common stock is required to approve the merger agreement. As of the record date, The Joseph A. and Doleen Borba Trust, The 1988 Crowell Family Trust, The L. and J. Scheu Living Trust, The Roger M. Jaska and Ana Dee Jaska Trust and Fred O. Scarsella owned approximately        % of the outstanding shares of Upland Bank common stock. These shareholders have agreed to vote these shares in favor of the merger. The affirmative vote of at least two-thirds of the outstanding shares of the capital stock of Pacific Western is also required. All of the outstanding shares of the capital stock of Pacific Western are held by First Community.

        Q:    As a holder of Upland Bank common stock, what will I receive in the merger?

        A:    For each share of Upland Bank common stock you own, you will have the right to elect, on a share-by-share basis, to receive:

  •
  $11.73 in cash; or
  •
  0.5034 of a share of First Community common stock.

        The merger agreement provides that 419,118 shares of First Community common stock shall be issued in the merger, which we refer to as the stock amount, subject to certain exceptions described in "The Merger Agreement—Factors Affecting the Amount of Consideration" on page 67. If Upland Bank shareholders elect to receive, in the aggregate, stock consideration that would otherwise result in the issuance of more or less than the stock amount then your election may be subject to proration as described in "The Merger—Election and Proration Procedures" beginning on page 46.

        Q:    If my broker holds my shares in street name, will my broker vote my shares for me?

        A:    No. Your broker will not be able to vote your shares without instructions from you. If you have instructed a broker to vote your shares, he or she must do so according to your directions.

        Q:    How do I elect the form of payment I prefer?

        A:    We are sending a form of election to you in a separate mailing. If you wish to make an election, you should complete the appropriate form and send it in the envelope provided with the form of election to U.S. Stock Transfer Corporation, which is the exchange agent. For you to make an effective election, your properly executed election form must be received by the exchange agent before the election deadline on August    , 2002. You must include your Upland Bank stock certificates with your election form. Please read the instructions to the election form for information on completing that form. Those instructions will also inform you of what to do if your stock certificates have been lost, stolen or destroyed.

        Do not send your Upland Bank stock certificates in the envelope provided for returning your proxy card. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

        Copies of this proxy statement-prospectus and the election form will be provided to all persons who become Upland Bank shareholders after the record date and prior to the election deadline in order to permit them to make an election.

        Q:    What happens if I don't make an election for cash or shares?

        A:    If you fail to make an election prior to the election deadline, other than because you are exercising your dissenters' rights, you will be deemed to have elected either cash or First Community common stock. The actual merger consideration that will be paid to you will depend upon how many Upland Bank shareholders request shares of that First Community common stock versus how many request cash. See "The Merger" beginning on page 43.

        Q:    Has Upland Bank retained a financial advisor with respect to this transaction?

        A:    Yes. Upland Bank retained the services of Endicott Financial Advisors, L.L.C. Endicott delivered its opinion to the board of directors of Upland Bank that subject to certain assumptions, limitations and qualifications, the consideration to be provided to Upland Bank shareholders is fair from a financial point of view. Endicott will receive a fee of 1.25% of the value of the merger consideration upon consummation of the merger.

        Q:    What are the tax consequences of the merger to me?

        A:    In general, for United States federal income tax purposes, if you exchange your Upland Bank common stock solely for cash in the merger, you will recognize gain or loss in an amount equal to the difference between the cash received and your adjusted tax basis in your Upland Bank common stock. We expect that if you receive solely First Community common stock in exchange for your shares of Upland Bank common stock, you generally will not recognize any gain or loss for United States federal income tax purposes. However, you will have to recognize income or gain in connection with cash received in lieu of fractional shares of First Community common stock. If you receive a combination of cash and First Community common stock in the merger, you will not recognize loss but will recognize gain, if any, on the shares exchanged to the extent of any cash received. This tax treatment may not apply to all Upland Bank shareholders.

        Each of First Community's and Upland Bank's obligation to complete the merger is conditioned on First Community's receipt of a legal opinion about the federal income tax treatment of the merger. This opinion will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to Upland Bank shareholders in greater detail, see pages 54 to 57. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE MERGER.

        Q:    What risks should I consider before I vote on the merger?

        A.    You should review "Risk Factors" beginning on page 8.

        Q:    When do you expect to merge?

        A:    We are working to complete the merger in the third quarter of 2002. We must first obtain the necessary regulatory approval and the approval of Upland Bank's shareholders at the special meeting. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

        Q:    Whom should I contact with questions about the merger or to obtain additional copies of this proxy statement-prospectus?

        A:    Please contact Upland Bank's corporate secretary at:

    Upland Bank
    100 North Euclid
    Upland, California 91786
    Attn: Corporate Secretary
    (909) 946-2265

        Also, please refer to "Where to Find More Information" on the inside front cover for additional resources.

SUMMARY

        This brief summary highlights selected information from this document and does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you. See "Where to Find More Information" on the inside front cover. Each item in this summary contains a page reference directing you to a more complete description of that item. Unless otherwise specified, references to "we", "our" and "us" in this document mean First Community and Upland Bank together.

The Merger (Page 43)

        We propose a merger in which Upland Bank will merge with and into Pacific Western National Bank, a wholly-owned subsidiary of First Community. As a result of the merger, Upland Bank will cease to exist as a separate corporation and you will have the right to become a shareholder of First Community. We expect to complete the merger in the third quarter of 2002. When we complete the merger, for each share of Upland Bank common stock you own, you will have the right to elect to receive, on a share-by-share basis:

  •
  $11.73 in cash; or

  •
  0.5034 of a share of First Community common stock.

        The merger agreement provides that 419,118 shares of First Community common stock, shall be issued in the merger, which we refer to as the stock amount, subject to certain exceptions described in "The Merger Agreement—Factors Affecting the Amount of Consideration" on page 67. If Upland Bank shareholders elect to receive, in the aggregate, stock consideration that would otherwise result in the issuance of more or less than the stock amount, then your election may be subject to proration as described "The Merger—Election and Proration Procedures" beginning on page 46.

        We are sending a form of election to you in a separate mailing. If you wish to make an election, you should complete the appropriate form and send it in the envelope provided with the form of election to U.S. Stock Transfer Corporation, which is the exchange agent. For you to make an effective election, your properly executed election form must be received by the exchange agent before the election deadline on August     , 2002. You must include your Upland Bank stock certificates with your election form. Please read the instructions to the election form for information on completing that form. Those instructions will also inform you of what to do if your stock certificates have been lost, stolen or destroyed.

        Do not send your Upland Bank stock certificates in the envelope provided for returning your proxy card. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

        Copies of this proxy statement-prospectus and the election form will be provided to all persons who become Upland Bank shareholders after the record date and prior to the election deadline in order to permit them to make an election.

The Companies (Page 70)

First Community Bancorp
6110 El Tordo
Rancho Santa Fe, California 92067
(760) 476-5140

        First Community is a California corporation registered under the Bank Holding Company Act of 1956. First Community's principal business is to serve as a holding company for its banking subsidiaries Pacific Western National Bank and Rancho Santa Fe National Bank. First Community was established in October 1998. In May 2000, it became the parent of Rancho Santa Fe National Bank and of First Community Bank of the Desert. In January 2002, First Community completed the consolidation of First Community Bank of the Desert, First Professional Bank and Pacific Western National Bank under the charter of First Professional Bank, which was renamed Pacific Western National Bank upon completion of the consolidation. Rancho Santa Fe National Bank is a federally chartered commercial bank serving the commercial, industrial, professional, real estate and private banking markets of San Diego County. Pacific Western National Bank is also a federally chartered commercial bank, and it serves the commercial, industrial, professional, real estate and private banking markets of Los Angeles, Orange, Riverside and San Bernandino Counties.

        As of March 31, 2002, on an unaudited basis, First Community had total consolidated assets of $1,199.8 million, total consolidated loans, net of deferred fees, of $798.7 million, total consolidated deposits of $1,046.0 million and total consolidated shareholders' equity of $104.3 million. First Community had 327 active full time equivalent employees on March 31, 2002.

Upland Bank
100 North Euclid
Upland, California 91786
(909) 946-2265

        Upland Bank is a California state-chartered banking corporation, and is headquartered in Upland, California. Upland Bank has two branches with one located in Upland, California and the other in Chino, California.

        As of March 31, 2002, on an unaudited basis, Upland Bank had total assets of $109.8 million, total loans, net of deferred fees, of $89.0 million, total deposits of $95.7 million, and total shareholders' equity of $11.5 million. Upland Bank had 42 active full time equivalent employees on March 31, 2002.

Material Federal Income Tax Considerations of the Merger (Page 54)

        In general, for United States federal income tax purposes, if you exchange your Upland Bank common stock solely for cash in the merger, you will recognize gain or loss in an amount equal to the difference between the cash received and your adjusted tax basis in your Upland Bank common stock. We expect that if you receive solely First Community common stock in exchange for your shares of Upland Bank common stock, you generally will not recognize any gain or loss for United States federal income tax purposes. However, you will have to recognize income or gain in connection with cash received in lieu of fractional shares of First Community common stock. If you receive a combination of cash and First Community common stock in the merger, you will not recognize loss but will recognize gain, if any, on the shares exchanged to the extent of any cash received. This tax treatment may not apply to all Upland Bank shareholders.

        Each of First Community's and Upland Bank's obligation to complete the merger is conditioned on First Community's receipt of a legal opinion about the federal income tax treatment of the merger. This opinion will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to Upland Bank shareholders in greater detail, see pages 54 to 57. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE MERGER.

Concurrent Transactions (Page 72)

        On April 25, 2002, First Community entered into an agreement to acquire First National Bank, a national bank with its principal place of business in San Diego, California. Pursuant to that agreement, First National Bank will merge with and into Rancho Santa Fe National Bank, a wholly-owned subsidiary of First Community.

        On May 13, 2002, First Community entered into an agreement to acquire Marathon Bancorp, a bank holding company with its principal place of business in Los Angeles, California. Pursuant to that agreement, Marathon National Bank, a wholly-owned subsidiary of Marathon Bancorp, will merge with and into Pacific Western National Bank.

        On June 11, 2002, First Community filed a registration statement with the SEC for the purpose of raising up to $86.25 million through the sale of its common stock, before expenses and underwriting discounts.

        The transactions mentioned above may impact the ability of First Community to consummate the merger and its ability to successfully integrate Upland Bank with the businesses of First Community. These transactions may also have a dilutive effect on the shares of First Community common stock that you may receive in the merger. For more information see "Risk Factors" beginning on page 8 and "Information About First Community—Concurrent Transactions" beginning on page 72.

First Community Market Price Information (Page 15)

        First Community trades on the Nasdaq National Market System, which we refer to as Nasdaq, under the symbol "FCBP". The historical closing price for First Community's common stock on April 18, 2002, the last trading day before the public announcement of the merger, was $28.25. The historical closing price for First Community's common stock on July     , 2002, the last practicable trading date before the date of this proxy statement-prospectus, was $            .

        Because the number of shares of First Community common stock that you will receive in exchange for each share of Upland Bank common stock in the merger is fixed, if you elect to receive First Community common stock, the value of the shares of First Community common stock you will receive in the merger will fluctuate as the price of First Community common stock changes. First Community cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for First Community common stock from a newspaper, via the Internet or by calling your broker.

The Special Meeting of Shareholders (Page 40)

        The special meeting of Upland Bank shareholders will be held on August     , 2002 at 8:00 a.m., local time, at the headquarters of Upland Bank, 100 North Euclid, Upland, California 91786. At the special meeting, you will be asked to approve the merger among First Community, Upland Bank and Pacific Western.

Record Date; Vote Required (Page 40)

        You can vote at the Upland Bank special meeting if you owned Upland Bank common stock at the close of business on             , 2002. On that date, there were                 shares of common stock of Upland Bank outstanding and entitled to vote. You can cast one vote for each share of common stock of Upland Bank you owned on that date.

        Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Upland Bank common stock entitled to vote at the special meeting. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger.

        At close of business on the record date, The Joseph A. and Doleen Borba Trust, The 1988 Crowell Family Trust, The L. and J. Scheu Living Trust, The Roger M. Jaska and Ana Dee Jaska Trust and Fred O. Scarsella beneficially owned approximately              shares of Upland Bank common stock, allowing them to exercise approximately        % of the voting power of Upland Bank common stock entitled to vote at the Upland Bank special meeting. These shareholders have agreed to vote their shares in favor of the merger agreement, as more fully described in "The Merger Agreement—Shareholder Agreements" starting on page 69. As of the same date, First Community and its subsidiaries did not beneficially own any shares of Upland Bank common stock.

Revocability of Proxies

        You may revoke your proxy at any time before it is exercised by (1) filing with the Corporate Secretary of Upland Bank a written notice of revocation of your proxy; (2) submitting a duly executed proxy bearing a later date; or (3) voting in person at the special meeting.

Opinion of Upland Bank's Financial Advisor (Page 49)

        Among other factors considered in deciding to approve the merger, on April 18, 2002 the Upland Bank board of directors received the written opinion of its financial advisor, Endicott Financial Advisors, L.L.C., that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be provided to the shareholders of Upland Bank was fair to the shareholders of Upland Bank from a financial point of view. The opinion of Endicott, dated as of April 18, 2002, is attached as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Endicott in providing its opinion. Upon consummation of the merger, Upland Bank will pay a cash fee to Endicott equal to 1.25% of the aggregate consideration paid to Upland Bank shareholders in connection with the merger.

The Upland Bank Board of Directors Recommends that You Vote "For" Approval Of the Merger (Page 44)

        Based on Upland Bank's reasons for the merger described in this document, including the fairness opinion delivered by Endicott, the Upland Bank board of directors believes that the merger is fair to you and in your best interests as a shareholder of Upland Bank and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

Conditions to Completion of the Merger (Page 65)

        The completion of the merger depends on a number of conditions being met, including:

  •
  performance of the obligations of Upland Bank shareholders that are party to shareholder agreements;

  •
  that Upland Bank will have the required amount of shareholders' equity;

  •
  approval of the merger agreement by Upland Bank shareholders;

  •
  receipt of required regulatory approvals, including approval by the Office of the Comptroller of the Currency, or OCC, and that such approvals do not contain restrictions or conditions that would have a material adverse effect on First Community or any of its subsidiaries or reduce the benefit of the merger to First Community to the extent that it would not have entered into the merger agreement had it known such restrictions or conditions would be imposed prior to entering into the merger agreement;

  •
  absence of an injunction or regulatory prohibition to completion of the merger;

  •
  receipt by First Community of an opinion from First Community's tax counsel that the merger will qualify as a tax-free reorganization;

  •
  accuracy of the respective representations and warranties of Upland Bank and First Community, subject to exceptions that would not have a material adverse effect on Upland Bank or First Community; and

  •
  compliance in all material respects by Upland Bank and First Community with their respective covenants in the merger agreement.

        Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Decide Not to Complete the Merger (Page 68)

        Upland Bank and First Community can agree at any time not to complete the merger, even if you have voted to approve the merger agreement. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

  •
  the final denial of a required regulatory approval;

  •
  failure of the Upland Bank shareholders to approve the merger agreement;

  •
  failure to complete the merger by October 31, 2002; and

  •
  breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, if the breach is of the sort that would permit the terminating party to not complete the merger and the breach is not cured within 30 days of notice of the breach or cannot, by virtue of its nature or timing, be cured prior to the intended completion date of the merger.

        In addition, Upland Bank may terminate if the stock price of First Community drops below $19.80 per share for the twenty consecutive trading day period ending on the fifth business day prior to the closing of the merger, and such decline is not proportionate to any decline in The Nasdaq Bank Index, and First Community does not adjust the amount of consideration as more fully described in "The Merger Agreement—Factors Affecting the Amount of Consideration" on page 67.

Termination Fee (Page 68)

        Upland Bank will be required to pay a termination fee in the amount of $750,000 if the merger agreement is terminated because Upland Bank exercises its right to entertain a competing takeover proposal and either continues discussions with a third party for more than 15 business days after receiving a competing proposal, or has not rejected a publicly disclosed takeover proposal within 15 business days after the proposal was made.

We May Amend the Terms of the Merger and Waive Some Conditions (Page 69)

        First Community and Upland Bank may jointly amend the terms of the merger agreement, and each of us may waive our right to require the other party to adhere to those terms, to the extent legally permissible. However, after you approve the merger agreement, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that you will receive as a result of the merger cannot be completed without your prior approval.

Upland Bank Shareholders May Have Appraisal Rights (Page 99)

        Under California law, you may have the right to dissent from the merger and to have the appraised fair market value of your shares of Upland Bank common stock paid to you in cash. You will have the right to seek appraisal of the value of your Upland Bank shares and be paid the appraised value if you (1) do not vote in favor of the merger, (2) make written demand to Upland Bank within 30 days of the mailing notice of approval of the merger, (3) submit your Upland Bank stock certificates to First Community within 30 days after the mailing of the notice of approval of the merger by the outstanding shares, and (4) otherwise comply with the provisions governing dissenters' rights under California law.

        If you dissent from the merger and the conditions outlined above are met, your shares of Upland Bank will not be exchanged for shares of First Community common stock in the merger, and your only right will be to receive the appraised value of your shares in cash based on the fair market value of Upland Bank shares on the day before the first announcement of the merger. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR" the merger and a waiver of your dissenters' rights. A vote "AGAINST" the merger does not dispense with the other requirements to request an appraisal under California law.

        The appraised value may be less than the consideration you would receive under the terms of the merger agreement.

        For more detailed information about your rights under California law, see "Dissenters' Rights".

In Order to Complete the Merger, We Must First Obtain Federal Regulatory Approval (Page 53)

        In order to complete the merger, First Community and Upland Bank must first obtain the consent of the OCC. On May 6, 2002, Pacific Western and Upland Bank filed an application with the OCC under the Bank Merger Act in order to obtain its consent.

RISK FACTORS

        By voting in favor of the merger, you will be choosing to invest in the combined company's common stock to the extent you receive First Community common stock in exchange for your shares of Upland Bank common stock. An investment in the combined company's common stock contains a high degree of risk. In addition to the other information included in this document, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements", you should carefully consider the matters described below in determining whether to approve the merger agreement.

Risks Related to the Merger

The merger consideration that is paid in First Community common stock fluctuates based on the final First Community stock price.

        If you receive First Community common stock in the merger, the exchange ratio is fixed at 0.5034 of a share of First Community common stock for each share of Upland Bank common stock exchanged therefor. The price of First Community common stock may vary from the price of First Community common stock on the date the merger was announced, on the date that this document is mailed to Upland Bank shareholders, and on the date of the special meeting of Upland Bank shareholders. Any change in the price of First Community common stock prior to completion of the merger may affect the value of the merger consideration that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. We urge you to obtain current market quotations for First Community common stock.

You may not receive the form of merger consideration that you elect.

        The merger agreement contains provisions that are designed to ensure that, subject to certain exceptions discussed in "The Merger Agreement—Factors Affecting the Amount of Consideration", 419,118 shares of First Community common stock will be issued in conjunction with the merger. If elections are made by Upland Bank shareholders that would result in them receiving more or less First Community common stock than this amount, either those electing to receive cash or those electing to receive First Community common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected. This includes the recognition of taxable gain to the extent cash is received. See "The Merger—Material Federal Income Tax Considerations of the Merger".

If First Community is unable to integrate successfully the operations of Upland Bank and the operations of other banks it has acquired or proposed to acquire, the combined business and earnings may be negatively affected.

        First Community has acquired six banks since its formation, including three banks since September 30, 2001. In addition, it has announced agreements to acquire two banks in addition to Upland Bank, First National Bank and Marathon Bancorp which, if consummated, will nearly double the size of our operations. Successful integration of these banks, each of which previously operated independently, will depend primarily on First Community's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. First Community cannot assure you that we will be able to integrate our operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that management has identified through the due diligence and integration planning process. If First Community has difficulties with any of these integrations, it might not achieve the economic benefits it expects to result from these acquisitions and this would likely hurt its business and earnings. In addition, First Community may experience greater than expected costs or difficulties relating to the integration of these banks, and/or may not realize expected cost savings from these acquisitions within the expected time frames.

The inability to raise cash through a registered offering of First Community common stock may delay consummation of the merger.

        If First Community is unable to raise cash pursuant to a registered offering of its common stock, it will need to secure alternative sources of funding in order to finance the acquisitions of First National Bank, Marathon Bancorp and Upland Bank. The time necessary to secure alternative funding, if it is needed, may delay the consummation of the merger.

Shares eligible for future sale could have a dilutive effect.

        As of July     , 2002, there are 15,000,000 shares of First Community common stock authorized, of which approximately                         shares are outstanding. It is currently contemplated that a maximum of 419,118 additional shares will be issued in the merger to Upland Bank shareholders; however, this amount may be increased by First Community in order to consummate the merger if the average closing price of First Community common stock over the twenty trading day period ending five days prior to the closing of the merger is less than $19.80 or as may be necessary to ensure that 45% of the total value of consideration in the merger is in the form of First Community common stock. See "The Merger Agreement—Factors Affecting the Amount of Consideration".

        Shares of First Community common stock eligible for future sale including those that may be issued in the acquisition of First National Bank and Marathon Bancorp and any offering of First Community common stock for cash could have a dilutive effect on the market for First Community common stock and could adversely affect market prices.

        On June 11, 2002, First Community filed a registration statement with the SEC on Form S-3 to raise up to $86.25 million, before expenses and underwriting discounts, through the sale of its common stock. First Community intends to complete the offering prior to the consummation of the merger.

        First Community also plans on filing two additional registration statements with the SEC on Form S-4 in connection with the acquisitions of First National Bank and Marathon Bancorp, respectively. These registration statements will provide for First Community to issue up to 3.3 million shares of its common stock in connection with those acquisitions. First Community currently intends to complete the issuance of those shares and close those transactions by the end of the third quarter of 2002.

Risks Related to First Community Following Completion of the Merger

        As used in this section "Risk Factors—Risks Related to First Community Following Completion of the Merger", references to "we", "us" and "our" means First Community after acquiring Upland Bank.

We face strong competition from financial service companies and other companies that offer banking services, which could hurt our business.

        After the merger, we will continue to conduct our banking operations exclusively in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in their respective market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits and our results of operations and financial condition may otherwise be adversely affected.

Changes in economic conditions, in particular an economic slowdown in Southern California, could hurt our business materially.

        Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, in particular an economic slowdown in Southern California, could result in the following consequences, any of which could hurt our business materially:

  •
  loan delinquencies may increase;

  •
  problem assets and foreclosures may increase;

  •
  demand for our products and services may decline;

  •
  low cost or non-interest bearing deposits may decrease; and

  •
  collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.

A downturn in the real estate market could hurt our business.

        A downturn in the real estate market could hurt our business because many of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. As of March 31, 2002, approximately 50% of the book value of First Community's loan portfolio consisted of loans secured by various types of real estate. Substantially all of our real property collateral is located in Southern California. If there is a significant decline in real estate values, especially in Southern California, the collateral for our loans will provide less security. Real estate values could be affected by, among other things, earthquakes and natural disasters particular to California.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

        Changes in the interest rate environment may reduce profits. It is expected that we will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that our interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely offset our prospects.

        We currently depend heavily on the services of our chairman, John Eggemeyer, our chief executive officer, Matthew Wagner, and a number of other key management personnel. The loss of Mr. Eggemeyer's or Mr. Wagner's services or that of other key personnel could materially and adversely affect our results of operations and financial condition. Our success will also depend in part on the ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require.

We are subject to extensive regulation, which could adversely affect our business.

        Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business or prospects.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Our ability to pay dividends is restricted by law and contractual arrangements and depends on capital distributions from the banks which are subject to regulatory limits.

        Our ability to pay dividends to our shareholders is subject to the restrictions set forth in California law. In addition, our ability to pay dividends to our shareholders is restricted under specified circumstances under indentures and a revolving credit agreement to which we are a party. We cannot assure you that we will meet the criteria specified under California law or these agreements, in which case we may reduce or stop paying dividends on our common stock. For more information on these restrictions see "Information About First Community—Limitations on Dividends" beginning on page 72.

        The primary source of our income from which we pay dividends is the receipt of dividends from our subsidiary banks. The availability of dividends from the banks is limited by various statutes and regulations. It is possible, depending upon the financial condition of the bank in question, and other factors, that the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and/or the Office of the Comptroller of the Currency, which we refer to as the OCC, could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event our subsidiaries were unable to pay dividends to us, we in turn would likely have to reduce or stop paying dividends on our common stock. Our failure to pay dividends on our common stock could have a material adverse effect on the market price of our common stock. See "Regulation and Supervision", beginning on page 94.

Only a limited market exists for First Community common stock which could lead to price volatility and losses for Upland Bank shareholders receiving First Community common stock in the merger.

        Our common stock was designated for quotation on Nasdaq in June 2000 and trading volumes since that time have been modest. We cannot assure you that an active trading market for our common stock will develop. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock.

Our allowance for loan losses may not be adequate to cover actual losses.

        Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings.

Concentrated ownership of our common stock creates a risk of sudden changes in our share price.

        As of March 31, 2002, directors and members of our executive management team beneficially owned or controlled approximately 35% of our common stock. Certain shareholders in First National will also acquire large percentages of our common stock if we consummate the First National acquisition. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large shareholders of a significant portion of that shareholders' holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of shares of our common stock in the First National acquisition will have the immediate effect of increasing the public float of our common stock. Such increase may cause the market price of our common stock to decline or fluctuate significantly.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement-prospectus contains and incorporates by reference certain forward-looking statements about First Community's financial condition, results of operations and business of each of First Community and the businesses it has agreed to acquire. These statements may include statements regarding projected performance of First Community for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates", "intends", "will", "plans" or similar words or expressions are used in connection with forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those identified under "Risk Factors" above as well as the following:

  •
  combining the businesses of First Community and Upland Bank, First Community and First National Bank or First Community and Marathon Bancorp may cost more than we expect;

  •
  First Community may not be able to successfully or timely complete the acquisitions of First National on Marathon;

  •
  First Community may not be able to successfully or timely complete its offering of common stock on Form S-3 or alternative transactions to raise additional capital;

  •
  the timing of the completion of the proposed merger, the acquisitions of First National and of Marathon may be delayed or prohibited;

  •
  there may be increases in competitive pressure among financial institutions;

  •
  general economic conditions, either nationally or locally in areas in which Upland Bank and First Community conduct their operations, or conditions in securities markets may be less favorable than we currently anticipate;

  •
  expected cost savings from the merger and from the acquisitions of Upland Bank, First National and Marathon may not be fully realized or realized within the expected time frame;

  •
  changes in inflation or deflation;

  •
  legislation or regulatory changes may adversely affect the ability of the combined company to conduct, or the accounting for, business combinations and new operations;

  •
  integrating the businesses of Upland Bank, First National Bank and Marathon Bancorp and retaining key personnel may be more difficult that we expect;

  •
  our revenues after the merger and following the acquisitions of Upland Bank, First National and Marathon may be lower than we expect;

  •
  we may lose more business or customers after the merger and after the proposed acquisitions than we expect, or our operating costs may be higher than we expect;

  •
  changes in the interest rate environment may reduce interest margins; or

  •
  legislation or regulatory changes may adversely affect our ability to conduct our business.

        Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Upland Bank shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement-prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of First Community following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of

First Community or Upland Bank to control or predict. For those statements, First Community and Upland Bank claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        All subsequent written and oral forward-looking statements attributable to First Community or Upland Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Community nor Upland Bank undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

MARKET PRICE AND DIVIDEND INFORMATION

Comparative Market Price Information

        First Community common stock is listed on Nasdaq, under the symbol "FCBP". The following table presents trading information for First Community common stock on Nasdaq on April 18, 2002, the last trading day prior to the announcement of the signing of the merger agreement, and on July     , 2002, the last practical trading day for which information was available prior to the date of this document. There is no established trading market for Upland Bank common stock.

	First Community Common Stock
	High		Low		Close
April 18, 2002		$28.50		$27.65		$28.25
July , 2002	$		$		$

        You should obtain current market quotations for First Community common stock. The market price of First Community common stock will probably fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of First Community common stock is subject to fluctuation, the value of the shares of First Community common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

        First Community. The following table sets forth, for the calendar quarter indicated, the high and low sales prices per share of First Community common stock as reported on Nasdaq, and the dividends per share of First Community common stock.

Quarter Ended	High		Low		Dividends Declared
2000:
First quarter		$15.50		$13.75		$0.09
Second quarter		$14.25		$13.00		$0.09
Third quarter		$15.44		$13.88		$0.09
Fourth quarter		$15.13		$14.75		$0.09
2001:
First quarter		$21.00		$14.81		$0.09
Second quarter		$20.63		$17.44		$0.09
Third quarter		$22.95		$18.75		$0.09
Fourth quarter		$21.90		$19.25		$0.09
2002:
First quarter		$26.25		$19.25		$0.09
Second quarter	$		$			$0.15
Third quarter (through July , 2002)	$		$		$

        The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of First Community and its subsidiaries, applicable government regulations and other factors deemed relevant by the First Community board of directors.

        Upland Bank. There is no established trading market for the stock of Upland Bank. The following table sets forth for the calendar quarter indicated the dividends per share of Upland Bank common stock.

Quarter Ended	Dividends Declared
2000:
First quarter	$—
Second quarter	$—
Third quarter	$—
Fourth quarter	$0.30
2001:
First quarter	$—
Second quarter	$—
Third quarter	$—
Fourth quarter	$0.25
2002:
First quarter	$—
Second quarter	$—
Third quarter (through July , 2002)	$—

SELECTED FINANCIAL INFORMATION OF UPLAND BANK

        Upland Bank is providing the following information to aid you in your analysis of the financial aspects of the merger. Upland Bank derived the information as of and for the years ended December 31, 1997 through December 31, 2001 from its historical audited financial statements for those fiscal years. Upland Bank derived the financial information for the three months ended March 31, 2001 and March 31, 2002 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that Upland Bank's management considers necessary for a fair statement of the results. The operating results for the three months ended March 31, 2002 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2002.

	At or For the Period Ended March 31,		At or For the Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
STATEMENT OF OPERATIONS SUMMARY:
Interest income	$1,979,755	$2,535,325	$9,327,367	$9,731,051	$7,756,153	$6,423,133	$5,514,200
Interest expense	546,776	999,546	3,340,278	3,134,834	2,276,012	1,975,210	1,670,153

Net interest income	1,432,979	1,535,779	5,987,089	6,596,217	5,480,141	4,447,923	3,844,047
Provision (credit) for possible loan losses	—	60,000	130,000	460,000	240,000	419,250	121,000

Net interest income after provision for possible loan losses	1,432,979	1,475,779	5,857,089	6,136,217	5,240,141	4,028,673	3,723,047
Other income	225,305	169,091	821,436	789,828	751,384	640,528	733,209
Other expenses	1,153,923	952,306	4,341,799	3,984,842	3,983,452	3,455,976	3,274,394

Income before provision for income taxes	504,361	692,564	2,336,726	2,941,203	2,008,073	1,213,225	1,181,862
Income taxes	204,000	286,500	970,823	1,227,300	579,500	505,000	303,800

Net income	$300,361	$406,064	$1,365,903	$1,713,903	$1,428,573	$708,225	$878,062

PER SHARE DATA:
Basic(1)	$0.22	$0.29	$1.02	$1.34	$1.15	$0.59	$0.77
Diluted	$0.21	$0.29	$1.00	$1.27	$1.09	$0.57	$0.73
Book value(2)	$8.31	$7.54	$8.10	$7.58	$6.60	$5.47	$5.00
Cash dividends	—	—	$0.25	$0.30	—	—	—
Number of shares outstanding	1,387,625	1,387,625	1,387,625	1,281,763	1,256,763	1,245,939	1,168,439
STATEMENT OF CONDITION SUMMARY:
Cash and due from banks	$5,476,796	$6,667,404	$4,253,135	$6,007,621	$6,468,925	$5,090,962	$5,189,986
Federal funds sold	10,156,000	12,100,000	5,763,000	8,620,000	5,600,000	2,600,000	2,300,000
Interest-bearing deposits	693,000	892,000	793,000	892,000	792,000	990,000	891,000
Investment securities	1,787,736	2,090,753	1,835,926	1,989,795	1,815,447	1,431,226	1,303,401
Loans, net of deferred fees	89,041,463	84,060,854	88,191,888	84,342,307	63,172,051	62,335,580	49,604,054
Allowance for loan losses	1,215,436	1,168,209	1,216,439	1,108,208	713,528	512,289	669,497
Other real estate owned	174,436	174,436	174,436	849,436	883,484	892,532	1,154,009
Total assets	109,835,973	108,227,362	103,680,115	104,747,141	79,398,311	73,723,687	60,785,188
Total deposits	95,736,365	95,066,469	89,735,073	92,528,578	69,698,179	66,326,872	54,146,305
Total shareholders' equity	11,533,575	10,458,281	11,233,246	9,716,280	8,294,929	6,815,258	5,847,616
SELECTED RATIOS:
Return on average assets(3)	1.13%	1.55%	1.31%	1.89%	1.85%	1.08%	1.76%
Return on average equity(3)	10.46%	16.23%	12.69%	18.41%	18.72%	12.61%	16.46%
Dividend payout ratio	N/A	N/A	25.00%	23.62%	NA	NA	NA
Total interest expense as a percent of total interest income	27.62%	39.42%	35.81%	32.21%	29.34%	30.75%	30.29%
Average net loans as a percent of average deposits	100.02%	89.17%	96.57%	91.41%	89.97%	89.62%	96.18%
Total stockholders' equity as a percent of total assets	10.50%	9.66%	10.83%	9.28%	10.45%	9.24%	9.62%
Average equity as a percent of average total assets	10.80%	9.54%	10.31%	10.27%	9.87%	8.59%	10.69%

(1)
This figure represents the net income (loss) divided by the weighted-average number of shares outstanding at the end of the period (exclusive of shares exercisable under Upland Bank's Stock Option Plan).

(2)
This figure represents Upland Bank's total shareholders' equity divided by the number of shares of Upland Bank common stock issued and outstanding at the end of the period indicated (exclusive of shares exercisable under Upland Bank's Stock Option Plan).

(3)
These ratios have been annualized for the periods ended March 31, 2001 and 2002. No assurances can be given that Upland Bank's performance for the remaining nine months of 2002 will reflect this performance for the entire year.

SELECTED QUARTERLY FINANCIAL DATA OF UPLAND BANK

        The following table provides selected quarterly financial information of Upland Bank for the periods indicated:

	For the Quarters ended March 31,			For the Quarters ended June 30,		For the Quarters ended September 30,		For the Quarters ended December 31,
	2002	2001	2000	2001	2000	2001	2000	2001	2000
	(Dollars in thousands except for per share data)
Net interest income	$1,433	$1,536	$1,402	$1,577	$1,645	$1,455	$1,791	$1,420	$1,758
Other income	225	169	224	175	237	182	173	24	156
Net income	300	406	359	373	512	313	484	274	359
Basic earnings per share	0.22	0.29	0.28	0.27	0.40	0.24	0.38	0.21	0.28
Diluted earnings per share	0.21	0.29	0.26	0.27	0.38	0.23	0.36	0.20	0.27

        The foregoing selected quarterly data for 2000, 2001 and 2002 is consistent with the quarterly information filed during those years in the Consolidated Report of Condition and Income for Domestic Banks filed with the Federal Deposit Insurance Corporation.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF FIRST COMMUNITY

        First Community is providing the following information to aid you in your analysis of the financial aspects of the merger. First Community derived the information as of and for the years ended December 31, 1997 through December 31, 2001 from its historical audited consolidated financial statements for those fiscal years. First Community derived the financial information for the three months ended March 31, 2001 and March 31, 2002 from its unaudited financial statements derived from First Community's books and records. The audited and unaudited financial information contained herein is the same historical information that First Community has presented in its prior filings with the SEC. The consolidated unaudited pro forma financial data set forth below as of and for the three-month period ended March 31, 2002 and for the year ended December 31, 2001 has been derived from First Community's unaudited pro forma combined condensed financial statements included in this proxy statement-prospectus, beginning on page 21.

        The operating results for the three months ended March 31, 2002 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2002. First Community expects that it will incur merger and restructuring expenses as a result of the acquisition of Upland Bank, as well as for the proposed acquisitions of First National and Marathon, and the completed acquisitions of Pacific Western and WHEC. First Community and Upland Bank both anticipate that the merger, as well as other acquisitions mentioned above, will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The historical information presented below does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. This information is only a summary, and you should read it in conjunction with First Community's consolidated financial statements and notes thereto contained in First Community's 2001 Annual Report on Form 10-K, which has been incorporated by reference into this document. See "Where to Find More Information" on the inside front cover of this proxy statement-prospectus.

	At or for the Three Months Ended March 31, 2002			At or for the Year Ended December 31, 2001
							At or for the Years Ended December 31,
		Pro Forma(2)	Pro Forma(3)		Pro Forma(2)	Pro Forma(3)
	Actual(1)			Actual(4)			2000(5)(6)	1999(5)	1998(5)	1997(5)
	(dollars in thousands, except per share data)
Consolidated Statements of Earnings Data:
Interest Income	$13,901	$19,002	$29,641	$43,114	$87,378	$141,673	$28,831	$23,405	$20,258	$16,707
Interest expense	2,988	4,338	7,681	11,251	28,897	51,424	7,924	5,688	5,390	4,564

Net interest income	10,913	14,664	21,960	31,863	58,481	90,249	20,907	17,717	14,868	12,143
Provision for loan losses	—	115	1,045	639	2,124	12,844	520	518	941	310

Net interest income after provision for loan losses	10,913	14,549	20,915	31,224	56,357	77,405	20,387	17,199	13,927	11,833
Noninterest income	1,940	2,655	4,790	5,177	10,455	18,459	2,465	2,304	2,692	2,426
Noninterest expense	9,217	12,502	20,654	25,915	50,913	88,166	18,145	12,073	10,897	9,544

Earnings from continuing operations before income taxes	3,636	4,702	5,051	10,486	15,899	7,698	4,707	7,430	5,722	4,715
Income taxes	1,474	1,869	1,875	4,376	6,460	2,723	2,803	3,166	2,140	1,878

Net earnings from continuing operations	$2,162	$2,833	$3,176	$6,110	$9,439	$4,975	$1,904	$4,264	$3,582	$2,837

Basic earnings from continuing operations per share	$0.33	$0.36	$0.22	$1.30	$1.20	$0.35	$0.49	$1.10	$0.93	$0.74
Diluted earnings from continuing operations per share	0.32	$0.34	0.22	1.23	1.16	0.35	0.47	1.05	0.88	0.71
Consolidated Balance Sheets Data:
Total cash and cash equivalents	$157,595	$166,496	$256,165	$104,703	N/A	N/A	$52,655	$32,037	$54,966	$25,728
Time deposits in financial institutions	390	1,083	1,083	190	N/A	N/A	495	7,502	5,440	4,160
Total securities	158,445	160,233	329,004	128,593	N/A	N/A	46,313	50,563	38,380	28,136
Loans, net of deferred fees and costs	798,714	887,755	1,365,149	501,740	N/A	N/A	250,552	206,102	170,980	151,064
Total assets	1,199,817	1,316,103	2,188,164	770,217	N/A	N/A	358,287	304,362	277,613	214,846
Total deposits	1,046,032	1,141,768	1,761,730	677,167	N/A	N/A	316,938	274,232	251,421	191,940
Trust preferred securities	28,000	28,000	38,000	28,000	N/A	N/A	8,000	—	—	—
Total shareholders' equity	104,326	114,597	263,420	55,297	N/A	N/A	27,772	25,855	22,833	19,680

	At or for the Three Months Ended March 31, 2002			At or the Years Ended December 31,
	Actual(1)	Pro Forma(2)	Pro Forma(3)	2001(4)	2000(5)(6)	1999(5)	1998(5)	1997(5)
Other Data:
Dividends declared per share	$0.09	N/A	N/A	$0.36	$0.36	$0.30	$0.24	—
Dividends payout ratio	28.1%	N/A	N/A	29.3%	76.6%	28.6%	27.3%	—
Book value per share	$13.84	$14.40	$18.58	$10.48	$6.99	$6.67	$5.92	$5.15
Tangible book value per share	$7.77	$7.65	$7.40	$8.62	$6.99	$6.67	$5.92	$5.15
Shareholders' equity to assets at period end	8.70%	8.71%	12.04%	7.18%	7.75%	8.49%	8.22%	9.16%
Return on average assets	0.89	N/A	N/A	0.92	0.56	1.44	1.48	1.45
Return on average equity	12.86	N/A	N/A	16.33	7.01	17.46	16.87	15.62
Net interest margin	5.24	N/A	N/A	5.33	6.81	6.60	6.79	6.85
Non-performing assets to total assets	0.76	N/A	N/A	1.01	0.92	1.06	0.33	0.49
Allowance for loan losses to total loans	1.70	1.60	1.92	2.23	1.57	1.95	2.21	2.24
Net charge-offs to average loans	0.38	N/A	N/A	1.60	0.27	0.15	0.33	0.09
Non-performing loans to total loans	0.79	N/A	N/A	0.93	0.91	0.93	0.47	0.59
Allowance for loan losses to non-performing loans	214.7	N/A	N/A	239.9	173.1	209.6	471.9	376.6

(1)
We acquired Pacific Western on January 31, 2002 in a transaction accounted for as a purchase and we acquired WHEC on March 7, 2002 in a transaction accounted for as a purchase. The consolidated statements of earnings and other data for the three months ended March 31, 2002 include the results of operations of Pacific Western subsequent to January 31, 2002 and of WHEC subsequent to March 7, 2002.

(2)
The pro forma statement of earnings and other data for the three months ended March 31, 2002 reflects the acquisition of Pacific Western and WHEC and the proposed acquisition of Upland Bank as if each of those acquisitions and the proposed acquisition had occurred January 1, 2002 and the pro forma statement of earnings data for the year ended December 31, 2001 reflects the completed and proposed acquisition of Upland as well as the acquisition of First Charter as if each of those acquisitions had occurred on January 1, 2001. The pro forma balance sheet data as of March 31, 2002 reflects the proposed acquisition of Upland Bank as if it had occurred on March 31, 2002. Please see "Unaudited Pro Forma Combined Condensed Consolidated Financial Information" beginning on page 21 for additional information regarding our pro forma data and other matters to which our pro forma data give effect.

(3)
The pro forma statement of earnings and other data for the three months ended March 31, 2002 reflects the acquisitions of Pacific Western and WHEC and the proposed acquisitions of First National, Upland Bank and Marathon Bancorp as if each of those acquisitions or proposed acquisitions had occurred on January 1, 2002, and the pro forma statement of earnings data for the year ended December 31, 2001 reflects the completed and proposed acquisitions, as well as the acquisition of First Charter as if each of those acquisitions had occurred on January 1, 2001. The pro forma balance sheet data as of March 31, 2002 reflects the proposed acquisitions as if they had occurred on March 31, 2002. Please see "Unaudited Pro Forma Combined Condensed Consolidated Financial Information" beginning on page 21 for additional information regarding our pro forma data and other matters to which our pro forma data give effect.

(4)
We acquired First Professional on January 16, 2001 in a transaction accounted for as a purchase and we acquired First Charter on October 8, 2001 in a transaction accounted for as a purchase. The consolidated statements of earnings and other data for the year ended December 31, 2001 include the results of operations of First Professional subsequent to January 16, 2001 and of First Charter subsequent to October 8, 2001.

(5)
We acquired First Community Bank of the Desert and Rancho Santa Fe National Bank on May 31, 2000 in a transaction accounted for on a pooling of interests basis. Accordingly, our historical financial data has been restated for the years ended December 31, 2000, 1999, 1998 and 1997 include the results of both Rancho Santa Fe National Bank and First Community Bank of the Desert.

(6)
The statements of earnings data for the year ended December 31, 2000 include non-recurring merger costs of $3.6 million.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

        The following tables present financial data for us after giving effect to the completion of:

  •
  the acquisitions of Pacific Western National Bank, W.H.E.C., Inc. and, with respect to the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2001, First Charter Bank;

  •
  the proposed acquisitions of Upland Bank, Marathon Bancorp and First National Bank;

  •
  our rights offering that we completed in January 2002 and the application of the net proceeds from that rights offering;

  •
  the issuance of trust preferred securities in the fourth quarter of 2001, as described in note 3 to the unaudited pro forma combined condensed consolidated financial statements, and the application of the net proceeds from that issuance;

  •
  the raising of $69.9 million, after deducting the underwriting discount and estimated offering expenses, through a registered public offering of 3,000,000 shares of First Community common stock at an assumed offering price of $25.00 per share; and

  •
  a proposed additional issuance of trust preferred securities, as described in note 22 to the unaudited pro forma combined condensed consolidated financial statements, and the application of the net proceeds from that issuance.

The pro forma financial data gives effect to each of the acquisitions under the purchase accounting method in accordance with accounting principles generally accepted in the United States. The unaudited pro forma combined condensed consolidated financial statements combine the historical condensed consolidated financial statements of us, First Charter, Pacific Western, WHEC, Upland Bank, Marathon and First National giving effect to these acquisitions as if they had been effective on March 31, 2002 with respect to the unaudited pro forma combined condensed consolidated balance sheet, and as of the beginning of the periods indicated with respect to the unaudited pro forma combined condensed consolidated statements of operations.

        The information for the year ended December 31, 2001 is derived from:

  •
  the audited consolidated financial statements, including the related notes, of each of Pacific Western, WHEC and First National incorporated by reference in this proxy statement–prospectus;

  •
  the audited financial statements of each of Upland Bank and Marathon, including the related notes, which are not included or incorporated by reference in this proxy statement–prospectus;

  •
  the unaudited financial information for First Charter for the portion of 2001 prior to our acquisition of First Charter, which information is not included or incorporated by reference in this proxy statement–prospectus; and

  •
  our audited consolidated financial statements, including the related notes, incorporated by reference in this proxy statement–prospectus.

You should read our unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2001 in conjunction with the historical financial statements described above that have been incorporated by reference into this prospectus. The information as of and for the three months ended March 31, 2002 is derived from:

  •
  our unaudited condensed consolidated financial statements, including related notes, as of and for the three months ended March 31, 2002, incorporated by reference in this proxy statement–prospectus;

  •
  the unaudited consolidated financial statements, including related notes, of First National as of and for the three months ended March 31, 2002, incorporated by reference in this proxy statement–prospectus;

  •
  the unaudited financial information for each of Pacific Western and WHEC for the portions of the first quarter of 2002 prior to our acquisition of each of those entities, which information is not included or incorporated by reference in this proxy statement–prospectus; and

  •
  the unaudited financial statements of each of Upland Bank and Marathon, including the related notes, which are not included or incorporated by reference in this proxy statement–prospectus.

You should read our unaudited pro forma combined condensed consolidated financial statements as of and for the three months ended March 31, 2002 in conjunction with the historical financial statements described above that have been incorporated by reference into this prospectus.

        We expect to incur reorganization and restructuring expenses as a result of combining First Charter, Pacific Western and WHEC and in connection with the proposed acquisitions. The effect of the estimated merger and reorganization costs expected to be incurred in connection with the completed and proposed acquisitions has been reflected in the unaudited pro forma combined condensed consolidated balance sheet. We also anticipate that the acquisitions will provide the combined company with certain future financial benefits that include reduced operation expenses and opportunities to earn more revenue. However, we do not reflect any of these anticipated cost savings or benefits in the pro forma financial information. Finally, the pro forma financial information does not reflect any divestures of branches or deposits that may be required in connection with the acquisitions. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. We have included in the pro forma financial statements all the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the historical periods.

        Given the information regarding the completed and proposed acquisitions, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons:

  •
  assumptions used in preparing the pro forma financial data may be revised in the future due to changes in values of assets, including finalization of the calculation of a core deposit intangible, and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the respective acquisition takes place; and

  •
  adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2002

	First Community Bancorp	Pacific Western and WHEC Adjustments		Upland Bank	Upland Bank Adjustments		First Community Bancorp with Upland Bank Pro Forma	Marathon	Marathon Adjustments		First National	First National Adjustments		Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Assets:
Cash and due from banks	$81,504	$—		$5,477	$—		$86,981	$7,183	$—		$31,052	$—		$—		$125,216
Federal funds sold	76,091	—		10,156	(6,732	)i	79,515	675	(6,473	)q	22,000	(71,805	)y	75,010	gg	98,922
Money market mutual funds	—	—		—	—		—	—	—		32,027	—		—		32,027

Total cash and cash equivalents	157,595	—		15,633	(6,732)		166,496	7,858	(6,473)		85,079	(71,805)		75,010		256,165
Interest-bearing deposits in financial institutions	390	—		693	—		1,083	—	—		—	—		—		1,083
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	2,263	—		—	—		2,263	443	—		5,446	—		—		8,152
Securities held to maturity	8,930	—		1,749	—		10,679	12,554	—		—	—		—		23,233
Securities available-for-sale	147,252	—		39	—		147,291	13,788	—		136,540	—		—		297,619

Total securities	158,445	—		1,788	—		160,233	26,785	—		141,986	—		—		329,004
Gross loans	800,129	—		89,976	—		890,105	70,337	—		408,796	—		—		1,369,238
Deferred fees and costs	(1,415)	—		(935)	—		(2,350)	(140)	—		(1,599)	—		—		(4,089)

Loans, net of deferred fees and costs	798,714	—		89,041	—		887,755	70,197	—		407,197	—		—		1,365,149
Allowance for loan losses	(13,563)	—		(1,215)			(14,778)	(1,133)	—		(10,239)	—		—		(26,150)

Net loans	785,151	—		87,826	—		872,977	69,064	—		396,958	—		—		1,338,999
Property, plant and equipment	10,381	—		355	—		10,736	212	—		5,507	—		—		16,455
Other real estate owned	2,747	—		174	—		2,921	—	—		—	—		—		2,921
Goodwill	45,775	(4,540	)d	—	6,315	j	47,550	—	8,812	r	—	85,151	z	—		141,513
Core deposit intangible	—	7,828	e	—	2,872	j	10,700	—	2,852	r	—	15,749	z	—		29,301
Other assets	39,333	—		3,367	707	k	43,407	5,385	768	s	19,601	3,562	aa	—		72,723

Total Assets	$1,199,817	$3,288		$109,836	$3,162		$1,316,103	$109,304	$5,959		$649,131	$32,657		$75,010		$2,188,164

Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$392,052	$—		$24,863	$—		$416,915	$34,647	$—		$144,448	$—		$—		$596,010
Interest bearing deposits	653,980	—		70,873	—		724,853	60,361	—		380,506	—		—		1,165,720

Total deposits	1,046,032	—		95,736	—		1,141,768	95,008	—		524,954	—		—		1,761,730
Accrued interest payable and other liabilities	17,086	3,288	f	2,566	4,425	l	27,365	864	4,561	t	4,601	18,640	bb	—		56,031
Short-term borrowings	3,719	—		—	—		3,719	1,500	—		68,000	—		(4,890	)hh	68,329
Convertible debt	654	—		—	—		654	—	—		—	—		—		654
Turst preferred securities	28,000	—		—	—		28,000	—	—		—	—		10,000	ii	38,000

Total liabilities	1,095,491	3,288		98,302	4,425		1,201,506	97,372	4,561		597,555	18,640		5,110		1,924,744
Shareholders' Equity:
Common stock	90,933	—		5,836	4,435	m	101,204	3,000	10,330	u	9,804	55,789	cc	69,900	jj	250,027
Preferred Stock	—	—		—	—			—	—		1,412	(1,412	)cc	—		—
Additional paid-in-capital	—	—		—	—		—	10,714	(10,714	)v	45,947	(45,947	)dd	—		—
Retained earnings (accumulated deficit)	13,432	—		5,695	(5,695	)n	13,432	(1,770)	1,770	v	(5,720)	5,720	dd	—		13,432
Accumulated other comprehensive income (loss):
Net unrealized gains (losses) on securities available-for-sale, net	(39)	—		3	(3	)n	(39)	(12)	12	v	133	(133	)dd	—		(39)

Total Shareholders' Equity	104,326	—		11,534	(1,263)		114,597	11,932	1,398		51,576	14,017		69,900		263,420

Total Liabilities and Shareholders' Equity	$1,199,817	$3,288		$109,836	$3,162		$1,316,103	$109,304	$5,959		$649,131	$32,657		$75,010		$2,188,164

Shares outstanding	7,539			1,388	419		7,958	3,853	544		11,216	2,677		3,000		14,179
Book value per share	$13.84			$8.31			$14.40	$3.10			$4.60					$18.58

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2002

	First Community Bancorp	Pacific Western (note 2)	WHEC (note 4)	Pacific Western & WHEC Adjustments	First Community Bancorp with Pacific Western & WHEC Pro Forma	Upland Bank	Upland Bank Adjustments	First Community Bancorp with Upland Bank Pro Forma	Marathon	Marathon Adjustments	First National	First National Adjustments	Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Interest income:
Interest and fees on loans	$11,805	$1,557	$1,171	$—	$14,533	$1,937	$—	$16,470	$1,225	$—	$7,357	$—	$—		$25,052
Interest on interest-bearing deposits in other banks	2	—	2	—	4	7	—	11	—	—	8	—	—		19
Interest on investment securities	1,855	93	218	—	2,166	22	—	2,188	374	—	1,490	—	—		4,052
Interest on federal funds sold	239	42	38	—	319	14	—	333	20	—	165	—	—		518

Total interest income	13,901	1,692	1,429	—	17,022	1,980	—	19,002	1,619	—	9,020	—	—		29,641
Interest expense:
Interest expense on deposits	2,449	498	305	—	3,252	547	—	3,799	328	—	1,986	—	—		6,113
Interest expense on short-term borrowings	7	—	—	—	7	—	—	7	1	—	954	—	—		962
Interest expense on convertible debt	4	—	—	—	4	—	—	4	—	—	—	—	—		4
Interest expense on trust preferred securities	528	—	—	—	528	—	—	528	—	—	—	—	74	ee	602

Total interest expense	2,988	498	305	—	3,791	547	—	4,338	329	—	2,940	—	74		7,681

Net interest income	10,913	1,194	1,124	—	13,231	1,433	—	14,664	1,290	—	6,080	—	(74)		21,960
Less: provision for loan losses	—	110	5	—	115	—	—	115	30	—	900	—	—		1,045

Net interest income after provision for loan losses	10,913	1,084	1,119	—	13,116	1,433	—	14,549	1,260	—	5,180	—	(74)		20,915
Non-interest income:
Service charges and fees on deposit accounts	1,118	91	200	—	1,409	161	—	1,570	132	—	564	—	—		2,266
Merchant discount fees, net	84	4	19	—	107	18	—	125	—	—	39	—	—		164
Other commissions and fees	346	—	77	—	423	—	—	423	—	—	639	—	—		1,062
Gain on sale of loans	64	—	11	—	75	—	—	75	62	—	—	—	—		137
Other income	328	5	83	—	416	46	—	462	86	—	613	—	—		1,161

Total non-interest income	1,940	100	390	—	2,430	225	—	2,655	280	—	1,855	—	—		4,790

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2002 (continued)

	First Community Bancorp	Pacific Western (note 2)	WHEC (note 4)	Pacific Western & WHEC Adjustments		First Community Bancorp with Pacific Western & WHEC Pro Forma	Upland Bank	Upland Bank Adjustments		First Community Bancorp with Upland Bank Pro Form	Marathon	Marathon Adjustments		First National	First National Adjustments		Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Non-interest expense:
Salaries and employee benefits	4,714	387	554	—		5,655	644	—		6,299	573	—		3,327	—		—		10,199
Occupancy	1,080	94	155	—		1,329	72	—		1,401	142	—		784	—		—		2,327
Furniture and equipment	640	69	49	—		758	52	—		810	26	—		518	—		—		1,354
Legal expenses	242	13	4	—		259	33	—		292	54	—		133	—		—		479
Other professional services	974	42	76	—		1,092	118	—		1,210	114	—		158	—		—		1,482
Stationery, supplies and printing	403	69	45	—		517	36	—		553	13	—		102	—		—		668
FDIC assessment	67	4	4	—		75	4	—		79	4	—		65	—		—		148
Cost of other real estate owned	65	—	—	—		65	1	—		66	—	—		—	—		—		66
Advertising	157	28	44	—		229	63	—		292	6	—		163	—		—		461
Insurance	79	6	16	—		101	31	—		132	29	—		83	—		—		244
Other	796	91	67	—		954	100	—		1,054	135	—		1,162	—		—		2,351
Intangible amortization	—	—	—	226	a	226	—	88	g	314	—	78	o	—	483	w	—		875

Total non-interest expense	9,217	803	1,014	226		11,260	1,154	88		12,502	1,096	78		6,495	483		—		20,654

Income (loss) from continuing operations before income taxes	3,636	381	495	(226)		4,286	504	(88)		4,702	444	(78)		540	(483)		(74)		5,051
Income taxes (benefit)	1,474	160	163	(95	)c	1,702	204	(37	)h	1,869	45	(33	)p	228	(203	)x	(31	)ff	1,875

Net income (loss) from continuing operations	$2,162	$221	$332	$(131)		$2,584	$300	$(51)		$2,833	$399	$(45)		$312	$(280)		$(43)		$3,176

Per share information:
Number of shares (weighted average):
Basic	6,491	921	4,028	2,239		7,524	1,388	419		7,943	3,853	544		9,711	2,677		3,000		14,164
Diluted	6,774	944	4,532	2,251		7,807	1,423	419		8,226	3,929	544		11,265	2,677		3,000		14,447
Income from continuing operations per share:
Basic	$0.33	$0.24	$0.08			$0.34	$0.22			$0.36	$0.10			$0.03					$0.22
Diluted	$0.32	$0.23	$0.07			$0.33	$0.21			$0.34	$0.10			$0.03					$0.22

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001

	First Community Bancorp	First Charter (note 1)	Pacific Western	WHEC	First Charter, Pacific Western & WHEC Adjustments		First Community Bancorp with First Charter, Pacific Western & WHEC Pro Forma	Upland Bank	Upland Bank Adjustments	First Community Bancorp with Upland Bank Pro Forma	Marathon	Marathon Adjustments	First National	First National Adjustments	Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Interest income:
Interest and fees on loans	$33,052	$4,384	$18,606	$7,115	$—		$63,157	$8,748	$—	$71,905	$5,152	$—	$37,805	$—	$—		$114,862
Interest on interest-bearing deposits in other banks	14	43	—	28	—		85	49	—	134	—	—	—	—	—		134
Interest on investment securities	6,335	1,114	552	1,044	—		9,045	114	—	9159	1,476	—	7,943	—	—		18,578
Interest on federal funds sold	3,713	509	819	723	—		5,764	416	—	6,180	249	—	1,670	—	—		8,099

Total interest income	43,114	6,050	19,977	8,910	—		78,051	9,327	—	87,378	6,877	—	47,418	—	—		141,673

Interest expense:
Interest expense on deposits	9,860	2,844	7,606	2,493	—		22,803	3,340	—	26,143	2,056	—	16,073	—	—		44,272
Interest expense on short-term borrowings	383	301	16	—	—		700	—	—	700	2	—	4,098	—	—		4,800
Interest expense on convertible debt	46	—	—	—	—		46	—	—	46	—	—	—	—	—		46
Interest expense on trust preferred securities	962	—	—	—	1,046	b	2,008	—	—	2,008	—	—	—	—	298	ee	2,306

Total interest expense	11,251	3,145	7,622	2,493	1,046		25,557	3,340	—	28,897	2,058	—	20,171	—	298		51,424

Net interest income	31,863	2,905	12,355	6,417	(1,046)		52,494	5,987	—	58,481	4,819	—	27,247	—	(298)		90,249
Less: provision for loan losses	639	—	1,260	95	—		1,994	130	—	2,124	45	—	10,675	—	—		12,844

Net interest income after provision for loan losses	31,224	2,905	11,095	6,322	(1,046)		50,500	5,857	—	56,357	4,774	—	16,572	—	(298)		77,405

Non-interest income:
Service charges and fees on deposit accounts	2,560	123	948	955	—		4,586	674	—	5,260	386	—	1,614	—	—		7,260
Merchant discount fees net	327	—	—	—	—		327	—	—	327	—	—	202	—	—		529
Other commissions and fees	1,367	—	16	—	—		1,383	—	—	1,383	—	—	3,122	—	—		4,505
Gain on sale of loans	444	—	201	39	—		684	—	—	684	—	—	389	—	—		1,073
Other income	479	1,495	191	623	—		2,788	13	—	2,801	322	—	1,969	—	—		5,092

Total non-interest income	5,177	1,618	1,356	1,617	—		9,768	687	—	10,455	708	—	7,296	—	—		18,459

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001 (continued)

	First Community Bancorp	First Charter (note 1)	Pacific Western	WHEC	First Charter, Pacific Western & WHEC Adjustments		First Community Bancorp with First Charter, Pacific Western & WHEC Pro Forma	Upland Bank	Upland Bank Adjustments		First Community Bancorp with Upland Bank Pro Forma	Marathon	Marathon Adjustments		First National	First National Adjustments		Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Non-interest expense:
Salaries and employee benefits	13,285	1,474	4,534	3,090	—		22,383	2,378	—		24,761	2,228	—		15,510	—		—		42,499
Occupancy	3,365	476	947	642	—		5,430	308	—		5,738	575	—		3,455	—		—		9,768
Furniture and equipment	1,438	277	889	290	—		2,894	212	—		3,106	89	—		2,177	—		—		5,372
Legal expenses	605	775	266	21	—		1,667	104	—		1,771	317	—		672	—		—		2,760
Other professional services	2,964	471	1,229	481	—		5,145	413	—		5,558	381	—		812	—		—		6,751
Stationery, supplies and printing	662	35	501	243	—		1,441	164	—		1,605	51	—		539	—		—		2,195
FDIC assessment	366	14	33	21	—		434	16	—		450	14	—		185	—		—		649
Cost of other real estate owned	47	15	—	—	—		62	4	—		66	2	—		—	—		—		68
Advertising	490	3	431	262	—		1,186	158	—		1,344	61	—		849	—		—		2,254
Insurance	288	80	65	78	—		511	108	—		619	137	—		152	—				908
Other	2,198	897	662	258	—		4,015	342	—		4,357	561	—		5,165	—		—		10,083
Provision for restructuring/branch closures	—	—	—	—	—		—	—	—		—	—			1,100	—		—		1,100
Intangibles amortization	207	—	86	2	894	a	1,189	—	349	g	1,538	—	308	o	—	1,913	w	—		3,759

Total non-interest expense	25,915	4,517	9,643	5,388	894		46,357	4,207	349		50,913	4,416	308		30,616	1,913		—		88,166

Income (loss) from continuing operations before income taxes (benefit)	10,486	6	2,808	2,551	(1,940)		13,911	2,337	(349)		15,899	1,066	(308)		(6,748)	(1,913)		(298)		7,698
Income taxes (benefit)	4,376	1	1,155	919	(815	)c	5,636	971	(147	)h	6,460	19	(129	)p	(2,699)	(803	)x	(125	)ff	2,723

Net income (loss) from continuing operations	$6,110	$5	$1,653	$1,632	$(1,125)		$8,275	$1,366	$(202)		$9,439	$1,047	$(179)		$(4,049)	$(1,110)		$(173)		$4,975

Per share information:
Number of shares (weighted average):
Basic	4,696	2,290	921	4,028	2,239		7,442	1,340	419		7,861	3,849	544		9,316	2,677		3,000		14,082
Diluted	4,958	2,290	944	4,532	2,251		7,704	1,362	419		8,123	3,881	544		9,316	2,677		3,000		14,344
Income (loss) from continuing operations per share:
Basic income per share	$1.30	$0.00	$1.79	$0.41			$1.11	$1.02			$1.20	$0.27			$(0.43)					$0.35
Diluted income per share	$1.23	$0.00	$1.75	$0.36			$1.07	$1.00			$1.16	$0.27			$(0.43)					$0.35

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

NOTE 1: BASIS OF PRESENTATION OF FIRST CHARTER ACQUISITION

        On October 8, 2001, First Community completed the acquisition of First Charter and merged it into its wholly-owned subsidiary, Pacific Western, formerly called First Professional Bank. The First Charter merger was accounted for using purchase accounting. Therefore, First Community's historical results of operations for the three months ended March 31, 2002 include the operations of First Charter, and its historical results of operations for the year ended December 31, 2001 include the operations of First Charter subsequent to October 8, 2001. First Community's historical balance sheet at March 31, 2002 includes the impact of the First Charter acquisition.

        The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2001 is presented as if the First Charter acquisition occurred at the beginning of this period. The information is not intended to reflect the actual results that would have been achieved had the First Charter acquisition actually occurred on that date.

        Certain historical data of First Charter have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 2: BASIS OF PRESENTATION OF PACIFIC WESTERN ACQUISITION

        On January 31, 2002, First Community completed the acquisition of Pacific Western in a transaction accounted for using purchase accounting. Therefore, First Community's historical results of operations for the three months ended March 31, 2002 include the operations of Pacific Western since January 31, 2002 and First Community's historical results of operations for the year ended December 31, 2001 do not include the operations of Pacific Western. First Community's historical balance sheet at March 31, 2002 includes the impact of the Pacific Western acquisition.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the Pacific Western acquisition occurred at the beginning of the respective periods. This information is not intended to reflect the actual results that would have been achieved had the Pacific Western acquisition actually occurred on those dates, and it should be read in conjunction with the historical financial information incorporated by reference in this prospectus.

        Certain historical data of Pacific Western have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 3: PURCHASE PRICE AND FUNDING OF PACIFIC WESTERN

        The shareholders and option holders of Pacific Western were paid $36.6 million based on each share of common stock of Pacific Western issued and outstanding immediately prior to the acquisition of Pacific Western being converted into the right to receive $37.15 in cash. The purchase price was financed through a combination of:

  •
  funds of approximately $20.0 million raised in two separate trust preferred offerings, which closed during the fourth quarter of 2001;

  •
  additional funds of $23.0 million raised through a rights offering which resulted in the issuance of 1,194,805 shares of our common stock in the first quarter of 2002; and

  •
  a $6.6 million special dividend from cash available at Pacific Western.

        As a result of the issuance of the trust preferred securities, interest expense in First Community's unaudited pro forma combined condensed consolidated statement of operations for year ended December 31, 2001 has been increased by $1.0 million representing the interest expense associated with those securities.

NOTE 4: BASIS OF PRESENTATION OF WHEC ACQUISITION

        On March 7, 2002, First Community completed the acquisition of WHEC, the holding company of Capital Bank of North County, in a transaction accounted for using purchase accounting. Therefore, First Community's historical results of operations for the three months ended March 31, 2002 include the operations of WHEC since March 7, 2002 and First Community's historical results of operations for the year ended December 31, 2001 do not include the operations of WHEC. Our historical balance sheet at March 31, 2002 includes the impact of the WHEC acquisition.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the WHEC acquisition occurred at the beginning of the respective periods. This information is not intended to reflect the actual results that would have been achieved had the WHEC acquisition actually occurred on those dates, and it should be read in conjunction with the historical financial information incorporated by reference in this proxy statement–prospectus.

        Certain historical data of WHEC have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 5: PURCHASE PRICE AND FUNDING OF WHEC

        In the WHEC acquisition, First Community issued 1,043,799 shares of its common stock for an aggregate purchase price of $24.5 million based on each share of common stock of WHEC issued and outstanding immediately prior to the acquisition of WHEC being converted into 0.2353 of a share of our common stock.

NOTE 6: KEY TO PRO FORMA ADJUSTMENTS OF FIRST CHARTER, PACIFIC WESTERN AND WHEC ACQUISITIONS

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of First Charter, Pacific Western and WHEC based on the purchase method of accounting:

  (a)
  Amortization expense related to the estimated core deposit intangible. The annual amortization schedule is based on an estimated decline in the value of the acquired deposits over a 10-year period or a straight-line basis, whichever is higher.

  (b)
  Interest expense related to the trust preferred securities issued in the fourth quarter of 2001 as if they were outstanding from January 1, 2001.

  (c)
  Tax benefits associated with the additional interest expense and/or core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

  (d)
  Reclassification of goodwill to core deposit intangible and related deferred tax liability with respect to the acquisitions of Pacific Western and WHEC.

  (e)
  Core deposit intangibles related to the Pacific Western acquisition and WHEC acquisition of $3.6 million and $4.2 million. These amounts were not available at the time of filing First Community's historical results and were therefore included as part of goodwill on March 31, 2002. The estimated amortization for the core deposit intangibles is included in the unaudited pro forma condensed combined consolidated statement of operations for the periods indicated in the columns titled First Charter, Pacific Western & WHEC Adjustments.

  (f)
  Deferred tax liabilities related to the core deposit intangibles from the Pacific Western acquisition and WHEC acquisition.

NOTE 7: BASIS OF PRESENTATION OF UPLAND BANK ACQUISITION

        On April 18, 2002, First Community announced that we had executed a definitive agreement to acquire all of the outstanding common stock of Upland Bank. It is expected that the Upland Bank acquisition will close in the third quarter of 2002. Therefore, our historical financial statements as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001 do not include the financial position and results of Upland Bank.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the Upland Bank acquisition occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2002 is presented as if the Upland Bank acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the Upland Bank acquisition actually occurred on those dates.

        Certain historical data of Upland Bank have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 8: PURCHASE PRICE AND FUNDING OF UPLAND BANK

        Pursuant to the Upland Bank merger agreement, shareholders of Upland will have the right to elect to receive for each share of Upland Bank common stock either $11.73 in cash or 0.5034 of a share of First Community's common stock. The merger agreement provides that 419,118 shares of First Community common stock are to be issued to Upland Bank shareholders. If the price of First Community's common stock at the closing of the merger is $23.30 or more, at least 60% of the total consideration will be in the form of First Community's common stock and the remainder will be in cash. In the event the average closing price of First Community's common stock is less than $19.80 as measured over the twenty day trading period ending as of the fifth business day prior to the effective date of the merger and such decline is not proportionate to the decline in the Nasdaq Bank Index, if any, over the same period, the merger agreement contains provisions that allow First Community to issue stock and/or cash at its option to ensure that the value of the consideration Upland Bank shareholders receive is at least equal to the value of the consideration they would have received had the closing price of First Community's common stock on the effective date been $19.80 per share, and to ensure that at least 45% of the total consideration shall be in the form of First Community common stock.

        Based on an estimated share price of $24.50 for our common stock, determined pursuant to the Upland Bank merger agreement, and 60% of the Upland shareholders electing to receive stock consideration, the estimated total consideration to be paid in connection with the Upland acquisition is $17.0 million and is calculated as follows:

Purchase Price (in thousands)
Stock consideration	$10,271
Cash consideration	6,732

Total estimated purchase price	$17,003

        The cash portion of the purchase price is expected to be financed through a combination of the proceeds resulting from the sale of common stock by First Community, the proceeds from the proposed issuance of additional trust preferred securities (see note 22) and dividends from our banks.

NOTE 9: ALLOCATION OF PURCHASE PRICE OF UPLAND BANK

        The purchase price of Upland has been allocated as follows (in thousands):

Cash and cash equivalents	$15,633
Interest bearing deposits in financial institutions	693
Securities	1,788
Net loans	87,826
Premises and equipment	355
Other assets	4,248
Goodwill	6,315
Core deposit intangible	2,872
Deposits	(95,736)
Other liabilities	(6,991)

Total purchase price	$17,003

        In allocating the purchase price, the following adjustments were made to Upland Bank's historical amounts:

  •
  other assets were increased by $707,000 representing the tax effects of the estimated merger costs; and

  •
  other liabilities were increased $4.4 million representing the estimated merger costs of $3.2 million and the deferred tax liability related to the core deposit intangible of $1.2 million.

        All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, First Community has included an estimated core deposit intangible calculated as three percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

NOTE 10: MERGER COSTS OF UPLAND BANK

        The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $3.2 million ($2.5 million net of taxes, computed using a combined federal and state tax rate of 42%) expected to be incurred in connection with the Upland Bank acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee costs (severance and retention costs)	$1,013
Conversion costs	400
Other costs	270

Deductible merger costs	1,683
Tax benefits	707

Deductible merger costs, net of tax benefits	976
Investment banking and other professional fees	1,536

Total merger costs, net of tax benefits	$2,512

        First Community's cost estimates are forward-looking. While the costs represent our current estimate of merger costs associated with the acquisition that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the Upland Bank acquisition. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the Upland Bank acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 13.

NOTE 11: KEY TO PRO FORMA ADJUSTMENTS OF UPLAND BANK ACQUISITION

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of Upland Bank based on the purchase method of accounting:

  (g)
  Amortization expense related to the estimated core deposit intangible. The annual amortization schedule is based on an estimated decline in the value of the acquired deposits over a 10-year period or a straight-line basis, whichever is higher.

  (h)
  Tax benefits associated with the core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

  (i)
  Use of cash for the purchase price.

  (j)
  Goodwill and core deposit intangible resulting from the purchase method of accounting. See note 9.

  (k)
  Deferred tax asset related to the deductible merger costs. See note 10.

  (l)
  Adjustment of liabilities for accrued merger costs and deferred tax liability related to the core deposit intangible. See notes 9 and 10.

  (m)
  Issuance of common stock to Upland shareholders less the elimination of Upland Bank common stock.

  (n)
  Elimination of Upland Bank retained earnings and unrealized gains on securities available for sale.

NOTE 12: BASIS OF PRESENTATION OF MARATHON ACQUISITION

        On May 14, 2002, First Community announced that we had executed a definitive agreement to acquire all of the outstanding common stock of Marathon. It is expected that the Marathon acquisition will close in the third quarter of 2002. Therefore, First Community's historical financial statements as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001 do not include the financial position and results of Marathon.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the Marathon acquisition occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2002 is presented as if the Marathon acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the Marathon acquisition actually occurred on those dates.

        Certain historical data of Marathon have been reclassified on a pro forma basis to conform to our classifications.

NOTE 13: PURCHASE PRICE AND FUNDING OF MARATHON

        Pursuant to the Marathon merger agreement, each Marathon shareholder will have the right to elect to receive for each share of Marathon common stock issued and outstanding immediately prior to the merger either cash or First Community common stock with a value that depends on the average per share price of First Community common stock over a 15-day averaging period ending on the third business day prior to the Marathon shareholders' meeting, known as the average price. The value is determined as follows:

  •
  if the average price is greater than or equal to $19.50 and less than or equal to $23.30, Marathon shareholders will have the right to elect to receive, for each share of Marathon common stock they hold, either cash or First Community common stock with a value of $4.80 (valued at the averaging price);

  •
  if the average price is greater than $23.30, Marathon shareholders will have the right to elect to receive an amount in cash that will be greater than $4.80, or First Community common stock with a value that will be greater than $4.80 per share, in each case, determined by multiplying the average price by 0.1339 and then adding $1.68; or

  •
  if the average price of First Community common stock over the averaging period is less than $19.50, Marathon shareholders will have the right to elect to receive an amount in cash that will be less than $4.80 or, First Community common stock with a value that will be less than $4.80 per share, in each case, determined by multiplying the average price by 0.1600 and then adding $1.68.

        Based on a share price of $24.50 for First Community common stock, the estimated total consideration to be paid in connection with the Marathon acquisition is $19.8 million, 67% of which will be in the form of First Community common stock and the remainder in the form of cash, and is calculated as follows:

Purchase Price (in thousands)
Stock consideration	$13,330
Cash consideration	6,473

Total estimated purchase price	$19,803

        If the average price is less than $19.50, the definitive agreement contains provisions that allow First Community to ensure that at least 50% of the total consideration shall be in the form of First Community common stock.

        The cash portion of the purchase price is expected to be financed through a combination of the proceeds resulting from the proceeds of the sale of common stock by First Community, the proceeds from the proposed issuance of additional trust preferred securities (see note 22) and dividends from First Community's banks.

NOTE 14: ALLOCATION OF PURCHASE PRICE OF MARATHON

        The purchase price of Marathon has been allocated as follows (in thousands):

Cash and cash equivalents	$7,858
Securities	26,785
Net loans	69,064
Premises and equipment	212
Other assets	6,153
Goodwill	8,812
Core deposit intangible	2,852
Deposits	(95,008)
Other liabilities	(6,925)

Total purchase price	$19,803

        In allocating the purchase price, the following adjustments were made to Marathon's historical amounts:

  •
  other assets were increased by $768,000 representing the tax effects of the estimated merger costs; and

  •
  other liabilities were increased $4.6 million representing the estimated merger costs of $3.4 million and the deferred tax liability related to the core deposit intangible of $1.2 million.

        All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, First Community has included an estimated core deposit intangible calculated as three percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

NOTE 15: MERGER COSTS OF MARATHON

        The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $3.4 million ($2.6 million net of taxes, computed using the combined federal and state tax rate of 42%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee costs (severance and retention costs)	$1,158
Conversion costs	400
Other costs	270

Deductible merger costs	1,828
Tax benefits	768

Deductible merger costs, net of tax benefits	1,060
Investment banking and other professional fees	1,535

Total merger costs, net of tax benefits	$2,595

        First Community's cost estimates are forward-looking. While the costs represent our current estimate of merger costs associated with the acquisition that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the acquisition. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the Marathon acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 13.

NOTE 16: KEY TO PRO FORMA ADJUSTMENTS OF MARATHON ACQUISITION

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of Marathon based on the purchase method of accounting:

  (o)
  Amortization expense related to the estimated core deposit intangible. The annual amortization schedule is based on an estimated decline in the value of the acquired deposits over a 10-year period or straight-line, whichever is higher.

  (p)
  Tax benefits associated with the core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

  (q)
  Use of cash for purchase price.

  (r)
  Goodwill and core deposit intangible resulting from the purchase method of accounting. See note 14.

  (s)
  Deferred tax asset related to the deductible merger costs. See note 15.

  (t)
  Adjustment of liabilities for accrued merger costs and deferred tax liability related to the core deposit intangible. See notes 14 and 15.

  (u)
  Issuance of common stock to Marathon shareholders less the elimination of Marathon common stock.

  (v)
  Elimination of Marathon additional paid-in capital, accumulated deficit and unrealized losses on securities available for sale.

NOTE 17: BASIS OF PRESENTATION OF FIRST NATIONAL ACQUISITION

        On April 29, 2002, First Community announced that it had entered into an agreement to acquire all of the outstanding capital stock of First National. It is expected that the First National acquisition will close in the third quarter of 2002. Therefore, First Community's historical financial statements as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001 do not include the financial position and results of First National.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the First National acquisition occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2002 is presented as if the First National acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the First National acquisition actually occurred on those dates, and it should be read in conjunction with the historical financial information incorporated by reference in this prospectus.

        Certain historical data of First National have been reclassified on a pro forma basis to conform to First Community classifications.

NOTE 18: PURCHASE PRICE AND FUNDING OF FIRST NATIONAL

        Pursuant to the First National merger agreement, each First National shareholder will have the right to elect to receive for each share of First National common stock or First National preferred stock either $10.00 in cash or 0.5008 of a share of First Community common stock. The definitive agreement provides that at least and no more than 45% of the total consideration shall be in the form of First Community common stock.

        Based on a share price of $24.50 for First Community common stock, determined pursuant to the First National merger agreement, and 45% of the First National shareholders electing to receive stock consideration, the estimated total consideration to be paid in connection with the First National acquisition is $137.4 million and is calculated as follows:

Purchase Price (in thousands)
Stock consideration	$65,593
Cash consideration	71,805

Total estimated purchase price	$137,398

        The cash portion of the purchase price is expected to be financed through a combination of the proceeds resulting from the proceeds of the sale of common stock of First Community, the proceeds from the proposed issuance of additional trust preferred securities (see note 22) and dividends from First Community's banks.

NOTE 19: ALLOCATION OF PURCHASE PRICE OF FIRST NATIONAL

        The purchase price of First National has been allocated as follows (in thousands):

Cash and cash equivalents	$85,079
Securities	141,986
Net loans	396,958
Premises and equipment	5,507
Other assets	23,163
Goodwill	85,151
Core deposit intangible	15,749
Deposits	(524,954)
Other liabilities	(23,241)
Borrowings	(68,000)

Total purchase price	$137,398

        In allocating the purchase price, the following adjustments were made to First National's historical amounts:

  •
  other assets were increased by $3.6 million representing the tax effects of the estimated merger costs; and

  •
  other liabilities were increased $18.6 million representing the estimated merger costs of $12.0 million and the deferred tax liability related to the core deposit intangible of $6.6 million.

        All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, First Community has included an estimated core deposit intangible calculated as three percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

NOTE 20: MERGER COSTS OF FIRST NATIONAL

        The table below reflects our current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $12.0 million ($8.5 million net of taxes, computed using a combined federal and state tax rate of 42%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee costs (severance and retention costs)	$3,170
Conversion costs	4,370
Other costs, including branch closure	940

Deductible merger costs	8,480
Tax benefits	3,562

Deductible merger costs, net of tax benefits	4,918
Investment banking and other professional fees	3,545

Total merger costs, net of tax benefits	$8,463

        First Community's cost estimates are forward-looking. While the costs represent our current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final integration in connection with consummation of the First National acquisition. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the First National acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see "Cautionary Statement Regarding Forward-Looking Statements" on page 13.

NOTE 21: KEY TO PRO FORMA ADJUSTMENTS OF FIRST NATIONAL ACQUISITION

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of First National based on the purchase method of accounting:

  (w)
  Amortization expense related to the estimated core deposit intangible. The annual amortization schedule is based on an estimated decline in the value of the acquired deposits over a 10-year period or a straight-line basis, whichever is higher.

  (x)
  Tax benefits associated with the core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

  (y)
  Use of cash for purchase price.

  (z)
  Goodwill and core deposit intangible resulting from the purchase method of accounting. See note 19.

  (aa)
  Deferred tax asset related to the deductible merger costs. See note 20.

  (bb)
  Adjustment of liabilities for accrued merger costs and deferred tax liability related to the core deposit intangible. See notes 19 and 20.

  (cc)
  Issuance of common stock to First National shareholders less the elimination of First National common stock and preferred stock.

  (dd)
  Elimination of First National additional paid-in capital, accumulated deficit and unrealized gains on securities available for sale.

NOTE 22: KEY TO ADDITIONAL ADJUSTMENTS

  (ee)
  Estimated interest expense related to proposed issuance of trust preferred securities at an assumed interest rate of 5.75% per annum offset by a reduction of interest expense related to the reduction of other borrowings from excess funds at an assumed interest rate of 5.67% per annum. If the interest rate on the additional trust preferred securities varies by 1/2%, the effect on net income (loss) will be $29,000 after tax per annum.

  (ff)
  Tax benefits associated with the additional interest expense computed using a combined federal and state tax rate of 42%.

  (gg)
  Cash raised from the proceeds of the sale of shares of First Community's common stock at an assumed offering price per share of $25.00, after deducting First Community's estimated offering expenses and underwriting discount, and cash received from the issuance of additional trust preferred securities expected to close in the second quarter of 2002, offset by excess funds used to reduce other borrowings. This adjustment assumes no exercise of the underwriters' over-allotment option to purchase additional shares in this offering. First Community currently intends to issue additional trust preferred securities with an aggregate liquidation preference of $10.0 million. These securities will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

  (hh)
  Reduction of other borrowings with excess proceeds.

  (ii)
  Proposed offering of trust preferred securities expected to close in the second quarter of 2002.

  (jj)
  The sale of First Community common stock.

SPECIAL MEETING OF SHAREHOLDERS OF UPLAND BANK

        This proxy statement-prospectus constitutes the proxy statement of Upland Bank, for use at the special meeting of Upland Bank's shareholders to be held on August     , 2002, at 8:00 a.m. at the main office of Upland Bank located at 100 North Euclid, Upland, California 91786, and any adjournments thereof.

        At the special meeting, the shareholders of Upland Bank will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated April 18, 2002 under the terms of which Upland Bank would merge with and into Pacific Western National Bank, a wholly-owned subsidiary of First Community Bancorp.

        Pursuant to the merger agreement, Upland Bank, a California state-chartered bank, will be merged with and into Pacific Western National Bank, a national banking association organized under the laws of the United States, and all of the outstanding shares of Upland Bank common stock shall be automatically cancelled in a transaction we refer to as the merger.

        Upon consummation of the merger, Upland Bank will cease to exist and First Community and Pacific Western, respectively, will continue as the surviving entities. All information contained in this proxy statement-prospectus with respect to Upland Bank has been supplied by Upland Bank. All information contained in this proxy statement-prospectus with respect to First Community has been supplied by its management or authorized representatives of First Community without independent verification.

        This proxy statement-prospectus is first being mailed to shareholders of Upland Bank on or about July     , 2002.

  Record Date

        The close of business on            , 2002 was the record date for determining Upland Bank shareholders entitled to receive notice of and to vote at the special meeting.

  Voting

        On the record date, there were                 shares of Upland Bank common stock outstanding held by       holders of record. Each holder of Upland Bank common stock is entitled to one vote for each share of Upland Bank common stock in that holder's name on Upland Bank's books as of the record date on any matter submitted to the vote of the Upland Bank shareholders at the special meeting. The approval of the merger agreement will require the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Upland Bank common stock.

        Shares of Upland Bank common stock that are not represented in person or by proxy at the special meeting shall not be counted in determining whether a quorum is present and shall not be deemed present at the special meeting. Proxies submitted by any shareholder that are unmarked as to any matter shall be voted according to the recommendation of the board of directors of Upland Bank. A vote of abstention as to any proposal as to which abstention is permitted, by any shareholder, will be counted as a vote against the proposal.

  Revocation of Proxies

        Any proxy in the form enclosed for Upland Bank shareholders which is properly completed and returned in time for voting with a choice specified thereon will be voted in accordance with such specification.

        Upland Bank shareholders may revoke a proxy at any time by (i) sending written notice of revocation to the Secretary of Upland Bank prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person.

        PROXIES WHICH DO NOT PROVIDE THE PROXYHOLDERS WITH DIRECTION IN VOTING ON THE MERGER WILL BE VOTED IN FAVOR OF THE MERGER, AND UPLAND BANK SHAREHOLDERS WHO HAVE PROVIDED SUCH PROXIES WILL NOT BE ELIGIBLE TO ASSERT THEIR DISSENTERS' RIGHTS.

  Proxy Solicitation

        The accompanying proxy is being solicited by the board of directors of Upland Bank. Upland Bank will bear the entire cost of solicitation of proxies from holders of Upland Bank shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Upland Bank, without extra remuneration, may also solicit proxies in person, by telephone, telegram or otherwise. Upland Bank will pay printing, postage and mailing costs for preparation and mailing of this proxy statement-prospectus. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs.

  Outstanding Voting Securities

        Upland Bank has only one class of voting securities outstanding, identified as Upland Bank common stock. Shareholders of record entitled to notice of and to vote at the special meeting have been determined as of the record date, and, as of such date,                     shares of Upland Bank common stock were outstanding, all of which are entitled to vote at the special meeting.

  Other Matters

        Upland Bank does not presently intend to bring any matters other than those described in this document before its special meeting. Further, Upland Bank has no knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before its special meeting or any adjournment or postponement of its special meeting, the persons named in the enclosed proxy forms of Upland Bank will vote the proxies in keeping with their judgment on such matters.

  Share Ownership of Upland Bank Management

        The following table sets forth certain information regarding the beneficial ownership of Upland Bank common stock, as of July     , 2002, by: (i) each Upland Bank director; (ii) all Upland Bank directors and executive officers as a group; and (iii) each 5% shareholder of Upland Bank.

Director Name	Common Stock Beneficially Owned	Percentage of Class(1)
Joseph A. Borba Chairman "Emeritus" of the Board of Directors	249,273	17.7%
Harry C. Crowell	68,225	4.8%
Anthony Finazzo	65,000	4.6%
Robert Franks	17,000	1.2%
Roger M. Jaska Vice Chairman of the Board of Directors	86,488	6.1%
John L. McCallum Secretary	47,100	3.3%
Joyce A. Welsh Senior Vice President and Chief Financial Officer	24,290	1.7%
Fred O. Scarcella President and Chief Executive Office	36,288	2.6%
Leland C. Scheu Chairman of the Board of Directors	172,938	12.3%
All directors (name entities that hold the stock) and executive officers as a Group (9 in Number)	766,602	54.4%

(1)
Percentages are calculated on the basis of the number of shares of Upland Bank common stock actually outstanding on March 31, 2002, plus the number of shares that the person or entity has the right to acquire beneficial ownership of within 60 days after July     , 2002.

        As of the record date, The Joseph A. and Doleen Borba Trust, The 1988 Crowell Family Trust, The L. and J. Scheu Living Trust, The Roger M. Jaska and Ana Dee Jaska Trust and Fred O. Scarsella beneficially owned approximately        % of the outstanding shares of Upland Bank common stock. They have agreed to vote these shares in favor of the merger. As of the same date, First Community and its subsidiaries did not beneficially own any shares of Upland Bank common stock.

THE MERGER

        The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement by and among First Community, Pacific Western and Upland Bank which is dated as of April 18, 2002. The merger agreement is attached as Appendix A to this proxy statement-prospectus.

  General

        The boards of directors of Upland Bank, First Community and Pacific Western have unanimously approved the merger agreement providing for the merger of Upland Bank into Pacific Western. Pacific Western will be the surviving bank in the merger. Upon completion of the merger, the separate corporate existence of Upland Bank will end. We expect to complete the merger in the third quarter of 2002. The directors and officers of Pacific Western immediately prior to the merger will be the directors and officers of Pacific Western after the merger until they resign or their respective successors are duly elected and qualified.

  Background of the Merger

        In light of the competitive environment in which smaller banks operate, the board of directors of Upland Bank over the past several years had considered various strategies for maximizing shareholder value, including transforming Upland Bank into a larger bank through internal growth and/or acquisitions thereby increasing the value of the Upland Bank franchise. Upland Bank's ongoing strategic business plan had been to continue its marketing efforts to increase its assets, return on equity and return on assets. The board concluded that Upland Bank's continued growth, operating efficiencies and profitability offered the surest paths to ensuring that at some point Upland Bank common stock would become more valuable and more liquid.

        From September 1999 to April 2002, Upland Bank held discussions with a number of financial institutions to consider a merger or an acquisition. None of these discussions led to a proposal that, in the opinion of Upland Bank's board, offered the potential to maximize shareholder value. At the same time the Upland Bank board recognized that Upland Bank's increasing concentration in real estate lending had to be reduced which, in turn, would have a negative effect on Upland Bank's earnings.

  Merger Discussions

        As a result of contacts initiated by Endicott Financial Advisors, L.L.C., which we refer to as Endicott, in December of 2001, Upland Bank and First Community engaged in initial discussions regarding their organizations and management philosophies and a potential merger.

        The substance of the initial discussions and further negotiations with First Community representatives was reported by Endicott and by Horgan, Rosen, Beckham & Coren, L.L.P., which we refer to as HRBC, and management to individual members of the board during the weeks following. There were several telephone conferences between Upland Bank and First Community and a due diligence evaluation was commenced.

        On February 21, 2002, Endicott was retained by Upland Bank to provide valuation and transaction services and consider strategic options with the goal of maximizing shareholder value regarding the potential merger transaction with First Community.

        On February 22, 2002, First Community presented Upland Bank with a non-binding indication of its interest in merging with Upland Bank. At a March 20, 2002 meeting of the Upland Bank board of directors, Endicott reviewed an analysis of the valuation of Upland Bank and a detailed analysis of the merger proposal received from First Community. The Upland Bank board, in consultation with Endicott, analyzed many facets of the operations of First Community including its franchise, limited operational history, pro forma results combining the operations of Upland Bank, recent trading activity of its stock, transactions announced and/or completed, and the potential value of First Community's common stock after the completion of the merger with Upland Bank. Endicott reviewed with the board the potential financial and strategic benefits of the transaction and the financial valuation analyses. Endicott presented detailed analyses of the financial terms and conditions, including valuation comparisons with recent transactions of a similar nature. The Upland Bank board concluded that the potential value of the stock component, coupled with the shareholder cash/stock election feature of the proposal, created additional value for Upland Bank shareholders. At this meeting the board determined that, due to new competitors entering the industry, financial reform legislation, increasing technology requirements, Upland Bank's reliance on construction lending and the potential for increased regulatory scrutiny of Upland Bank's construction lending activities and other factors, remaining independent was no longer the best option for maximizing shareholder value for Upland Bank.

        The Upland Bank board of directors resolved to pursue a merger transaction with First Community and authorized and instructed Endicott to schedule a formal due diligence investigation of Upland Bank by First Community and to work with legal counsel to negotiate the terms and conditions of a definitive agreement. Various draft agreements were negotiated with First Community and its counsel, the details of which were discussed at great length at various meetings of Upland Bank management, Endicott, HRBC, and the Upland Bank board of directors held between March 20, 2002 and April 18, 2002. During this time period, First Community conducted its due diligence review of Upland Bank and formalized its offer of either, at the election of each shareholder, on a share by share basis, $11.73 per share in cash, or 0.5034 of a share of First Community common stock per share of Upland Bank common stock. For a more complete discussion of the consideration to be received by Upland Bank shareholders, see "The Merger—Consideration to be Received in the Merger".

        On April 3, 2002, and again on April 18, 2002, the board of directors of Upland Bank met to review in greater detail the proposal of First Community to acquire all of the issued and outstanding shares of Upland Bank for the merger consideration. HRBC assisted the board of directors with a thorough analysis of the terms and conditions of the proposed definitive agreement and the legal implications of the transaction. At the meeting on April 18, 2002, the Upland Bank board of directors unanimously approved the merger agreement following a presentation by Endicott of its oral opinion that the merger is fair to Upland Bank's shareholders from a financial point of view.

  Reasons for the Merger and Recommendation of the Upland Bank Board of Directors

        After consultation with Endicott, the board has unanimously concluded that the terms of the merger are fair to, and in the best interests of, Upland Bank's shareholders and unanimously recommends that Upland Bank's shareholders approve the Merger. In reaching this decision, the board of directors considered a number of factors, to which relative weights were not assigned, including the following:

  •
  The Upland Bank board of directors familiarity with and review of Upland Bank's prospects and factors which might affect Upland Bank's ability to enhance revenues and obtain revenue source diversification on a stand alone basis;

  •
  The effects on Upland Bank's operating margins in light of the heavily competitive banking business in Southern California in the market area served by Upland Bank;

  —
  The dominance in the Southern California market by a relatively small number of major banks with many offices operating over a wide geographic area;

  —
  The competition for loans and deposits by Upland Bank with other commercial banks, including many which are larger than Upland Bank, as well as with savings and loan associations, finance companies, credit unions, brokerage houses and other financial institutions; and

  •
  The ability of larger banks to offer larger loans based on substantially higher lending limits due to a larger capital base;

  •
  The review by the board of directors of Upland Bank, of alternatives to the merger with First Community, the range of possible values to Upland Bank's shareholders that might be obtained in the future if those were chosen and the timing and likelihood of actually receiving such values. This review included consideration of the alternatives of remaining private, with no liquid value for the stock of Upland Bank as it is currently structured, and of remaining independent or engaging in a merger or a similar transaction with a bank holding company other than First Community, or registering the current privately held stock in a public offering, hence creating a market, limited or otherwise for the stock;

  •
  Anticipated cost savings and operating efficiencies available to the combined institution from the merger;

  •
  The expectation that the merger will generally be a tax-free transaction to Upland Bank and to its shareholders who receive shares of First Community common stock in exchange for their shares;

  •
  The belief of the board of directors of Upland Bank that the terms of the merger agreement are attractive in that the agreement allows Upland Bank shareholders to become shareholders in a combined institution with significantly more assets, a larger geographic base and a more liquid security;

  •
  The terms and conditions of the merger agreement and the structure of the merger, the ability of Upland Bank shareholders to elect to receive either cash or First Community common stock in exchange for their shares, including the fixed number of shares instead of a fixed dollar share price constituted in the exchange ratio;

  •
  The effect of the merger on Upland Bank's other constituencies, including its management, employees and the community it serves;

  •
  First Community's apparent success in completing and implementing previous mergers of community banks;

  •
  The recent performance trends of Upland Bank and their impact on shareholder value, increasing technology requirements, Upland Bank's reliance on construction lending and the potential for increased regulatory scrutiny of the Upland Bank's construction lending activities and other factors, affecting the shareholders of Upland Bank;

  •
  The merger consideration to be received by the shareholders of Upland Bank in the merger and Upland Bank's board of directors view of the likelihood that the merger would deliver value to the shareholders of Upland Bank exceeding the value that could be expected in connection with continued independence;

  •
  The oral presentation of Endicott, followed by written confirmation, with respect to its determination as to the fairness of the merger, from a financial point of view, to Upland Bank's shareholders, and the analyses, methodologies and conclusions underlying such determination;

  •
  The historical and recent earnings performance of Upland Bank;

  •
  Conditions in the banking industry, including increased competition and consolidation in that industry;

  •
  Comparisons to the prices and multiples of certain valuations in recent acquisitions of companies deemed to be similar in certain respects to Upland Bank;

  •
  The likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with Upland Bank's customers, employees, service providers and suppliers; and

  •
  The terms and conditions set forth in the merger agreement.

        The description of the information and factors considered by the board of directors of Upland Bank above is not meant to be exhaustive but is believed to include all material factors considered by the board of directors of Upland Bank. The board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement is advisable, and in the best interest of, the shareholders of Upland Bank. Rather, the board made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors.

  Consideration to be Received in the Merger

        For each share of Upland Bank common stock you own, you will have the right to elect, on a share-by-share basis, to receive:

  •
  $11.73 in cash; or

  •
  0.5034 of a share of First Community common stock.

        The amount of First Community common stock issued in conjunction with this merger is expected to be equal to 419,118 shares of First Community common stock, which we refer to as the stock amount. Under certain circumstances, First Community may issue additional shares of its common stock and/or cash. See "The Merger Agreement—Factors Affecting Amount of Consideration" on page 67. If Upland Bank shareholders elect to receive, in the aggregate, stock consideration that would otherwise result in the issuance of more or less than the stock amount then your election may be subject to proration as described below in "Election and Proration Procedures".

  Election and Proration Procedures

        Making the Election. First Community has selected U.S. Stock Transfer Corporation, which is the current transfer agent for First Community, to serve as the exchange agent for purposes of effecting the election, allocation, and proration procedures. An election form is being sent to you contemporaneously in a separate mailing. If you do not exercise dissenters' rights, you must use the election form to make the election to receive stock, cash, or a combination of stock and cash with respect to your shares of Upland Bank common stock. Shares of Upland Bank common stock will be undesignated shares if you either:

  •
  do not submit a properly completed election form in a timely fashion, or

  •
  revoke your election form prior to the deadline for submitting the election form.

        The deadline for you to submit your election forms to the exchange agent is August     , 2002.

        All elections will be required to be made on an election form. To make an effective election with respect to shares of Upland Bank common stock, you must deliver the following items to the exchange agent prior to the election deadline:

  •
  a properly completed letter of transmittal and election form;

  •
  either (a) your certificates for shares of Upland Bank common stock or an appropriate guarantee of delivery, or (b) information regarding delivery by book entry transfer of the shares on a timely basis; and

  •
  any other required documents described in the election form.

        You may change your election by submitting to the exchange agent a properly completed and signed revised letter of transmittal and election form and all required additional documents. To be effective, however, the exchange agent must receive these revised documents prior to the election deadline. If some but not all of the revised documents are received by the election deadline, the shares will be considered undesignated shares.

        You may revoke your prior valid election by written notice received by the exchange agent prior to the election deadline. You may also revoke a prior valid election by submitting a written withdrawal of your share certificates or of the notice of guaranteed delivery of your share certificates previously deposited with the exchange agent. Again, this written withdrawal must be received by the exchange agent before August     , 2002, which is the election deadline.

        Do not return your certificates representing shares of Upland Bank common stock with the enclosed proxy. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

        If you have a preference as to the form of consideration to be received for your shares of Upland Bank common stock, you should make an election. Shares as to which an election is made will be given priority in allocating the merger consideration over shares to which an election is not received. None of First Community, the board of directors of First Community, Upland Bank, or the board of directors of Upland Bank makes any recommendation as to whether you should elect to receive cash, stock, or a combination of stock and cash. You must make your own decision with respect to that election.

        Following the completion of the merger and upon surrender of all of the certificates representing shares of Upland Bank common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, U.S. Stock Transfer Corporation will mail to you the cash and/or First Community common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash.

        Declaration of dividends by First Community after the completion of the merger will include dividends on all First Community common stock issued in the merger, but no dividend or other distribution payable to the holders of record of First Community common stock at or as of any time after the completion of the merger will be paid to holders of Upland Bank common stock who receive First Community common stock in the merger until they physically surrender all certificates as described above. After the completion of the merger, the stock transfer books of Upland Bank will close and there will be no transfers on the transfer books of Upland Bank.

        Allocation and Proration Procedures. The merger agreement requires that First Community, subject to certain exceptions discussed in "The Merger Agreement—Factors Affecting the Amount of Consideration" on page 67, shall issue shares of its common stock equal to the stock amount. Therefore, it is possible that you will not receive the exact form of merger consideration you elected to receive.

  •
  If stock elections and combination stock elections received represent the stock amount, then:

  •
  shares for which a stock election has been made will be converted into stock; and

  •
  shares for which a cash election has been made or undesignated shares will be converted into cash.

  •
  If stock elections and combination stock elections received represent more than the stock amount, the merger consideration will be allocated as follows:

  •
  shares for which a cash election has been made and undesignated shares will be converted into cash;

  •
  shares for which a stock election has been made will be converted into First Community common stock and cash as follows:

  •
  the number of shares of First Community common stock that will be received will be the product of:

  •
  the shares of First Community common stock which would have been received based on the stock election, and

  •
  the stock proration factor, the numerator of which is the stock amount, and the denominator of which is the aggregate number of shares of First Community common stock which would be issued based on all stock elections made; and

  •
  the amount of additional cash that will be received will be the product of the number of shares of Upland Bank common stock covered by the stock elections, times $11.73, and multiplied by one minus the stock proration factor.

  •
  If stock elections and combination stock elections received represent less than the stock amount, the merger consideration will be allocated as follows:

  •
  shares for which a stock election has been made will be converted into First Community common stock;

  •
  undesignated shares will be allocated stock at random to satisfy the stock amount until the stock amount is reached, and all other undesignated shares will receive cash; and

  •
  if, after all undesignated shares have been allocated First Community common stock, the stock amount has still not been satisfied, shares for which a cash election has been made will be converted into First Community common stock and cash as follows:

  •
  the number of additional shares of First Community common stock that will be received will be the product of:

  •
  the total number of shares of Upland Bank common stock covered by the cash election times the exchange ratio; and

  •
  the cash proration factor, the numerator of which is the difference between (a) the stock amount and (b) the number of shares of First Community common stock which would be issued to satisfy the stock elections received and the undesignated shares randomly selected, and the denominator of which is the product of the exchange ratio and the total number of shares of Upland Bank common stock covered by cash elections; and

  •
  the amount of cash that will be received will be equal to the product of the number of shares of Upland Bank covered by the cash elections, times $11.73, and multiplied by one minus the cash proration factor.

        The following are three examples of the proration of the merger consideration received by an Upland Bank shareholder who owns 100 shares of Upland Bank common stock and makes an election to have 50 shares converted into cash and 50 shares converted into First Community common stock. The examples assume that:

  •
  as of the closing of the merger, the per share price of First Community common stock is at least $19.80;

  •
  the total number of Upland Bank shares of common stock is 1,387,625; and

  •
  there are no dissenting or undesignated shares.

Example 1:	The number of stock elections would result in the issuance of First Community common stock equal to 419,118 shares, which is equal to the stock amount.
Example 2:	The number of stock elections would result in the issuance of 698,505 shares of First Community common stock, an amount that is more than the stock amount.
Example 3:	The number of stock elections would result in the issuance of 209,559 shares of First Community common stock, an amount that is less than the stock amount.
	Example 1	Example 2	Example 3
Stock Proration Factor	N/A	0.60	N/A
Cash Proration Factor	N/A	N/A	0.43
Number of Shares of Upland Bank common stock converted into First Community common stock	50	30	71.45
Number of shares of First Community common stock received	25	15	35
Fractional shares for which cash will be paid	0.17	0.10	0.96
Number of shares of Upland Bank common stock converted into cash	50	70	28.55
Amount of cash received on cash election (including cash for fractional shares)	$590.46	$823.43	$357.26

  Opinion of Upland Bank's Financial Advisor

        The terms of the merger, including the merger consideration, were determined by arms-length negotiation between Upland Bank and First Community. The board of directors of Upland Bank retained Endicott to review the terms of merger as to the fairness of the merger consideration to Upland Bank's shareholders. Endicott delivered to the board of Upland Bank its written opinion, dated as of April 18, 2002, to the effect that, as of that date and based upon and subject to the various considerations described therein, the merger consideration of $11.73 in cash, or 0.5034 of a share of First Community common stock, subject to adjustment in situations described in "The Merger Agreement—Factors Affecting the Amount of Consideration" on page 67. As set forth in its opinion, Endicott assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Endicott did not make or obtain an independent evaluation or appraisal of the assets or liabilities of Upland Bank.

        At the March 20, 2002, meeting of Upland Bank's board of directors, at which the board of directors reviewed and considered the terms of the merger, Endicott made a presentation discussing the factors that it considered in evaluating the proposed terms of the transaction and delivered its oral opinion that the merger consideration was fair to holders of common stock from a financial point of view. The presentation included a discussion of the basis for, and the methodologies used by Endicott to reach its oral opinion. Endicott subsequently delivered to Upland Bank's board of directors its written opinion, dated as of April 18, 2002, confirming its oral opinion.

        The full text of Endicott's opinion, which sets forth the assumptions made, procedures followed and matters considered in, and the limitations on, the review undertaken in connection with its opinion, is attached as Appendix B and is incorporated in this document by reference. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. The opinion was provided for the information and assistance of Upland Bank's board in connection with its consideration of the transaction contemplated by the merger agreement and the opinion does not constitute a recommendation as to how holders of Upland Bank's common stock should vote with respect to the merger.

        In connection with its opinion, Endicott reviewed, among other things, the following:

  •
  The merger agreement, including other exhibits and schedules;

  •
  audited financial statements and analysis of the financial condition and results of operations for Upland Bank for the three fiscal years ended December 31, 2001, together with the notes thereto, included in Upland Bank's FFIEC 041 Reports filed with the FDIC;

  •
  audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for First Community for the three fiscal years ended December 31, 2001 together with the notes thereto, included in First Community's Annual Report on Form 10-K;

  •
  financial analyses and forecasts for Upland Bank and First Community prepared by their respective managements;

  •
  the views of senior management of Upland Bank and First Community of their respective past and current business operations, results thereof, financial condition and future prospects;

  •
  certain reported price and trading activity for First Community, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded;

  •
  the financial terms of recent business combinations in the banking industry;

  •
  the pro forma impact of the transaction on First Community;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Endicott considered relevant.

        Endicott also held discussions with members of senior management of Upland Bank regarding the rationale for the merger and the past and current business operations, financial condition and future prospects of Upland Bank. In preparing the opinion, Endicott performed a variety of financial and comparative analyses and made assumptions in conjunction with Upland Bank with respect to assets, financial conditions and other matters, many of which are beyond the control of Upland Bank. The estimates of value arrived at by Endicott based on such analyses and the valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, and are inherently subject to substantial uncertainty.

        The projections furnished to Endicott and used by it in certain of its analyses were prepared by First Community's and Upland Bank's senior management teams. Neither First Community nor Upland Bank publicly disclose internal management projections of the type provided to Endicott in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

        The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Endicott in arriving at its opinion and reviewed by Upland Bank's board of directors.

  Earnings Analysis

        Endicott projected Upland Bank's earnings for 2002 and 2003, based on management's forecasts and the company's historical performance. Using these projections and market data, Endicott calculated the value of Upland Bank shares over the next two years. This analysis assumed Upland Bank was not acquired but remained independent for two years.

        Endicott predicted moderate growth in Upland Bank's balance sheet, with assets increasing from $103 million in 2001 to $114 million in 2003; and loans increasing from $87 million in 2001 to $88 million in 2003. Endicott projected liabilities increasing from $91 million in 2001 to $100 million in 2003 and deposits increasing from $67 million in 2001 to $74 million in 2003. To predict 2003 earnings, Endicott applied a net interest spread of 4.67%, resulting in a net interest margin of 5.55%. Non-interest income and expenses were projected at 0.64% and 3.85%, respectively. Based on this conservative scenario, Endicott calculated 2003 earnings of $0.82 per share.

        Based on these assumptions, Endicott determined the theoretical value of a share of Upland Bank common stock at the end of the three year period by applying terminal multiples (ranging from 10x to 20x earnings and 100% to 200% of tangible book value) and discount rates (ranging from 10% to 17%) that Endicott viewed as appropriate for a company with Upland Bank's particular risk characteristics. Based on price-to-earnings multiples Endicott derived a range of Net Present Value, which we refer to as NPV, between $5.88 and $13.47 per share. At the median peer range of trading multiples between 12.00x to 13.00x earnings and a range of discount rates of 11%-15%, viewed as appropriate for a company with Upland Bank's operating history and limited stock trading activity, Endicott calculated a NPV range per share of $7.33-$8.58. At the range of merger and acquisition multiples of approximately 15.00x-17.00x earnings calculated by Endicott and a range of discount rates of 11%-15%, Endicott calculated a NPV range per share of $9.17-$11.22. Based on price-to-tangible book value multiples Endicott derived a range of NPV between $6.96 and $15.95 per share. At the median peer range of trading multiples between 130%-150% and a range of discount rates of 11%-15%, viewed as appropriate for a company with Upland Bank's operating history and limited stock trading activity, Endicott calculated a NPV range per share of $9.41-$11.73. At the range of merger and acquisition multiples of approximately 170%-180% of tangible book value and a range of discount rates of 11%-15%, Endicott calculated a NPV range per share of $12.30-$14.08.

  Pro Forma Analysis

        Endicott performed pro forma merger analyses that combined Upland Bank and First Community's balance sheets based on earnings forecasts through closing provided by the management of Upland Bank. Endicott noted that First Community will maintain Pacific Western as "well capitalized" under regulatory guidelines after giving effect to the merger. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a pro forma analysis to determine the effect of the transaction on First Community. Endicott noted that based on the merger consideration for each share of Upland Bank common stock, the merger will be accretive to First Community's earnings per share during the first full year of combined pro forma operations.

  Comparable Companies Analysis

        Endicott analyzed publicly available information to compare selected financial and market information for three groups of peer companies that Endicott selected and deemed to be relevant for this purpose. The three peer groups were:

  1.
  California Commercial Banks with $75-$150 million in assets—15 companies.

  2.
  Western Commercial Banks with $75-$150 million in assets—17 companies.

  3.
  National Commercial Banks with $75-$150 million in assets—50 companies.

        The financial information Endicott analyzed included book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for Upland Bank and the median value for each of the peer groups for each year since 1996 and the quarter ended December 31, 2001. Endicott calculated median stock market valuation multiples for Upland Bank and each of the groups using price-to-earnings, price-to-book value and price-to-tangible book value. It should be noted that Upland Bank's loan growth for the year ended December 31, 2001 was slower than the median for the groups. Also, Upland Bank's tangible equity-to-tangible assets and loans-to-deposits ratios exceeded the groups' medians for the quarter ended December 31, 2001. The results of this analysis are summarized in the following table:

	Upland Bank	Group 1		Group 2		Group 3
Price-to-2001 Earnings	NA	13.07	x	12.51	x	14.54	x
Price-to-Book Value	NA	1.39	x	1.42	x	1.21	x
Price-to-Tangible Book Value	NA	1.40	x	1.44	x	1.21	x
Tangible Equity-to-Tangible Assets	11.12%	8.06%		8.28%		9.54%
Loans-to-Total Deposits	98.77%	73.49%		73.49%		77.00%
NPA's to Total Assets	0.19%	0.09%		0.18%		0.20%
Annual Loan Growth	4.89%	15.35%		15.35%		24.38%
Efficiency Ratio	59.62%	71.49%		70.79%		72.00%
Return on Average Equity	9.72%	11.22%		11.29%		7.45%

  Analysis of Selected Merger Transactions

        Endicott reviewed merger and acquisition transactions announced since January 1, 1990 involving publicly traded commercial banks and thrifts each as acquirees. Among those reviewed were four groups of commercial bank transactions that occurred in 2001 and 2002:

  1.
  California Commercial Banks with $75-150 million in assets announced in 2001 and 2002.

  2.
  Western Commercial Banks with $75-150 million in assets announced in 2001 and 2002.

  3.
  National Commercial Banks with $75-150 million in assets announced in 2001 and 2002.

  4.
  National Commercial Banks announced in 2001 and 2002 (Transactions under $15 Million in Total Value Excluded).

        For each of the transactions in the four groups, Endicott calculated, among other things, the multiples of the transaction value to book value, tangible book value and last twelve months net income. Endicott also calculated the core deposit premium (defined as the transaction value minus tangible book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000). Endicott's computations yielded the following multiples:

Commercial Bank Groups	Number of Transactions	Price-to Book Value		Tangible Book Value		Earnings		Core Deposit Premium
1	6	1.41	x	1.42	x	15.16	x	.078	x
2	7	1.42	x	1.45	x	15.21	x	.084	x
3	54	1.80	x	1.80	x	18.90	x	.092	x
4	140	1.93	x	2.01	x	18.26	x	.012	x

        Endicott then applied these ranges of multiples derived from these analyses to comparable data for Upland Bank, and calculated the following range of imputed values per share:

Commercial Bank Groups	Price-to-Book Value	Tangible Book Value	Earnings	Core Dep. Premium
1	$11.62	$11.71	$10.48	$12.31
2	$11.67	$11.94	$10.52	$12.61
3	$14.83	$14.83	$13.08	$13.01
4	$15.92	$16.52	$12.63	$14.55

        No company or transaction, however, used in this analysis is identical to Upland Bank, First Community or the merger. Accordingly, an analysis of the foregoing is not mathematically precise; rather it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that affect the public trading values of the companies or company to which they are being compared.

        Endicott has served as financial advisor to Upland Bank since February 21, 2002, pursuant to the terms of the retainer agreement between the parties. As required by the terms of the retainer agreement, Upland Bank paid Endicott a fee of $50,000 for rendering the fairness opinion that will be credited against the transaction fee. In addition, and pursuant to the terms of the retainer agreement, Upland Bank will pay Endicott a transaction fee representing 1.25% of the merger consideration which is equal to approximately $            based upon First Community's closing price of $    per share on July            , 2002 payable upon the consummation of the merger.

        Upland Bank has also agreed to reimburse Endicott for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws. In addition, during the year 2002, Upland Bank has paid Endicott retainer fees totaling $10,000 for advisory services that will be credited against the transaction fee.

        FOR THE REASONS SET FORTH ABOVE, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS FAIR TO AND IN THE BEST INTERESTS OF UPLAND BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT UPLAND BANK'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  Regulatory Approvals Required for the Merger

        The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any conditions or requirements that would materially and adversely impact the economic or business benefits to First Community of the merger. Under the terms of the merger agreement, First Community and Upland Bank have agreed to use their reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the merger.

        In order to complete the merger, we must first obtain the approval of the Office of the Comptroller of the Currency, or OCC. First Community filed an application for approval to acquire Upland Bank with the OCC on May 6, 2002.

  Material Federal Income Tax Considerations of the Merger

        In the opinion of Sullivan & Cromwell, the following are the material United States federal income tax considerations of the merger generally applicable to Upland Bank shareholders. This opinion and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  shareholders who are not United States persons;

  •
  financial institutions;

  •
  tax exempt organizations;

  •
  insurance companies;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  shareholders who hold their shares of Upland Bank common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation;

  •
  shareholders who acquired their shares of Upland Bank common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

        This discussion assumes you hold your shares of Upland Bank common stock as capital assets within the meaning of Section 1221 of the Code.

        It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. First Community's and Upland Bank's obligations to complete the merger are conditioned on, among other things, First Community's receipt of an opinion from Sullivan & Cromwell, dated the effective date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, the merger constitutes a reorganization under Section 368(a) of the Code. The opinion of counsel will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions and may rely on representations contained in certificates executed by officers of First Community, Pacific Western and Upland Bank. The opinion neither binds the Internal Revenue Service nor precludes the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither First Community nor Upland Bank intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

        In the opinion of Sullivan & Cromwell, assuming that the merger is consummated in accordance with the terms of the merger agreement and as described in this proxy statement-prospectus and that the assumptions and representations described in the proceeding paragraph are true and complete as of the effective date, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. The following discussion assumes that the merger will be treated accordingly.

        Upland Bank Shareholders Who Receive Only First Community Common Stock. If you are a holder of Upland Bank common stock, except as discussed below with respect to cash received in lieu of fractional shares, you will not recognize gain or loss for United States federal income tax purposes if you exchange your Upland Bank common stock solely for First Community common stock pursuant to the merger.

        Upland Bank Shareholders Who Receive Both First Community Common Stock and Cash. If you are a holder of Upland Bank common stock and you received both First Community common stock and cash (other than cash received in lieu of fractional shares) in exchange for your Upland Bank common stock, you will recognize any gain, but not loss, in an amount equal to the lesser of:

  (i)
  the excess, if any, of:

  (a)
  the sum of the fair market value at the effective time of the merger of the First Community common stock and cash received; over

  (b)
  your tax basis in the shares of Upland Bank common stock surrendered in the merger; and

  (ii)
  the amount of cash that you receive in the merger.

Any gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of Upland Bank's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, your holding period in your Upland Bank common stock is greater than one year. The following is a brief discussion of the tax treatment briefly described above; however, you should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Upland Bank common stock will be treated as a dividend.

        The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by you in exchange for your Upland Bank common stock has the effect of a distribution of a dividend under Section 356(a)(2) of the Code, known as the Hypothetical Redemption Analysis. Under the Hypothetical Redemption Analysis, you will be treated as if the portion of Upland Bank common stock that you exchange for cash in the merger will instead be exchanged for First Community common stock, which we call the Hypothetical Shares, followed immediately by a redemption of the Hypothetical Shares by First Community for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to you. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in First Community both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

        If you are a holder of Upland Bank common stock, whether the hypothetical redemption by First Community of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" will depend on your particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in your percentage ownership of First Community common stock. In determining whether the hypothetical redemption by First Community results in a meaningful reduction in your percentage ownership of First Community common stock, and, therefore, does not have the effect of a distribution of a dividend, you should compare your interest in First Community (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to your interest after the hypothetical redemption. The IRS has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption.

        If you are a holder of Upland Bank common stock, the hypothetical redemption transaction would be "substantially disproportionate," and, therefore, would not have the effect of a distribution of a dividend, if you own less than 50% of the voting power of the outstanding First Community common stock if the percentage of First Community common stock actually and constructively owned by you immediately after the hypothetical redemption is less than 80% of the percentage of First Community common stock actually, hypothetically and constructively owned by you immediately before the hypothetical redemption.

        Upland Bank Shareholders Who Receive Only Cash. If you are a holder of Upland Bank common stock who exchanges all of your shares of common stock for cash or who exercises appraisal rights in connection with the merger, you will generally recognize capital gain to the extent the amount of cash received in the merger exceeds your tax basis in the Upland Bank common stock, or loss to the extent your tax basis in Upland Bank common stock exceeds the amount of cash received in the exchange. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Upland Bank common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 20%.

        Tax Basis And Holding Period. The aggregate tax basis of the First Community common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Upland Bank common stock you surrender in exchange for the First Community common stock, decreased by the amount of cash received in the merger and increased by the amount of gain recognized in the merger. The holding period of the First Community common stock you receive as a result of the exchange will include the holding period of the Upland Bank common stock you exchange in the merger.

        Cash Received in Lieu of Fractional Shares. If you receive cash in the merger instead of a fractional share interest in First Community common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in First Community, you exercise no control over First Community and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in First Community, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Upland Bank common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 20%.

        Backup Withholding and Information Reporting. If you receive cash in exchange for surrendering your shares of Upland Bank common stock, you may be subject to information reporting and backup withholding at a rate of 30% if you are a non-corporate United States person and you (i) fail to provide an accurate taxpayer identification number; (ii) are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or (iii) in certain circumstances, fail to comply with applicable certification requirements.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

  Accounting Treatment

        The merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing First Community's consolidated financial statements, First Community will establish a new accounting basis for Upland Bank's assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. Any excess of cost over the fair value of the net assets of Upland Bank will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. First Community will determine the fair value of Upland Bank's assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination.

  Interests of Certain Persons in the Merger

        In considering the recommendation of the Upland Bank board of directors, you should be aware that certain members of Upland Bank management have certain interests in the transactions contemplated by the merger agreement that are in addition to the interests of shareholders generally and that may create potential conflicts of interest. The Upland Bank board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the contemplated transactions.

        Ownership of Upland Bank Common Stock. As of the record date, which is             , 2002, as a group, Upland Bank's executive officers and directors beneficially owned approximately              shares, or approximately        % of Upland Bank common stock outstanding. As of the record date, none of the directors or executive officers of First Community owned any shares of Upland Bank common stock.

        Indemnification; Directors and Officers Insurance. Following the effective time of the merger, First Community is obligated to indemnify present and former directors and officers of Upland Bank in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that Upland Bank is permitted to indemnify its directors and officers. In addition, First Community is obligated for three years from the effective time, to provide the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of Upland Bank on terms and conditions comparable to those provided by Upland Bank; provided, however, that First Community is not required to spend on an annual basis more than 125% of the current amount spent by Upland Bank to procure such insurance coverage.

        Severance Benefits. The employment agreements between Upland Bank and each of Fred Scarsella, Joyce Welsh, Robert Franks and David Clary entitle them to receive, in the aggregate, approximately $950,000 upon the closing of the merger.

        Employee Benefits. First Community has agreed to provide those employees of Upland Bank who continue as employees of First Community or any of its subsidiaries, with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of First Community and its subsidiaries.

  Restrictions on Resales by Affiliates

        The shares of First Community common stock to be issued to Upland Bank shareholders in the merger will be registered under the Securities Act of 1933, as amended. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Upland Bank. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include Upland Bank directors, executive officers and major shareholders. Any subsequent transfer by an affiliate of Upland Bank must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

  Method of Effecting the Combination

        First Community may at any time change the method of effecting the combination of Upland Bank and Pacific Western. However, no change may (1) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Upland Bank as provided for in the merger agreement, (2) adversely affect the tax treatment of Upland Bank shareholders as a result of receiving the merger consideration, (3) materially impede or delay completion of the transactions contemplated by the merger agreement, or (4) otherwise be materially prejudicial to the interests of Upland Bank shareholders.

  Effective Time

        The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the agreement of merger that will be filed with the OCC on the closing date of the merger. The closing date will occur on a date to be specified by First Community and Upland Bank. Subject to applicable law, this date will be no later than the third business day after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger set forth in the merger agreement, unless extended by mutual agreement of the parties. We anticipate that the merger will be completed in the third quarter of 2002. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. See "Regulatory Approvals Required for the Merger" and "The Merger Agreement—Conditions to Consummation of the Merger".

  Treatment of Options

        Each Upland Bank stock option that is exercisable immediately prior to the Effective Time will be cancelled and entitle the option holder to cash in an amount equal to the product of the total number of shares of Upland Bank common stock to which the holder has options multiplied by the excess of $11.73 over the aggregate exercise price of such holder's options and less any applicable withholding taxes. At the effective time, each Upland Bank stock option whether or not vested will terminate and be of no further effect.

  Declaration and Payment of Dividends

        Holders of Upland Bank common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to First Community common stock into which their shares have been converted until they surrender their Upland Bank stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Upland Bank of shares of Upland Bank common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of Upland Bank common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of First Community common stock.

  No Fractional Shares

        No fractional shares of First Community common stock will be issued to any shareholder of Upland Bank upon completion of the merger. For each fractional share that would otherwise be issued, First Community will pay cash in an amount equal to the fraction of a share of First Community common stock to which the holder would otherwise be entitled to receive multiplied by the closing price of First Community common stock on Nasdaq as reported on the Nasdaq Composite Transactions reporting system at the effective time. No interest will be paid or accrue on cash payable to holders of those certificates in lieu of fractional shares.

        None of First Community, Upland Bank, the exchange agent or any other person will be liable to any former shareholder of Upland Bank for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        If a certificate for Upland Bank stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against First Community with respect to that lost certificate.

        For a description of First Community common stock and a description of the differences between the rights of the holders of Upland Bank common stock, on the one hand, and the holders of First Community common stock, on the other hand, see "Description of First Community Capital Stock" beginning on page 96 and "Comparison of Shareholders' Rights" beginning on page 97.

THE MERGER AGREEMENT

  Representations and Warranties

        The merger agreement contains substantially similar representations and warranties of First Community and Upland Bank as to, among other things:

  •
  corporate organization and existence;

  •
  capitalization;

  •
  the absence of any subsidiaries, in the case of Upland Bank, and to the corporate organization and existence of any subsidiaries in the case of First Community;

  •
  corporate power and authority;

  •
  governmental and third-party approvals required to complete the merger;

  •
  timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

  •
  environmental matters;

  •
  that no action has been taken that would give rise to a claim by any party for a broker or finder's fee or other like payment, except as contemplated by the merger agreement;

  •
  absence of litigation;

  •
  availability and accuracy of reports and filings with the Securities and Exchange Commission, in the case of First Community; and

  •
  insurance coverage.

        In addition, the merger agreement contains further representations and warranties of Upland Bank as to, among other things:

  •
  employee benefit matters;

  •
  validity of, and the absence of material defaults under, certain contracts;

  •
  interest rate risk management instruments, such as swaps and options;

  •
  title to real and personal property;

  •
  transactions with affiliates;

  •
  compliance with laws;

  •
  the absence of a trust business;

  •
  tax matters;

  •
  books and records have been properly and accurately maintained;

  •
  labor matters;

  •
  its allowance for loan losses is adequate under established governmental standards; and

  •
  that Upland Bancorp, Inc. owns no shares of Upland Bank and is not a bank holding company.

  Conduct of Business of Upland Bank Pending the Merger

        Prior to the effective time of the merger, except as expressly contemplated by the merger agreement, each of First Community and Upland Bank has agreed to:

  •
  conduct its business in the ordinary course; and

  •
  not take any action that would adversely affect or delay the ability of the parties to obtain any required regulatory approvals, to perform the covenants and agreements under the merger agreement or option agreement, or to consummate the transactions contemplated by the merger agreement or option agreement.

        Furthermore, prior to the effective time, except as expressly contemplated by the merger agreement, Upland Bank has agreed that, without the consent of First Community, it will not, among other things:

  Indebtedness

  •
  incur any indebtedness for borrowed money (other than deposits, federal funds borrowings or borrowings from the Federal Home Loan Bank of San Francisco);

  •
  assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or entity;

  Loans

  •
  make any loan, loan commitment, renewal or extension to any person or immediate family member of such person exceeding $750,000 without submitting a complete loan package to First Community for a review and comment;

  Dividends and Stock Repurchases

  •
  make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, reclassify purchase or otherwise acquire, any shares of its capital stock;

  Capital Stock

  •
  issue, sell or otherwise permit to become outstanding any additional shares or rights to acquire shares;

  •
  permit additional shares of stock to become subject to grants of employee or director options;

  Compensation

  •
  enter into, amend or renew any employment, consulting severance or similar agreements or increase in any manner the compensation or fringe benefits of any of its employees or directors, except for:

  •
  normal increases for employees made in the ordinary course of business consistent with past practice provided that no increase shall result in an annual adjustment of more than 5%;

  Benefit Plans

  •
  enter into or amend any of its benefit plans;

  •
  establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any related trust agreement, in respect of any director, officer or employee of Upland Bank or take any action to accelerate the vesting or exerciseability of stock options, restricted stock or other compensation or benefits payable thereunder;

  Hiring

  •
  hire any person as employee of Upland Bank or promote any employee except:

  •
  to satisfy contractual obligations;

  •
  to fill any vacancies with a new employee whose base salary and bonus do not exceed $50,000;

  Dispositions and Acquisitions

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue or any of its business properties, assets or deposits that together with all other such transactions other than in the ordinary course of business, are not material to Upland Bank or the line of business in which the properties or assets are used;

  •
  acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or of in satisfaction of debts previously contracted in the ordinary course of business consistent with past practice, all or any portion of the assets, business, deposits or property of any entity except in the ordinary course of business consistent with past practice that is not material to Upland Bank;

  Contracts

  •
  enter into, renew, terminate or make payment not then required under any contract that calls for aggregate annual payments of $25,000 or more which is not terminable at will or with 60 days or less notice, without payment of a premium or penalty other than loans or other transactions made in the ordinary course of the banking business;

  Risk Management

  •
  except as required by law or regulation, implement or adopt any material change interest rate or other risk management policies or fail to follow existing policies;

  Claims

  •
  except with the prior approval of First Community, enter into any settlement or similar agreement with respect to, or take any other significant action with respect to conduct of any action, suit, proceeding or investigation that Upland Bank becomes a party to after the date of the merger agreement which settlement, individually or for all such settlements is material to Upland Bank or would impose any material restriction on the business of Upland Bank;

  Adverse Actions

  •
  except as may be required by applicable law or specifically permitted by the merger agreement, knowingly take any action that is intended or would reasonably be expected to result in:

  •
  any of Upland Bank's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect;

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied;

  •
  a material violation of any provision of the merger agreement; or

    •
    a material delay in First Community's or Upland Bank's ability to consummate the merger;

  Capital Expenditures

  •
  make any capital expenditures other than in the ordinary course of business and not to exceed $20,000 individually or $100,000 in the aggregate;

  Amendments to Governing Documents

  •
  amend its articles of incorporation or its bylaws;

  Investments

  •
  make any direct investment either by contributions to capital, property transfers or purchase of any property or assets of any person other than in the ordinary course of business not to exceed $500,000; other than purchases of direct obligations of the United States of America with maturities of two years or less at the time of purchase;

  •
  purchase or acquire securities of any type, other than those entitled to the full faith and credit of the United States of America, unless, within five business days Upland Bank requests in writing First Community's consent of any such purpose and First Community approves such request or has not responded in writing to such a request;

  Accounting

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

  Tax

  •
  take any action which could materially adversely affect the tax position of Upland Bank, or of First Community after the merger;

  Commitments

  •
  agree to take or make any commitment to take any of these prohibited actions.

  Conduct of Business of First Community Pending the Merger

        Prior to the effective time, except as expressly contemplated by the merger agreement, First Community has agreed that, without the consent of Upland Bank, it and its subsidiaries will not:

  Ordinary Course

  •
  take any action reasonably likely to have an adverse effect on First Community's ability to perform any of its material obligations under the merger agreement;

  Adverse Actions

  •
  except as may be required by applicable law, take any action that is intended or would reasonably be expected to result in:

  •
  any of First Community's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect;

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied;

    •
    a material violation of any provision of the merger agreement; or

    •
    a material delay in the ability of the parties to consummate the merger;

  Commitments

  •
  agree to take or make any commitment to take any of these prohibited actions.

  Additional Covenants

        Upland Bank and First Community have agreed to:

  •
  use their reasonable best efforts to take all actions necessary to consummate the merger;

  •
  consult each other before issuing any press releases with respect to the merger or the merger agreement;

  •
  obtain all governmental consents necessary to consummate the transactions contemplated in the merger agreement;

  •
  notify each other of any circumstance that is reasonably likely to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement;

  •
  use reasonable efforts to have the merger qualify as a "reorganization" under section 368(a) of the Internal Revenue Code and that each of First Community and Upland Bank will be a party to that reorganization within the meaning of section 368(a) of the Internal Revenue Code; and

  •
  refrain from soliciting the services of any employee of the other party for one year in the event the merger agreement is terminated.

        Upland Bank has further agreed to:

  •
  afford First Community access to certain information and personnel;

  •
  use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

  •
  convene a shareholders meeting to vote on the merger within 45 days after to the delivery of this proxy statement-prospectus and recommend to its shareholders that they approve the merger;

  •
  refrain from soliciting any offers with respect to a merger or other similar transaction involving all or substantially all of its assets or more than 10% of its outstanding equity securities; provided, however, that Upland Bank and its board may take actions required of them by law or directors' fiduciary duties;

  •
  allow First Community to participate in any meetings or interviews with employees called by Upland Bank to discuss the merger;

  •
  assist First Community in obtaining any required comments by third-party vendors in order to ensure a smooth transition after the merger;

  •
  cause to be delivered to First Community, not later than 40 days prior to the closing of the merger, an affiliate agreement executed by each person that may be deemed an affiliate of Upland Bank under Rule 145 of the Securities Act;

  •
  take action necessary to cancel any options to acquire Upland Bank common stock and entitle option holders only the ability to receive cash in exchange for their cancelled options;

  •
  modify its accounting and certain other policies and practices to match those of First Community;

  •
  keep First Community reasonably informed as to the status of certain transactions being negotiated as of the date of the merger agreement;

  •
  provide audited financial statements of Upland Bank for the year ended December 31, 2001 within two business days after receiving them;

  •
  take all action to effect the dissolution and winding up of affairs of Upland Bancorp, Inc.; and

  •
  amend the Upland Bank Deferred Compensation Plan to provide for its termination and for the method of payment to participants upon such termination.

        First Community has further agreed to:

  •
  file a registration statement, of which this proxy statement-prospectus is a part, in connection with the issuance of First Community common stock in the merger and cause it to become effective;

  •
  list on Nasdaq shares of its common stock to be issued in the merger;

  •
  following the effective time of the merger, indemnify present and former directors and officers of Upland Bank in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that Upland Bank is permitted to indemnify its directors and officers;

  •
  provide, for three years from the effective time, the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of Upland Bank on terms and conditions comparable to those provided Upland Bank; provided, however, that First Community is not required to spend on an annual basis more than 125% of the current amount spent by Upland Bank to procure such insurance coverage; and

  •
  provide former employees of Upland Bank who continue as employees of First Community with employee benefit plans no less favorable, in the aggregate, than those provided to similarly situated employees of First Community.

  Conditions to Consummation of the Merger

        Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

  •
  approval of the merger agreement by Upland Bank shareholders;

  •
  authorization for listing on Nasdaq of the shares of First Community common stock that are to be issued to Upland Bank shareholders upon completion of the merger;

  •
  receipt of all regulatory approvals required to complete the merger and all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;

  •
  effectiveness of the registration statement, of which this proxy statement-prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated and not withdrawn by the SEC;

  •
  receipt by Upland Bank of the opinion by Endicott that the consideration offered in the merger is fair from a financial point of view;

  •
  absence of any order, injunction, decree, statute, rule, regulation or judgment issued or enacted by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt by First Community of the opinion of Sullivan & Cromwell in form and substance reasonably satisfactory to First Community, dated as of the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and that each of First Community and Upland Bank will be deemed a party to the reorganization;

  •
  accuracy of the representations and warranties of the other party in all material respects as of April 18, 2002 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date; provided, however, that those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company; and

  •
  performance by each party all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date.

        First Community's obligation to effect the merger is subject to satisfaction, or waiver, of the following additional conditions:

  •
  First Community shall have received executed Non-Competition Agreements from all the directors of Upland Bank;

  •
  Upland Bank has delivered to First Community a summary of all professional service fees Upland Bank incurred in connection with the merger and such fees shall be reasonable and in no event exceed $550,000 in the aggregate;

  •
  Upland Bank shall have terminated any indemnity agreement between it and any current director and used its reasonable best efforts to terminate any agreement between it and any former director;

  •
  Upland Bank shall have obtained any third-party consents necessary to transfer so as not to be in default under any contract as a result of the merger;

  •
  Upland Bank shall have settled any litigation to which it was party prior to closing, provided that the terms and amount of such settlement shall have been submitted to, and approved by, First Community prior to the final settlement of any litigation;

  •
  performance by Upland Bank shareholders who have signed shareholder agreements of all material obligations under such agreements;

  •
  Upland Bank's allowance for loan losses will not be less than $1,250,000 and its total shareholders' equity as determined in accordance with the merger agreement will not be less than $11,600,000 as of July 31, 2002, and will not be less than an amount equal to $11,600,000 plus $50,000 for each full month beyond July 31, 2002; and

  •
  Upland Bank shall have provided First Community financial statements presenting the financial condition of Upland Bank as of the end of the last month prior to closing.

        We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before

October 31, 2002, either First Community or Upland Bank may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

  Nonsolicitation

        Under the terms of the merger agreement, Upland Bank has agreed not to solicit, initiate or encourage any takeover proposals or other forms of business combination with a third party. In addition, Upland Bank has agreed not to negotiate, furnish information or otherwise cooperate in any way in connection with any competing takeover proposals by third parties, unless:

  •
  Upland Bank's board of directors determines that (i) the takeover proposal, if consummated, would result in a transaction more favorable to holders of Upland Bank common stock than the merger, and (ii) considering the advice of counsel, it has a fiduciary duty to act on the completing proposal.

  Factors Affecting the Amount of Consideration

        In the event that the per share price of First Community's common stock, as measured over the twenty consecutive trading day period ending on the fifth business day prior to the consummation of the merger, drops below $19.80, and such decline is not proportionate with the decline, if any, in the Nasdaq Bank Index (symbol: IXBK) measured over the same period, then Upland Bank may terminate the merger agreement unless First Community elects to issue shares of its common stock and/or cash in an amount sufficient to ensure that the amount of consideration an Upland Bank shareholder receives is at least equal to the amount of consideration such shareholder would have received had First Community's per share stock price been $19.80 at the effective time of the merger.

        First Community may also reallocate cash and shares of its common stock in good faith and/or issue additional shares of its common stock, to the extent necessary to ensure that 45% of the consideration in the merger is in the form of First Community common stock.

  Termination of the Merger Agreement

        The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after approval by the shareholders of Upland Bank:

  •
  by mutual consent of First Community and Upland Bank, if the board of directors of each so determines by a vote of a majority of the members of its entire board;
  •
  by the board of directors of either party, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and that denial has become final and nonappealable, an application shall have been permanently withdrawn or the shareholders of Upland Bank fail to approve the merger agreement;
  •
  by the board of directors of either party, if the merger is not completed on or before October 31, 2002, unless the failure of the closing to occur by this date is due to the default of the party seeking to terminate the merger agreement; and
  •
  by the board of directors of either party (so long as the terminating party is not then in material breach of the merger agreement), if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the nonterminating party, which breach:
  •
  individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described under "The Merger Agreement—Conditions to Consummation of the Merger";
  •
  is not cured within 30 days following written notice to the party committing the breach or which by its nature or timing cannot be cured prior to the closing date;
  •
  by First Community if Upland Bank exercises its rights under Section 6.07 of the merger agreement in entertaining a competing takeover proposal and either continues discussions with a third party for more than 15 business days after receiving a competing proposal, or has not rejected a publicly disclosed takeover proposal within 15 business days after the proposal was made; and
  •
  by Upland Bank if the average closing price of First Community common stock on Nasdaq for the twenty consecutive days ending on the fifth business day immediately prior to consummation of the merger is below $19.80 per share, such decline in the average closing price is not proportionate to the decline over the same period, if any, in the Nasdaq Bank Index and First Community does not adjust the amount of cash and/or shares of First Community stock to be received by Upland Bank shareholders such that they will receive consideration that will at least equal the consideration they would have received had First Community's stock price been $19.80 per share at the effective time of the merger.

  Termination Fee

        The merger agreement requires Upland Bank to pay a termination fee of up to $750,000 to First Community if the merger agreement is terminated under the following circumstances:

  •
  if Upland Bank exercised its rights under Section 6.07 of the merger agreement in entertaining a competing takeover proposal and either continues discussions with a third party for more than 15 business days after receiving a competing proposal, or has not rejected a publicly disclosed takeover proposal within 15 business days after the proposal was made;

  Waiver and Amendment of the Merger Agreement

        Waiver. At any time prior to the closing of the merger, First Community and Upland Bank, by action taken or authorized by their respective boards of directors, may, if legally allowed:

  •
  amend or modify the agreement in writing;
  •
  waive any provision in the merger agreement that benefited them.

        However, after any approval of the transactions contemplated by the merger agreement by the shareholders of Upland Bank, there may not be, without further approval of those shareholders, any extension or waiver of the merger agreement or any portion of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the Upland Bank shareholders under the merger agreement, other than as contemplated by the merger agreement.

        Any agreement by a party to any extension or waiver must be set forth in a written instrument signed on behalf of such party and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Amendment. Subject to compliance with applicable law and the ability of the parties to change the structure of effecting the merger, First Community and Upland Bank may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of the merger agreement by Upland Bank shareholders. However, after any approval of the merger agreement by Upland Bank shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the Upland Bank shareholders, other than as contemplated by the merger agreement.

  Stock Exchange Listing

        First Community has agreed to cause the shares of First Community common stock to be issued in the merger to be approved for listing on Nasdaq.

  Expenses

        The merger agreement provides that each of First Community and Upland Bank will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

  Shareholder Agreements

        The Joseph A. and Doleen Borba Trust, The 1988 Crowell Family Trust, the L. and J. Scheu Living Trust, the Roger M. Jaska and Ana Dee Jaska Trust and Fred O. Scarsella, in their capacities as shareholders of Upland Bank, have separately entered into shareholder agreements with First Community in which they have agreed to vote all shares of Upland Bank common stock that they owned as of the date of their respective agreements and that they subsequently acquire in favor of the merger agreement and the transactions contemplated therein. As of the record date, these shareholders owned, in the aggregate,              shares of the common stock of Upland Bank, allowing them to exercise approximately        % of the voting power of Upland Bank common stock.

  Non-Competition Agreements

        Simultaneously with the execution of the merger agreement, all of the directors of Upland Bank entered into non-competition agreements with First Community. The agreements provide that for a period of two years from the effective date of the merger, none of the directors of Upland Bank will engage, have ownership interest or participate in the financing, operation, management or control of any entity engaged in commercial banking, except that they may own bonds, preferred stock or up to 5% of the outstanding common stock, if publicly traded, of any such entity and may conduct business with any such entity. This restriction extends to the geographic area in Los Angeles and Riverside Counties. In addition, for a period of two years from the effective date of the merger the directors of Upland Bank shall not solicit the business of existing customers or the services of existing employees of Upland Bank, First Community, or Pacific Western for a purpose related to commercial banking.

INFORMATION ABOUT FIRST COMMUNITY

  Company History

        Each of First Community's banks, Rancho Santa Fe National Bank and Pacific Western National Bank, were independent banks prior to First Community's acquisition of those entities in 2000. In mid-1994, First Community's principal shareholder, Castle Creek Financial LLC, was engaged by Rancho Santa Fe National Bank, a four-branch bank with assets, as of the end of that year, of approximately $92.3 million, to develop a new strategic plan for the bank. In late 1994, Castle Creek also began advising First Community Bank of the Desert, a California state-chartered bank that operated through five branches located in the area surrounding Palm Springs, generally referred to as the Coachella Valley. First Community Bank of the Desert has since been merged with and into Pacific Western.

        In mid-1999, the management of each of Rancho Santa Fe National Bank and First Community Bank of the Desert, together with Castle Creek, determined that a merger of the two banks could create the foundation for a premier community bank. In October 1999, Rancho Santa Fe National Bank announced that it and First Community Bank of the Desert would combine through the creation of First Community Bancorp as a multi-bank holding company that would subsequently own and operate the two banks as separate subsidiaries. When this transaction closed on June 1, 2000, First Community Bancorp became a $325 million-asset multi-bank holding company with branches in San Diego County and the Coachella Valley.

        In 2000, First Community began trading on Nasdaq under the ticker "FCBP". Shortly thereafter, on August 7, 2000, First Community announced the acquisition of Professional Bancorp, a troubled bank holding company whose sole subsidiary, First Professional Bank, operated in West Los Angeles and targeted borrowers in the health care services sector. The First Professional acquisition extended First Community's reach into Los Angeles and added $230 million in low-cost deposits to First Community's balance sheet. On May 22, 2001, First Community announced the acquisition of First Charter Bank, which was headquartered in Beverly Hills. First Charter serviced the banking needs of small- and medium-sized businesses and the real estate industry out of two branches on the west side of Los Angeles. On August 22, 2001, First Community announced the acquisition of Pacific Western, a bank with four branches in Los Angeles and one branch in Orange County. Pacific Western focused on servicing the banking needs of small- and medium-sized businesses and the real estate industry. On November 13, First Community announced the acquisition of WHEC, the bank holding company for Capital Bank of North County, a bank with three branches in Carlsbad and one branch each in Encinitas and Vista. On January 31, 2002, First Community completed the acquisition of Pacific Western, and just five weeks later, on March 7, 2002, the acquisition of WHEC. Each bank that First Community has acquired since First Community's formation has been merged with Pacific Western, other than Capital Bank which was merged with Rancho Santa Fe National Bank. In January, 2002, First Community completed the consolidation of First Professional Bank, First Community Bank of the Desert and Pacific Western National Bank under the charter of First Professional Bank, which was renamed Pacific Western National Bank upon completion of the consolidation.

        The following table sets forth for each acquisition the date acquired, and the number of branches, assets and deposits acquired.

Institution Acquired	Date	Branches Acquired	Assets Acquired	Deposits Acquired
W.H.E.C., Inc	March 2002	5	$147 million	$135 million
Pacific Western National Bank	January 2002	5	$260 million	$239 million
First Charter Bank, N.A.	October 2001	2	$127 million	$111 million
Professional Bancorp, Inc.	January 2001	5	$263 million	$244 million
First Community Bank of the Desert	May 2000	6	$140 million	$126 million
Rancho Santa Fe National Bank	May 2000	4	$200 million	$179 million

  Business of First Community

        Through its banks, First Community provides banking and other financial services throughout Southern California to small- and medium-sized businesses and the owners and employees of those businesses. The banks offer a broad range of banking products and services, including many types of business, personal savings and checking accounts and other consumer banking services. The banks originate several types of loans, including secured and unsecured commercial and consumer loans, commercial and residential real estate mortgage loans, SBA loans and construction loans. The banks' loans are primarily short-term and adjustable rate. Special services or requests beyond the lending limits of the banks can be arranged through correspondent banks. The banks have a network of ATMs and offer access to ATM networks through other major banks. The banks issue MasterCard and Visa credit and debit cards through a correspondent bank and are also merchant depositories for cardholder drafts under Visa and MasterCard. The banks can provide investment and international banking services through correspondent banks.

        Through its banks, First Community concentrates its lending activities in two principal areas, real estate loans and commercial loans. Real estate loans are comprised of construction loans, miniperm loans collateralized by first or junior deeds of trust on specific properties and equity lines of credit. The banks' real estate portfolios are subject to certain risks, including a possible downturn in the Southern California economy, similar to the one which occurred during the early 1990s, interest rate increases, reduction in real estate values in Southern California and continued increase in competitive pricing and loan structure. The banks strive to reduce the exposure to such risks by reviewing each loan request and renewal individually, using a dual signature approval system whereby both the marketing and credit administration departments must approve each request individually and strict adherence to written loan policies, including, among other factors, minimum collateral requirements and maximum loan-to-value ratio requirements. Each loan request is reviewed on the basis of the bank's ability to recover both principal and interest in view of the inherent risks.

        Commercial loans are made to finance operations, to provide working capital or for specific purposes, such as to finance the purchase of assets, equipment or inventory. Since a borrower's cash flow from operations is generally the primary source of repayment, our policies provide specific guidelines regarding required debt coverage and other important financial ratios. Commercial loans include lines of credit and commercial term loans. The banks' portfolios of commercial loans are subject to certain risks, including a possible downturn in the Southern California economy, interest rate increases and the deterioration of a company's financial capabilities. The banks strive to reduce the exposure to such risks through a dual signature approval system and strict adherence to written loan policies. In addition, loans based on short-term asset values are monitored on a monthly or quarterly basis. In general, the banks receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and respond to any deterioration noted.

        In addition, First Community's banks provide consumer loans including personal loans, auto loans, boat loans, home improvement loans, equipment loans, revolving lines of credit and other loans typically made by banks to individual borrowers. The banks' consumer loan portfolio is subject to certain risks, including amount of credit offered to consumers in the market, interest rates increases and consumer bankruptcy laws which allow consumers to discharge certain debts. The banks strive to reduce the exposure to such risks through the direct approval of all consumer loans by using a dual signature system of approval and strict adherence to written credit policies.

  Limitations on Dividends

        First Community's ability to pay dividends is limited by federal law, state law and contractual provisions. California law provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions:

  •
  First Community's assets equal at least 1 1/4 times its liabilities; and

  •
  First Community's current assets equal at least its current liabilities or, alternatively, if the average of the corporation's earnings before taxes on income and interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, First Community's current assets equal at least 1 1/4 times its current liabilities.

        It is also possible, depending upon the financial condition of the bank in question and other factors that the Federal Reserve Board and/or the OCC could assert that payment of dividends or other payments is an unsafe or unsound practice.

        In addition, First Community's ability to pay dividends is limited by a Revolving Credit Agreement, dated as of June 26, 2000, between First Community and the Northern Trust Company, which provides that First Community may not declare or pay any dividend, other than dividends payable in First Community's common stock or in the ordinary course of business exceeding 50% of net income per fiscal quarter of First Community before intangible amortization and any restructuring charges incurred in connection with any merger, consolidation or other restructuring contemplated by transactions similar to a merger. Also, First Community would be prohibited from paying dividends on its common stock by the indentures, dated as of September 7, 2000, between First Community and the State Street Bank and Trust Company, December 18, 2001 between First Community and the State Street Bank and Trust Company, and November 28, 2001, between First Community and the Wilmington Trust Company, in the event that First Community defaults on certain obligations or defers interest payments under the indentures.

  Employees

        As of March 31, 2002, First Community on a consolidated basis had a total of 327 full time equivalent employees, with 53 full time equivalent employees at Rancho Santa Fe National Bank, 232 full time equivalent employees at Pacific Western, and 42 full time equivalent employees at the holding company level.

  Concurrent Transactions

        On April 25, 2002, First Community signed a definitive Agreement and Plan of Merger providing for the acquisition of First National Bank, a national banking association with seven branches in Southern California. At March 31, 2002, First National Bank had assets of $649.1 million and total deposits of $525.0 million. Pursuant to that merger agreement, First National Bank will merge into Rancho Santa Fe National Bank. At the closing of the merger, Rancho Santa Fe National Bank's name will be changed to First National Bank. The First National Bank acquisition is subject to customary conditions to consummation, including prior approval by the OCC.

        On May 13, 2002, First Community signed a definitive Agreement and Plan of Merger providing for the acquisition of Marathon Bancorp, a California corporation. Pursuant to that merger agreement, Marathon Bancorp, a wholly-owned subsidiary of Marathon Bancorp, will merge with and into Pacific Western. At March 31, 2002, Marathon Bancorp had total assets of $109.3 million and total deposits of $95.0 million. The Marathon Bancorp acquisition is also subject to customary conditions to consummation, including prior approval by the OCC and by Marathon shareholders and is expected to close in the third quarter of 2002.

        First Community expects to register up to 3.3 million shares of its common stock for sale to the shareholders of First National and Marathon in connection with those transactions.

        On June 11, 2002, First Community filed a registration statement with the Securities and Exchange Commission for the sale of of its common stock for the purpose of raising up to $86.25 million, before expenses and underwriting discounts. The funds raised from this offering will be used to finance the acquisitions of Marathon, First National Bank and Upland Bank.

INFORMATION ABOUT UPLAND BANK

  General

        Upland Bank commenced operations as a national banking association on March 12, 1984. Effective January 1, 1989, Upland Bank converted to a California state-chartered bank. Upland Bank's deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, up to the maximum limits permitted by law. Upland Bank's main office is located at 100 North Euclid Avenue, in the City of Upland. Upland Bank also has one branch office located in Chino, California.

        Upland Bank's customer base consists primarily of small-to medium-sized businesses, professionals, local area residents and affluent individuals in Upland Bank's market area which encompasses the cities of Upland, Chino, Rancho Cucamonga, Ontario, Corona, Fontana and surrounding areas.

        Upland Bank offers a full range of commercial banking services, including the making of various types of consumer loans, construction loans, and loans guaranteed, in part, by the Small Business Administration. A significant portion of Upland Bank's lending business is concentrated in real estate construction lending. As of March 31, 2002, based on unaudited financial information, 40.18% of Upland Bank's loan portfolio was in construction loans. Upland Bank also accepts checking, savings and time deposits; IRA, NOW, and money market deposit accounts; and direct deposits of Social Security and other government payments. Additionally, Upland Bank offers safe deposit boxes, night depositories, bank-by-mail, drive-up, walk-up and ATM services, and note and collection services. Upland Bank sells travelers' checks, cashiers' checks, and money orders.

  Property and Leases

        The main office of Upland Bank consists of 8,482 square feet in a two-story building. The lease commenced on or about February 17, 1986, and was renewed for an additional five year period on February 16, 2001. The lease is a triple net lease requiring Upland to pay a base monthly rental of $10,992 in 2002, plus the costs of all utilities, insurance premiums and real estate taxes. The lease will expire on February 16, 2006.

        Upland Bank also leases approximately 3,565 square feet of space in a building located at 12475 Central Avenue, which space serves as its Chino Branch Office. The initial term of the lease commenced October 7, 1985 and was extended by Upland Bank until October 6, 2005. The monthly rental currently is $5,351. Upland Bank paid $64,211 on account of this lease in 2001. Joseph A. Borba and his wife Doleen Borba own a one-half interest in the premises. Mr. Borba serves on the board of directors of Upland Bank.

        The premises are deemed to be adequate for Upland Bank's present and anticipated levels of business.

  Employees

        At March 31, 2002, Upland Bank employed 39 persons on a full-time basis, 6 persons on a part-time basis and 2 temporary employees. Upland Bank's employees are not represented by any union or other collective bargaining agent and Upland Bank believes its employee relations are satisfactory.

  Insurance

        Upland Bank maintains insurance at levels deemed adequate by its management to protect the bank from certain property damage such as fire and automobile liability, and against the risk of employee dishonesty, embezzlement or theft, and to protect the bank in the event it is obligated to indemnify a director or office. Under Upland Bank's bylaws and agreements with certain current and former directors, Upland Bank's officers and directors are entitled to indemnification by Upland Bank for their costs of defense and any judgments rendered against them under certain statutorily defined circumstances. However, because of certain exclusions in the insurance policy and policy coverage deductibles and limitations, Upland Bank may be exposed to liability for such indemnification payments which, if made, would negatively impact Upland Bank's earnings and financial condition.

Equity Compensation Plan Information

        The following table sets forth certain information regarding compensation plans, including individual compensation arrangement, under which the common stock of Upland Bank is authorized for issuance to employees, directors, consultants, advisors, vendors, customers, suppliers or lenders of Upland Bank as of December 31, 2001.

Plan Category	Number of shares of Upland Bank common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	35,000	$5.64	194,250
Total	35,000	$5.64	194,250

UPLAND BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  General

        The following discussion is designed to provide a better understanding of significant trends related to Upland Bank's financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It is derived from Upland Bank's unaudited financial statements and notes thereto for the three months ended March 31, 2002 and 2001, and the audited financial statements as of and for the years ended December 31, 2001 and 2000 and notes thereto, which are not included in this proxy statement–prospectus as well as other financial information appearing in this proxy statement-prospectus.

        Upland Bank's actual results of operations could materially differ from those suggested by the forward-looking statements contained in this proxy statement-prospectus depending upon changes to things such as:

  •
  the competition within the banking industry;

  •
  changes in the interest rate environment;

  •
  general economic conditions, nationally, regionally and in Upland Bank's market areas, including declines in real estate values;

  •
  the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies;

  •
  the regulatory environment;

  •
  business conditions and inflation;

  •
  the securities markets;

  •
  technology;

  •
  regulatory compliance issues;

  •
  the California power crisis;

  •
  planned asset growth;

  •
  unanticipated loan losses;

  •
  unanticipated increases in operating expenses; and

  •
  the ability to generate fee and other non-interest income.

        Therefore, the information set forth in this discussion should be carefully considered when evaluating the business prospects of Upland Bank and how you should vote.

  Financial Condition

        Total assets increased $6,155,858 to $109,835,973 at March 31, 2002 from $103,680,115 at December 31, 2001. Federal funds sold increased 76.2% to $10,156,000 at March 31, 2002 from $5,763,000 at December 31, 2001. Loans, net of unearned income, marginally increased 0.96% to $89,041,463 at March 31, 2002 from $88,191,888 at December 31, 2001. The increase in total assets was primarily the result of a $6,001,292 increase in deposits to $95,736,365 at March 31, 2002 from $89,735,073 at December 31, 2001. This deposit increase resulted from marketing of certificates of deposit to fund anticipated loan growth for the second quarter of 2002.

        Total assets marginally decreased 1.03% during 2001 from $104,747,141 at December 31, 2000 to $103,680,115 at December 31, 2001. The decrease in total assets was primarily caused by a 3.02% decrease in deposits, to a total of $89,735,073 at December 31, 2001 from $92,528,578 at the end of 2000. The deposit decrease was concentrated in other time deposits. These time deposits were originated when prevailing market interest rates were higher than those prevailing at December 31, 2001. These time deposits were allowed to mature prior to December 31, 2001, and were replaced during the first quarter of 2002 at lower prevailing market rates. Federal funds sold decreased from $8,620,000 from December 31, 2000 to $5,763,000 at December 31, 2001. Loans, net of unearned income, increased 4.56% to $88,191,888 at December 31, 2001 from $84,342,307 at the end of 2000. Cash and cash equivalents funded this increase as opposed to relying on deposit growth.

        Average interest-earning assets increased to $97,653,048 during the three months ended March 31, 2002 from $96,827,465 during the same period in 2001. The average yield on these assets decreased to 8.11% from 10.47%. Average interest-bearing liabilities, consisting solely of interest-bearing deposits, decreased to $67,717,517 during the three months ended March 31,2002 from $71,900,943 during the same period in 2001. The average rate paid on these deposits decreased to 3.23% for the three months ended March 31, 2002 from 5.56% for the same period in 2001. The declines in the yield on interest earning assets and the rates paid on interest-bearing liabilities were the result of overall declines in market interest rates that were the result of the Federal Reserve Board's open market operations during 2001. Average noninterest-bearing demand deposit accounts, consisting primarily of business checking accounts, increased 16.1% for the three months ended March 31, 2002 to $24,546,532 from $21,141,262 for same period in 2001.

        Average interest-earning assets increased to $96,475,910 during the year ended December 31, 2001 from $83,434,712 during 2000, and the average yield decreased to 9.67% from 11.66%. Average interest-bearing liabilities increased to $68,819,496 during 2001 from $59,793,875 in 2000, and the average rate paid on these deposits decreased to 4.85% in 2001 from 5.24% in 2000. Average noninterest-bearing demand deposits increased 10.31% to $22,505,319 during 2001 from $20,401,607 during 2000. The increase in average interest-earning assets were primarily the result of advances on loan commitments. The yield on these loans decreased due to the declining interest rate environment in 2001. The increase in average interest earning assets was primarily funded by growth in deposits.

        Shareholders' equity was $11,533,575 at March 31, 2002, compared to $11,223,246 at December 31, 2001, $10,458,281 at March 31, 2001 and $9,716,280 at December 31, 2000. These increases resulted from net income, as well as $336,249 in additional capital from the exercise of stock options. This offset the $346,906 in cash dividends paid in 2001.

  Results of Operations

        Upland Bank earned $300,361 for the three months ended March 31, 2002 compared to $406,064 earned for the three months ended March 31, 2001. Diluted earnings per share were $0.21 for the three months ended March 31, 2002 compared to $0.29 per share for the three months ended March 31, 2001. Decreases in interest rates resulting from the monetary policies of the Federal Reserve Board coupled with the bank's positive interest rate sensitivity gap, account for a significant portion of the decrease in net income. The prime rate, the reference rate to which a majority of Upland Bank's loans are tied, decreased by 475 basis points from 9.50% to 4.75% since January of 2001.

        Upland Bank earned $1,365,903 for the year ended December 31, 2001 compared to net income of $1,713,903 for the year ended December 31, 2000. Diluted earnings per share were $1.00 for 2001 compared to $1.27 per share in the year ended December 31, 2000. As previously discussed, interest rates were the primary reason for the decrease in earnings.

        Net interest Income. The primary component of Upland Bank's operating income is net interest income, which is the difference between interest and fees earned on loans and investments, and the interest paid on deposits and borrowed funds. Net interest income, when expressed as a percentage of total average interest-earning assets, is referred to as the net interest margin. Net interest spread is the difference between the average yield on interest-earning assets and the rate paid on interest-bearing liabilities. Upland Bank's net interest income is affected by the change in the amount and mix of interest-earning assets and interest bearing liabilities. It is also affected by changes in yields earned on assets and rates paid on deposits and other borrowed funds.

        Distribution of Average Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential. The following table sets forth Upland Bank's average assets, liabilities and shareholders' equity; interest income earned and interest expense paid; and the average yields earned or rates paid for the three months ended March 31, 2002 and 2001. The average balances reflect daily averages, except nonaccrual loans, which were computed using quarterly averages.

	For the Three Months Ended March 31,
	2002			2001
	Average Balance	Average Yield or Rate Paid	Interest Earned or Paid	Average Balance	Average Yield or Rate Paid	Interest Earned or Paid
Interest-Earning Assets:
Interest-earning deposits	$748,556	3.74%	$6,992	$892,000	6.72%	$14,988
Investment securities	1,822,439	4.90%	22,334	1,974,561	6.95%	34,320
Federal funds sold	3,810,756	1.45%	13,812	11,725,355	5.42%	158,949
Loans(1)(2)	91,271,297	8.49%	1,936,617	82,235,549	11.32%	2,327,068

Total interest-earning assets	97,653,048	8.11%	1,979,755	96,827,465	10.47%	2,535,325
Noninterest-earning assets	9,899,321			9,237,679
Allowance for loan losses	(1,216,259)			(1,133,097)

Total assets	$106,336,110			$104,932,047

Interest-Bearing Liabilities:
Deposits:
Money Market and NOW accounts	$20,268,519	2.00%	$101,388	$16,327,515	3.74%	$152,794
Savings accounts	3,121,905	0.75%	5,881	3,568,430	1.95%	17,361
Time deposit under $100,000	27,650,710	3.88%	267,921	32,311,582	6.39%	516,128
Time deposits over $100,000	16,676,383	4.12%	171,586	19,693,416	6.36%	313,263

Total interest-bearing liabilities	67,717,517	3.23%	546,776	71,900,943	5.56%	999,546
Noninterest-bearing deposits	24,546,532			21,141,262
Other liabilities	2,583,968			1,879,837

Total liabilities	94,848,147			94,922,042
Shareholders' equity	11,488,093			10,010,005

Total liabilities and shareholders' equity	$106,336,110			$104,932,047

Net interest income			$1,432,979			$1,535,779

Net interest spread		4.88%			4.91%

Net interest margin		5.87%			6.34%

(1)
Loan interest income includes loan fees of $441,401 in 2002 and $333,663 in 2001.

(2)
Average loans are net of unearned income.

        Net interest income for the three months ended March 31, 2002 was $1,432,979, which decreased $102,800, or 6.69%, over the same period in the prior year. Upland Bank's net interest margin decreased 47 basis points to 5.87% for the three months ended March 31, 2002, compared to 6.34% for the same period in 2001. The decrease in net interest income and net interest margin were the result of an overall lower interest rate environment for the three months ended March 31, 2002, coupled with a more stable rate environment compared to the same period in 2001. An additional factor which contributed to Upland Bank's decrease in net interest income for the period ended March 31, 2002 was the reduction in real estate construction loans as a percent of total loans during the period, which was accomplished in order to comply with the board of directors' commitment to reduce the bank's real estate construction loan concentration. Should Upland Bank remain on a stand-alone basis, it is likely that the continued reduction in real estate construction loans as a percent of total loans will have a detrimental impact on Upland Bank's future earnings. Due to the stability in interest rates, Upland Bank's net interest spread declined marginally by three basis points for the comparative three month periods.

        The following table sets forth average assets, liabilities and shareholders' equity; interest income earned and interest expense paid; and the average yields earned or rates paid for the years ended December 31, 2001 and 2000. The average balances reflect daily averages, except nonaccrual loans, which were computed using quarterly averages.

	For the Years Ended December 31,
	2001			2000
	Average Balance	Average Yield or Rate Paid	Interest Earned/Paid	Average Balance	Average Yield or Rate Paid	Interest Earned/Paid
Interest-Earning Assets:
Interest-earning deposits	$833,685	5.92%	$49,423	$857,833	6.53%	$56,036
Investment securities	1,887,042	6.03%	113,806	1,477,488	7.78%	114,905
Federal funds sold	10,495,908	3.97%	416,163	5,694,082	6.11%	347,739
Loans(1) (2)	83,259,275	10.51%	8,747,975	75,405,309	12.22%	9,212,371

Total interest-earning assets	96,475,910	9.67%	9,327,367	83,434,712	11.66%	9,731,051
Noninterest-earning assets	9,090,977			8,047,034
Allowance for loan losses	(1,195,238)			(824,748)

Total assets	$104,371,649			$90,656,998

Interest-Bearing Liabilities:
Deposits:
Money market and NOW accounts	$18,053,206	3.28%	$592,818	$15,760,983	3.79%	$598,069
Savings accounts	3,347,315	1.66%	55,443	3,815,439	1.98%	75,514
Time deposits under $100,000	29,208,095	5.60%	1,636,411	25,987,835	6.18%	1,605,686
Time deposits over $100,000	18,210,880	5.80%	1,055,606	14,229,618	6.01%	855,565

Total interest-bearing liabilities	68,819,496	4.85%	3,340,278	59,793,875	5.24%	3,134,834
Noninterest-bearing deposits	22,505,319			20,401,607
Other liabilities	2,284,093			2,150,248

Total liabilities	93,608,908			82,345,730
Shareholders' equity	10,762,741			9,311,268

Total liabilities and shareholders' equity	$104,371,649			$90,656,998

Net interest income			$5,987,089			$6,596,217

Net interest spread		4.82%			6.42%

Net interest margin		6.21%			7.91%

(1)
Loan interest income includes loan fees of $1,525,269 in 2001 and $1,269,064 in 2000.

(2)
Average loans are net of unearned income.

        Net interest income for the year ended December 31, 2001 was $5,987,089, which decreased $609,128, or 9.23% from 2000. The bank's net interest margin declined 170 basis points to 6.21% for the year ended December 31, 2001, compared to 7.91% for the year ended December 31, 2000. This decrease in the bank's net interest margin was due to steady declines in interest rates during 2001, coupled with a lag in the timing of the downward repricing of interest-bearing liabilities, principally time deposits. These liabilities generally do not reprice as quickly as variable rate loans and federal funds sold.

        Analysis of Changes in Net Interest Income. The following table sets forth an analysis of the changes in interest income and interest expense due to changes in rate and volume. Changes due to both volume and rate changes have been allocated to volume.

	For the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000			For the Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999			For the Three Months Ended March 31, 2002 Compared to the the Three Months Ended March 31, 2001
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Volume	Rate	Net Change	Volume	Rate	Net Change	Volume	Rate	Net Change
	(Dollars in Thousands)
Interest-Earning Assets:
Interest earning deposits	$(1,543)	$(5,070)	$(6,613)	$(5,010)	$10,742	$5,732	$(2,126)	$(5,870)	$(7,996)
Investment securities	27,900	(28,999)	(1,099)	(1,932)	33,529	31,597	(2,483)	(9,503)	(11,986)
Federal funds sold	220,606	(152,182)	68,424	(48,594)	79,923	31,329	(69,597)	(75,540)	(145,137)
Loans	902,226	(1,366,622)	(464,396)	1,643,139	263,103	1,906,242	1,346,592	(1,737,043)	(390,451)

Total interest-earning assets	$1,141,189	$(1,552,873)	$(403,684)	$1,587,603	$387,297	$1,974,900	$1,272,386	$(1,827,956)	$(555,570)

Interest-Bearing Liabilities:
Money market and NOW accounts	$80,900	$(86,151)	$(5,251)	$64,532	$67,337	$131,869	$179,434	$(230,840)	$(51,406)
Savings accounts	(8,616)	(11,455)	(20,071)	7,299	(1,014)	6,285	(1,947)	(9,533)	(11,480)
Time deposits under $100,000	188,382	(157,657)	30,725	209,082	215,844	424,926	(66,592)	(181,615)	(248,207)
Time deposits over $100,000	231,755	(31,714)	200,041	206,868	88,876	295.744	(42,864)	(98.813)	(141,677)

Total interest expense:	$492,421	$(286,977)	$205,444	$487,781	$371,043	$858,824	$68,031	$(520,801)	$(452,770)

Increase/(decrease) in net interest income:	$656,768	$(1,265,896)	$(609,128)	$1,099,822	$16,254	$1,116,076	$1,204,355	$(1,307,155)	$(102,800)

        Investment Portfolio. Upland Bank classifies its investment portfolio as held-to-maturity or available-for-sale. Upland Bank intends to hold all securities classified as held-to-maturity until their scheduled maturities, and management believes that it has the ability to do so. Securities classified as available-for-sale may be sold in response to changes in interest rates, manage fluctuations in deposit levels, fund loan demand or manage Upland Bank's interest rate risk.

        The following tables summarize the amounts and the distributions of Upland Bank's investment securities as of the dates indicated.

	Securities Available-for-Sale December 31,				Securities Held-to-Maturity December 31,
	2001		2000		2001		2000
	Book Value	Market Value	Book Value	Market Value	Book Value	Market Value	Book Value	Market Value
U.S. Treasury securities	$—	$—	$—	$—	$—	$—	$150,136	$148,845
Obligations of U.S. Government agencies	76,571	81,716	841,546	845,043	1,754,210	1,775,155	995,805	1,008,750

Total investment securities	$76,571	$81,716	$841,546	$845,043	$1,754,210	$1,775,155	$1,145,941	$1,157,595

        Maturity of and Yield on Investment Securities. The following table summarizes Upland Bank's investment securities (stated at cost, adjusted for amortization of premiums and accretion of discounts) and their weighted average yield (calculated on a 360 day basis) at March 31, 2002.

	March 31, 2002
	Principal Amount	Book Value	Weighted Average Yield
	(Dollars in thousands)
Obligations of U.S. Government agencies due:
Within one year	$750	$755	6.03%
After one but within five	1,000	997	3.75
After five but within ten	33	34	7.70
After ten years	2	2	9.10

Total Investment Securities	$1,785	$1,788	4.81%

        Loan Portfolio. Upland Bank provides a variety of credit products to meet the needs of borrowers in its service area. Upland Bank offers both secured and unsecured loans for working capital, equipment acquisition, expansion, purchase or improvement of real property, as well as seasonal loans and lines of credit. Upland Bank maintains a large portfolio of interim construction loans. Other real estate loans primarily consist of commercial loans secured by real estate collateral and "mini-perm" real estate financing. Commercial loans are made available to business, professional and agricultural customers. Consumer loans are offered for a variety of personal, family household needs, including automobiles, home equity loans and unsecured revolving lines of credit.

        Upland Bank maintains a large portfolio of real estate construction loans, consisting of single-family homes and commercial construction loans. At March 31, 2002 and December 31, 2001 real estate construction loans comprised approximately 40.18% and 45.70%, respectively, of the loan portfolio.

        The composition of the loan portfolio as of the dates indicated is summarized in the table below.

		December 31,
	March 31, 2002
		2001	2000
Commercial	$15,475,639	$15,837,256	$14,449,992
Real estate construction	35,772,952	40,300,792	49,087,739
Real estate—other real estate secured	35,753,472	30,201,114	18,895,782
Consumer	2,039,400	1,852,726	1,908,794

Total Loans	$89,041,463	$88,191,888	$84,342,307

        Maturities and Sensitivities of Loans To changes in Interest Rates. The following table sets forth the amount of loans outstanding at December 31, 2001, which have the ability to be repriced or are due in less than one year, within one to five years, or in more than five years. In addition, the table shows the distribution of Upland Bank's loan portfolio as to loans with fixed rates and variable rates of interest.

	Less Than One Year	Over One Year But Less Than Five Years	Over Five Years	Total
Commercial	$14,554,355	$792,332	$562,295	$15,908,982
Real Estate construction	41,212,699	3,375,441	—	41,212,699
Real estate other	18,489,302	1,753,916	8,466,465	30,331,208
All other loans	82,241	1,753,916	16,569	1,852,726

Total gross loans	$74,338,597	$5,921,689	$9,045,329	$89,305,615

Deferred loan fees				(1,113,727)

Total loans				$88,191,888

Loans with fixed interest rates	$1,953,376	$5,921,689	$9,045,329	$16,920,394
Loans with variable interest rates	72,385,221	—	—	72,385,221

Total gross loans	$74,339,597	$5,921,689	$9,045,329	$89,305,615

Deferred loan fees				(1,113,727)

Total loans				$88,191,888

        Loan Concentrations. Ultimately, credit quality may be influenced by underlying trends in economic and business cycles. Upland Bank's business is concentrated in the communities surrounding Upland Bank's offices. Upland Bank has significant extensions of credit and commitments to extend credit which are secured by real estate. At March 31, 2002 and December 31, 2001, Upland Bank had outstanding real estate secured and real estate construction loans amounting to $71,526,424 and $70,501,906, respectively. These concentrations represented 80.33% and 79.94% of the loan portfolio at March 31, 2002 and December 31, 2001, respectively.

        Construction loans amounted to $35,772,952 and $40,300,792 at March 31, 2002 and December 31, 2001, respectively, and accounted for 40.18% and 45.70% of the loan portfolio, respectively, at those dates. Approximately 75% of the bank's construction loans are for single-family dwellings, consisting of conventional homes, townhouses and condominiums, and 25% of the loans are for commercial buildings with national tenants. Approximately 45% of single-family homes that the bank finances are pre-sold before the loan funds are disbursed.

        Upland Bank's board of directors has committed to reduce its concentration in real estate construction loans as a percentage of total loans outstanding. While Upland Bank is working to replace the real estate construction loans with other types of loans, its ability to generate replacement loans has not kept up with its reduction in real estate construction lending. This has had, and if Upland Bank remains on a stand-alone basis, is likely to have, a negative impact on Upland Bank's earnings.

        Adverse economic conditions, a decline in real estate values, or a significant increase in interest rates could negatively affect the construction loan business and require an increase in the provision for loan losses, which in turn, could adversely affect Upland Bank's future prospects, results of operations, and profitability.

        Nonperforming Assets. Loans are generally placed on non-accrual status when principal or interest payments are past due 90 days or more. Certain loans are placed on nonaccrual earlier if there is a reasonable doubt as to the collectibility of principal and interest. Loans which are in the process of renewal in the normal course of business or are well secured and in the process of collection continue to accrue interest if management considers the risk of loss to be minimal.

        The following table provides information regarding Upland Bank's nonperforming assets at the dates indicated.

	At March 31,	At December 31,
	2002	2001	2000
Nonaccrual loans	$—	$—	$2,655,000
Loans 90 day or more past due and accruing	131,000	1,028,000	299,000

Total nonperforming loans	131,000	1028,000	2,954,000
Other real estate owned	174,436	174,436	849,436

Total nonperforming assets	$305,436	$1,202,436	$3,803,436

Nonperforming loans to total loans	0.15%	1.17%	3.50%
Nonperforming loans to allowance for loan losses	10.77%	84.51%	266.56%
Nonperforming assets to total assets	0.28%	1.16%	3.63%

        There were no non-accrual loans at and for the period ended March 31, 2002. There was one property classified as other real estate owned at March 31, 2002 totaling $174,436. If interest on nonaccrual loans had been recognized at the original interest rates, interest income would have increased approximately $82,319 and $117,125 in 2001 and 2000, respectively.

        Commitments. In the normal course of business, Upland Bank maintains outstanding loan commitments to extend credit. These outstanding loan commitments are considered when Upland Bank establishes the allowance for loan losses. Upland Bank had unfunded loan commitments, including standby letters of credit, totaling $100.5 million, $109.3 million and $72.8 million at March 31, 2002, December 31, 2001, and December 31, 2000, respectively.

        Upland Bank uses the same credit policies in making loan commitments as it does in extending loans to customers. It evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the customer. The types of collateral held vary, but may include accounts receivable, inventory, property, equipment and residential and income producing commercial properties.

        Provision for Loan Losses. As losses on specific loans are identified, that portion deemed uncollectible is charged against the allowance for loan losses. The allowance for loan losses is increased when loan loss provisions are charged to earnings or when previous losses are recovered, and it is decreased when loan losses are charged against it. See the table below for additional information as to provisions for loan losses, charge-offs and recoveries of loans previously charged off. No assurance can be given that adverse economic conditions or other factors will not result in additional provisions to the allowance for loan losses in the future. There was no provision for loan losses for the three months ended March 31, 2002. For the years ended December 31, 2001 and 2000, loan loss provisions amounted to $130,000 and $460,000, respectively.

        Allowance for Loan Losses. Upland Bank maintains an allowance for loan losses to absorb losses in the portfolio. As losses on specific loans are identified, that portion deemed uncollectible is charged against the allowance. The level of the allowance is based on a continuous analysis of the loan portfolio and, at March 31, 2002, reflected an amount, which in management's judgment, was adequate to provide for known and inherent loan losses. In evaluating the adequacy of the allowance, management gives consideration to the composition of the loan portfolio, the performance of loans in the portfolio, evaluations of loan collateral, prior loss experience, current economic conditions and the net worth of respective borrowers or guarantors.

        The allowance for loan losses at March 31, 2002 and 2001 was $1,215,436 and $1,168,208, respectively This represented 1.37% of loans at March 31, 2002 and 1.39% at March 31, 2001.

        The allowance for loan losses at December 31, 2001 and 2000 was $1,216,439 and $1,108,208, respectively. This represented 1.38% of loans at December 31, 2001 and 1.31% at December 31, 2000.

        Summary of Loan Loss Experience. The following table summarizes loan loss experience as of and for the periods indicated.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2002	2001	2001	2000
Balances:
Average total loans	$91,271,297	$82,235,549	$83,259,275	$75,405,309
Total loans (net of deferred fees) at end of period	$89,041,463	$84,060,854	$88,191.888	$84,342,307
Allowance For Loan Losses
Balance at beginning of period	$1,216,439	$1,108,208	$1,108,208	$713,528
Deduct loans charged-off
Commercial	—	—	20,000	100,736
Real estate	—	—	—	—
Installment	2,574	—	1,769	—

Total	2,574	—	21,769	100,736
Less recoveries	—	—	—	35,416

Net loans charged-off	2,574	—	21,769	65,320
Provision for loan losses	—	60,000	130,000	460,000

Balance at end of period	$1,215,436	$1,168,208	$1,216,439	$1,108,208

Ratios:
Net charge-offs to average loans outstanding	0.003%	NA	0.03%	0.09%
Net charge-offs to total loans at end of period	0.003%	NA	0.02%	0.08%
Allowance for loan losses to average loans	1.33%	1.42%	1.46%	1.47%
Allowance for loan losses to total loans at end of period	1.37%	1.39%	1.38%	1.31%
Net loans charged-off to beginning allowance	0.21%	NA	1.96%	9.15%
Net loans charged-off to provision for loan losses	NA	NA	16.75%	14.20%

        Allocation of Allowance for Loan Losses. The table below sets forth the allocation of the allowance for loan losses by loan type as of the dates specified. The allocation of individual categories of loans includes amounts applicable to specifically identified as well as unidentified losses inherent in that segment of the loan portfolio and will necessarily change whenever management determines that the risk characteristics of the loan portfolio have changed. Management believes that any breakdown or allocation of the allowance for loan losses into loan categories lends an appearance of exactness which does not exist, in that the allowance is utilized as a single unallocated allowance available for all loans and undisbursed commitments. The allocation below should not be interpreted as an indication of the specific amounts of or loan categories in which future charge-offs may occur:

	At March 31,		At December 31,
	2002		2001		2000
	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans	Allowance Amount	Percent of Loans in Each Category to Total Loans
Commercial	$191,751	17.4%	$177,122	18.0%	$170,702	17.1%
Real estate construction	612,015	40.2	711,134	45.7	730,530	58.2
Real estate other	262,452	40.2	221,805	34.2	142,837	22.4
Other	30,387	2.2	30,786	2.1	37,266	2.3
Unallocated	188,831	—	75,592	—	26,873	—

Total	$1,215,436	100.0%	$1,216,439	100.0%	$1,108,208	100.0%

        Noninterest Income. Noninterest income consists primarily of service charges on deposit accounts, other fees and charges collected by Upland Bank for both deposit accounts and loans, and fees collected on merchant card services and ATM card transactions. Noninterest income increased $56,214 to $225,305 or 33.24% for the period ended March 31, 2002 compared with the same period in 2001. The increase was the result of earnings on Upland Bank-owned life insurance policies on the lives of various bank officers and a higher volume of service charges.

        Non-interest income increased $31,608, or 4.00%, for the year ended December 31, 2001 as a result of a $134,529 gain on the sale of other real estate owned, offset by a $109,921 decrease in fees and service charges.

        Noninterest Expenses. Noninterest expenses consist of salaries and related benefits, occupancy and equipment expense and other expense. The tables below set forth the components of noninterest expenses for the three month periods ended March 31, 2002 and 2001 and the years ended December 31, 2001 and 2000.

	Three Months Ended March 31,
	2002	2001	% Increase/ (% Decrease)
Salaries and benefits	$644,433	$636,763	1.20%
Occupancy expense	72,227	69,271	4.27
Promotional expense	62,737	34,568	81.49
Furniture, equipment and office expense	51,274	50,056	2.43
Professional fees	151,243	134,296	12.61
Other expenses	172,009	27,352	528.87

Total	$1,153,923	$952,306	21.17%

        Upland Bank's noninterest expenses increased by $201,617, or 21.17% higher than those recognized during the three month period ended March 31, 2001. Upland Bank was able to recoup $123,000 of costs through the sale of other real estate owned during the three month period ended March 31, 2001. This resulted in a one time reduction in other expenses for that period. The additional increase in other expenses for the period ended March 21, 2002 was attributable to director fees for extra meetings and increases in insurance.

	Years Ended December 31,
	2001	2000	% Increase/ (% Decrease)
Salaries and benefits	$2,378,032	$2,245,882	5.88%
Occupancy expense	308,214	269,337	14.43
Promotional expense	157,704	157,978	(0.17)
Furniture equipment and office expense	212,081	208,428	1.75
Professional fees	517,209	466,235	10.93
Office supplies	158,819	144,271	10.08
Directors' expenses	223,380	167,503	33.36
Other expenses	386,360	325,208	11.95

Total	$4,341,799	$3,984,842	8.96%

        Increased salaries and benefits in 2001 were caused by an increase in the number of employees in Upland Bank's Small Business Administration and Construction Loan departments. Occupancy costs reflect higher maintenance and utility costs over 2000. Professional fees increased over 2000 due to a higher volume of data processing activity, coupled with consulting costs associated with the bank's Internet banking project.

        Income Taxes. Effective tax rates were 40.45% and 41.37% for the three months ended March 31, 2002 and 2001, respectively, and at 41.55% and 41.73% for the years ended December 31, 2001 and 2000.

        Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand, deposits at correspondent banks and federal funds sold. Upland Bank maintains balances at correspondent banks adequate to cover daily clearings and other charges. Funds in excess of these needs are invested in overnight federal funds at correspondent banks. Cash and cash equivalents increased $5,616,661, or 56.08%, to $15,632,796 at March 31, 2002 from $10,016,135 at December 31, 2001 and reflect increased deposits.

        Cash and cash equivalents decreased $4,611,486, or 31.53%, to $10,016,135 at December 31, 2001 from $14,627,621 at December 31, 2000. The decrease was used to fund loan growth in 2001.

        Deposits. Deposits represent Upland Bank's primary source of funds to support its various lending and investment activities. Substantially all of Upland Bank's deposits are from individuals and businesses within Upland Bank's service area. Upland Bank has utilized brokered deposits from time to time, but they have never exceeded 5% of total deposits. Upland Bank has no known foreign deposits.

        The following table sets forth the average balance and the average rate paid on certain deposit categories for the three months ended March 31, 2002 and 2001.

	For the Three Months Ended March 31, 2002			For the Three Months Ended March 31, 2001
	Average Balance	Percent of Total	Average Rate Paid	Average Balance	Percent of Total	Average Rate Paid
Non-interest bearing deposits	$24,546,532	26.60%	—	$21,141,262	22.72%	—
Money market and NOW deposits	20,268,519	21.97%	2.00%	16,327,515	17.55%	3.74%
Savings deposits	3,121,905	3.38%	0.75%	3,568,430	3.84%	1.95%
Time certificates of deposit under $100,000	27,650,710	29.97%	3.88%	32,311,582	34.72%	6.39%
Time certificates of deposit $100,000 or more	16,676,383	18.08%	4.12%	19,693,416	21.17%	6.36%

Total deposits	$92,264,049	100.00%	2.37%	$93,042,205	100.00%	4.30%

        The following table sets forth the average balance and the average rate paid on certain deposit categories for the years ended December 31, 2002 and 2001.

	For the Year Ended December 31, 2002			For the Year Ended December 31, 2001
	Average Balance	Percent of Total	Average Rate Paid	Average Balance	Percent of Total	Average Rate Paid
Non-interest bearing deposits	$22,505,319	24.64%	0%	$20,401,607	25.44%	0%
Money market and NOW deposits	18,053,206	19.77%	3.28%	15,760,983	19.65%	3.79%
Savings deposits	3,347,315	3.67%	1.66%	3,815,439	4.76%	1.98%
Time certificates of deposit under $100,000	29,208,095	31.98%	5.60%	25,987,835	32.40%	6.18%
Time certificates of deposit $100,000 or more	18,210,880	19.94%	5.80%	14,229,618	17.75%	6.01%

Total deposits	$91,324,815	100.00%	3.66%	$80,195,482	100.00%	3.91%

        Time Deposits. The following table sets forth the maturity of time certificates of deposit of $100,000 or more at March 31, 2002.

(Dollars in thousands)
Three months or less	$4,595
Over three months through twelve months	12,145
Over one year through three years	1,938
Over three years	$-0-

        Capital Resources. Shareholder's equity increased 2.67% to $11,533,575 at March 31, 2002 from $11,233,246 at December 31, 2001. Shareholders' equity primarily increased due to net income of $300,361 for the period ended March 31, 2002. Return on average shareholders' equity on an annualized basis for the three-month period ended March 31, 2002 was 10.46% (unaudited) as compared to 16.23% for the three-month period ended March 31, 2001.

        Shareholders' equity increased 15.61% to $11,233,246 December 31, 2001 from $9,716,280 at December 31, 2000. Shareholders' equity primarily increased due to net income of $1,365,903 for the year ended 2001. Return on average shareholders' equity for 2001 was 12.69% compared to 18.41% for 2000.

        The risk-based capital adequacy guidelines establish a risk-based capital ratio based on the overall risk of the entity determined by (i) assigning weighted risks to each balance sheet asset and certain off-balance sheet commitments, and (ii) adding up all of the weighted risks of all assets and included off-balance sheet commitments to obtain the total risk.

        The following table provides information regarding Upland Bank's regulatory capital ratios at March 31, 2002 and December 31, 2001 and 2000. At March 31, 2002 and December 31, 2001 and 2000, Upland Bank met or exceeded regulatory capital requirements to be considered "well capitalized."

	Minimum Capital Requirement	"Well Capitalized" Requirement	March 31, 2002	Capital Ratios At December 31, 2001	December 31, 2000
Total capital to risk-weighted assets	8.00%	10.00%	11.70%	10.00%	10.00%
Tier 1 capital to risk-weighted assets	4.00%	6.00%	10.59%	8.90%	9.70%
Tier 1 capital to average assets	4.00%	5.00%	10.84%	10.40%	9.00%

        Liquidity. Liquidity is the ability to meet unexpected deposit withdrawals and to meet increased loan demand. Upland Bank's management monitors Upland Bank's liquidity position continuously in relation to changes in long-term and short-term investment rates and projects Upland Bank's liquidity position based on loan anticipated demand and deposit trends with particular attention by management to assets and liabilities that are interest rate sensitive.

        Upland Bank measures its basic liquidity as the ratio of total liquid assets, including cash and due from banks, federal funds sold, interest-bearing deposits in banks, available-for-sale investment securities and available credit under unsecured borrowing arrangements to total liabilities. It is the policy of Upland Bank to maintain liquidity safeguards in order to avoid the consequences from an inability to have funds available to meet its commitments in a timely and economic manner.

        Upland Bank's liquidity was $16.7 million, $11.0 million and $16.4 million at March 31, 2002, December 31, 2001 and December 31, 2000, respectively. The liquidity ratio was 15.2%, 10.1% and 15.8% at those dates. These liquidity ratios were within the Upland Bank's guideline of 8.00% to 20.00%.

        The loan to deposit ratio decreased to 93.0% at March 31, 2002, from 98.3% at December 31, 2001. The loan to deposit ratio was 91.1% at December 31, 2000. This decrease between December, 2001 and March, 2002 was due to the growth in deposits exceeding the growth in loans.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Upland Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Upland Bank does not have any market risk sensitive instruments entered into for trading purposes. Significant changes in interest rates affect the composition, monitored and matched to control the risk associated with movements in rates. The Asset/Liability Management Committee for Upland Bank meets quarterly to monitor and formulate strategies and policies to provide sufficient levels of net interest income while maintaining acceptable levels of interest rate sensitivity, risk and liquidity. The primary objective of rate sensitivity management is to ensure earnings stability by minimizing the sensitivity of net interest income to fluctuations in interest rates. Upland Bank uses gap analysis and other systems to measure, monitor and adapt to changing interest rate environments. Upland Bank monitors and evaluates its interest rate risk position on a quarterly basis using traditional gap analysis and an analysis of the sensitivity of net interest income to changes in interest rates and an analysis of the impact of changes in interest rates on the market value of equity. Gap analysis calculates the mismatches over certain time periods between assets and liabilities whose interest rates are subject to repricing at their contractual maturity dates or repricing period.

        Upland Bank's management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within Upland Bank guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities, are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources. Upland Bank does not utilize any interest rate swap or other such financial derivative to alter its interest rate risk profile.

        One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap position indicates that there would be a net positive impact on the net interest margin of Upland Bank for the period measured in a declining interest rate environment since Upland Bank's liabilities would reprice to lower market rates before its assets. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since Upland Bank's assets would reprice to higher market interest rates before its liabilities.

        The following table sets forth the distribution of repricing opportunities of Upland Bank's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap for the period, which is interest rate sensitive assets less interest rate sensitive liabilities, the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total assets and total interest-earning assets as of March 31, 2002. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net interest margins of Upland Bank.

	Interest Rate Sensitivity As of March 31, 2002
	Less than 3 months	3 months to 1 year	1 to 5 years	Ovcr 5 years	Non-rate Sensitive	Total
	(Dollars in thousands)
Repricing Interval
Deposits with financial Institutions	$—	$693	$—	$—	$—	$693
Federal funds sold	10,156	—	—	—	—	10,156
Investment securities	—	1,261	504	23	—	1,788
Loans, gross	74,810	3,929	6,282	4,020	—	89,041

Total rate sensitive assets	84,966	5,883	6,786	4,043		101,678
All other assets	—	—	—	—	8,158	8,158

Total assets	$84,966	$5,883	$6,786	$4,043	$8,158	$109,836

Savings & NOW deposits	$6,801	$—	$—	$—	$—	$6,801
Money market deposits	16,308	—	—	—	—	16,308
Time deposits under $100,000	8,378	17,280	3,428	—	—	29,086
Time deposits of $100,000 or more	4,595	12,145	1,938	—	—	18,678
Other interest-bearing liabilities	—	—	—	—	—	—

Total rate sensitive liabilities	36,082	29,425	5,366	—	—	70,873
All other liabilities	—	—	—	—	27,429	27,429
Shareholder's equity	—	—	—	—	11,534	11,534

Total liabilities and shareholders' equity	$36,082	$29,425	$5,366	$—	$38,963	$109,836

Period gap	$48,884	$(23,542)	$1,420	$4,043	$(30,805)	$—
Cumulative gap	48,884	25,342	26,762	30,805	—	—
Cumulative rate sensitive gap as a % of total assets	44.5%	23.1%	24.4%	28.0%	—	—

NOTE: All amounts are reported at their contractual maturity or repricing periods. This analysis makes certain assumptions as to interest rate sensitivity of savings and NOW accounts which have no stated maturity and have had very little price fluctuation in the past three years. Money market accounts are repriced at discretion of management and generally are more rate sensitive.

        On March 31, 2002, Upland Bank had $90,849,000 in assets and $65,507,000 in liabilities repricing within one year. This means that $25,342,000 more of Upland Bank's interest rate sensitive assets than Upland Bank's interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest-earnings assets to interest-bearing liabilities maturing or repricing within one year at March 31, 2002 equals 139%. Interest income is likely to be affected to a greater extent than interest expense for any changes in interest rates within one year from March 31, 2002. If rates were to fall during this period, interest income would decline by a greater amount than interest expense and net income would decrease. Conversely, if rates were to rise the opposite would apply.

        Management of Upland Bank continues to monitor and evaluate the positive gap position, but does not anticipate substantial changes in those gap ratios.

        Upland Bank's management utilizes the results of a dynamic simulation model to quantify the estimated exposure of net interest income to sustained interest rate changes. The simulation model estimates the impact of changing interest rates on the interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on Upland Bank's balance sheet. A parallel and pro rata shift in rates over a 12-months period is assumed.

        Upland Bank does not engage in any hedging activities and does not have any derivative securities in its portfolio.

The following reflects Upland Bank's net interest income sensitivity analysis as of March 31, 2002:

SIMULATED RATE CHANGES	ADJUSTED NET INTEREST INCOME	PERCENTAGE CHANGE FROM BASE	NET INTEREST MARGIN PERCENT	NET INTEREST MARGIN CHANGE FROM BASE
+300 basis points	5,759	5.30%	5.66%	6.19%
+100 basis points	6,439	15.95%	6.33%	18.76%
BASE	5,477	—	5.33%	0.00%
-100 basis points	5,063	(5.00)%	4.98%	(6.57)%
-300 basis points	4,343	(14.83)%	4.27%	(19.89)%

MARKET VALUE OF PORTFOLIO EQUITY

Interest Rate Scenario	MARKET VALUE	PERCENTAGE CHANGE FROM BASE	PERCENTAGE OF TOTAL ASSETS	PERCENTAGE OF PORTFOLIO EQUITY BOOK VALUE
+300 basis points	12,907	(11.04)%	11.7%	111.9%
+100 basis points	13,702	(5.56)%	12.5%	118.8%
BASE	14,509	—	11.3%	125.8%
-100 basis points	12,090	(16.67)%	10.9%	104.8%
-300 basis points	11,145	(23.19)%	10.0%	96.6%

REGULATION AND SUPERVISION

        The following is a summary of certain statutes and regulations affecting First Community and its subsidiaries and Upland Bank. This summary is qualified in its entirety by such statutes and regulations.

  General

        First Community is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and as such is subject to regulation by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. A bank holding company is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve.

        The Bank Holding Company Act requires every bank holding company to obtain the approval of the Federal Reserve before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank or bank holding company.

        In approving acquisitions by bank holding companies or companies engaged in banking-related activities, the Federal Reserve considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as over-concentration of resources, decreased competition or unsound banking practices.

        In addition, bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

        Upland Bank is a California state-chartered bank and as such is subject to regulation by the California Department of Financial Institutions. In addition, various requirements and restrictions under the laws of the U.S. and the State of California affect the operations of Upland Bank. Federal and California statutes and regulations relate to many aspects of Upland Bank's operations, including reserves against deposits, ownership of deposit accounts, loans, investments, mergers and acquisitions, borrowing, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers.

  Dividend Regulation

        The ability of First Community to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiaries—Rancho Santa Fe National Bank and Pacific Western National Bank, which are federally chartered commercial banks, or "national banks". Upland Bank, as a state chartered commercial bank, is subject to the California Financial Institutions Code.

        Pursuant to 12 U.S.C. Section 56, no national bank may pay dividends from its capital. All dividends must be paid out of net profits after deducting losses and bad debts. The payment of dividends out of net profits of national banks is further limited by 12 U.S.C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of a bank's net profits for the preceding half-year in the case of quarterly or semi-annual dividends or the preceding two half-years in the case of an annual dividend, are transferred to the surplus fund.

        Pursuant to 12 U.S.C. Section 60(b), the approval of the Office of the Comptroller of the Currency, referred to as the OCC, is required prior to the payment of dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Further, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. A bank may, upon approval by the OCC, be able to undergo a "quasi-reorganization", which would allow the bank to ignore accumulated losses before the quasi-reorganization.

        The restrictions on dividend payments placed on California state-chartered banks such as Upland Bank is substantially similar to the dividends restrictions placed on national banks.

  Government Policies

        The policies of regulatory authorities, including the OCC, Federal Reserve and the Federal Deposit Insurance Corporation, or FDIC, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishing the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United State government.

  USA Patriot Act

        On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including Upland Bank, and First Community's subsidiaries Pacific Western National Bank and Rancho Santa Fe National Bank, to help prevent, detect and prosecute international money laundering and the financing of terrorism. First Community's banks and Upland Bank have augmented their systems and procedures to accomplish this. The Secretary of the Treasury has proposed additional regulations to further implement Title III. Although we cannot predict when and in what form these regulations will be adopted, each of First Community and Upland Bank believe that the cost of compliance with Title III of the USA Patriot Act is not likely to be material to First Community or Upland Bank, respectively.

  Federal Deposit Insurance

        Because of favorable loss experience and a healthy reserve ratio in the Bank Insurance Fund (BIF) of the FDIC, well-capitalized and well-managed banks, including Pacific Western and Upland Bank, have in recent years paid minimal premiums for FDIC insurance. A number of factors suggest that as early as the second half of 2002, even well-capitalized and well-managed banks will be required to pay premiums for deposit insurance. The amount of any such premiums will depend on the outcome of legislative and regulatory initiatives as well as the BIF loss experience and other factors, none of which we are in position to predict at this time.

  Hazardous Waste Clean-Up

        Since neither First Community nor Upland Bank is involved in any business that manufactures, uses or transports chemicals, waste, pollutants or toxins that might have a material adverse effect on the environment, their primary exposure to environmental laws is through its lending activities. Based on a general survey of the loan portfolios of First Community's banking subsidiaries and Upland Bank, conversations with local appraisers and the type of lending currently and historically done by the subsidiaries, First Community is not aware of any potential liability for hazardous waste contamination that would be reasonably likely to have a material adverse effect on First Community or Upland Bank.

DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK

        Pursuant to the merger, Upland Bank shareholders will have the opportunity to exchange their shares of Upland Bank common stock for shares of First Community common stock. The following is a summary of the material features of First Community capital stock.

        Pursuant to the articles of incorporation of First Community, the authorized capital stock of First Community consists of 15,000,000 shares of common stock, of which approximately                         shares are outstanding as of                  , 2002, and 5,000,000 shares of preferred stock, of which none is outstanding.

        On June 11, 2002 First Community filed a registration statement with the SEC on Form S-3 for the sale of common stock for the purpose of raising up to $86,250,000, before expenses and underwriting discounts.

        In the future, the authorized but unissued and unreserved shares of First Community common stock and the authorized but unissued and reserved shares of First Community preferred stock will be available for general corporate purposes, including but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock compensation plans of First Community or in future private placements or public offerings. First Community has no present plans for the issuance of additional authorized shares of its capital stock, other than as pursuant to the 2000 Stock Incentive Plan or other such plans that First Community has assumed. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of First Community common stock or authorized shares of First Community preferred stock would be issued, no approval of First Community shareholders will be required for the issuance of those authorized shares.

  Common Stock

        Each share of First Community common stock has the same relative rights, and is identical to all respects with, each other share of First Community common stock. Holders of First Community common stock are entitled to one vote per share on all matters requiring shareholder action, including but not limited to, the election of, and any other matters relating to, directors. Holders of First Community common stock are entitled to cumulate their votes for the election of directors.

        The holders of First Community common stock are entitled to receive dividends, out of funds legally available therefor, subject to any restrictions imposed by federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Upon liquidation, dissolution or winding up of First Community, holders of First Community common stock will be entitled to share ratably all assets remaining after the payment of liabilities of First Community and of preferential amounts of which any preferred stock may be entitled.

        The holders of First Community common stock have no preemptive or other subscription rights. First Community common stock is not subject to call or redemption, and, upon receipt by First Community of the full purchase price therefor, each share of First Community common stock will be fully paid and non-assessable.

  Preferred Stock

        First Community's articles of incorporation currently authorize it to issue up to 5,000,000 shares of preferred stock. The board of directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the board is authorized to establish voting powers, designations, preferences and special rights of each such series and any qualifications, limitations and restrictions thereon. First Community preferred stock may rank prior to First Community common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into First Community common stock. The holders of any class or series of First Community preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the board or otherwise required by California law.

COMPARISON OF SHAREHOLDERS' RIGHTS

  General

        First Community is a California corporation and, accordingly, the rights of shareholders of First Community are governed by the California General Corporation Law (the "CGCL"), as well as the articles of incorporation and bylaws of First Community. Upland Bank is a California state-chartered bank and, accordingly, the rights of shareholders of Upland Bank are governed by the California Financial Code and the CGCL, as well as the articles of incorporation and bylaws of Upland Bank. As a result of the merger, Upland Bank's shareholders will become shareholders of First Community. There are certain differences between the charters of First Community and Upland Bank. The summary contained below describes some of the differences but is not intended to be complete and is qualified by reference to California law and the charter documents of First Community and Upland Bank.

  Vacancies on the Board

        The CGCL provides that, unless the corporation's articles or bylaws provide otherwise, vacancies (other than those created by removal) may be filled by approval of the board of directors, or if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of directors then in office at a duly called meeting or (3) the sole remaining director. Unless the corporation's articles or a bylaw provision adopted by the corporation's shareholders provide that the board of directors may fill vacancies on the board resulting from the removal of directors, such vacancies must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The CGCL permits shareholders to elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent (other than to fill a vacancy created by removal, which requires the unanimous consent of all shares entitled to vote) requires the consent of a majority of the outstanding shares entitled to vote. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors then in office who were elected by the shareholders constitute less than a majority of the directors then in office, then (1) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of the shareholders, or (2) upon the application of such holder or holders, the superior court of the proper county will order a special meeting of shareholders to elect the entire board of directors.

        First Community and Upland Bank. The First Community and Upland Bank bylaws substantially restate the provisions of the CGCL.

  Shareholder Nominations and Proposals

        First Community. First Community's bylaws provide that shareholder nominations for election of directors must be delivered to the secretary of First Community not less than 60 days nor more than 90 days prior to the date of a meeting of shareholders called for the election of directors. The First Community bylaws provide that any proper business may be transacted at the annual meeting of shareholders, except as limited by the CGCL.

        Upland Bank. Upland Bank's bylaws provide that shareholder nominations for election of directors must be delivered to the president of Upland Bank by the later of 21 days prior to the date of a meeting of shareholders called for the election of directors or 7 days after notice of such meeting was mailed to Upland Bank shareholders.

  Amendment of Charter

        First Community and Upland Bank. To amend the articles of incorporation of a California corporation, the CGCL requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote. Neither the First Community articles nor the Upland Bank articles contain any supermajority provisions for amendments.

  Amendment of Bylaws and Regulations

        First Community and Upland Bank. The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take such action. Neither First Community's nor Upland Bank's articles or bylaws restrict the power of either the First Community's or Upland Bank's board or shareholders to adopt, amend or repeal its bylaws.

  Classified Board of Directors

        First Community and Upland Bank. First Community and Upland Bank do not currently have classified boards. First Community's and Upland Bank's bylaws currently require that all directors be elected at each annual meeting of shareholders for a term of one year.

  Removal of Directors

        First Community and Upland Bank. The CGCL provides that directors may be removed without cause, if the removal is approved by the majority of the outstanding shares entitled to vote. However, the CGCL further provides that, with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. First Community and Upland Bank do not currently have classified boards and First Community's bylaws substantially restate the statutory provisions set out above. Upland Bank's bylaws do not address the removal of a director.

  Cumulative Voting

        Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date. This total number of votes may be cast for one nominee or maybe distributed among as many of the candidates as the shareholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected. In general, cumulative voting may help groups of minority shareholders elect some candidates to the board.

        First Community and Upland Bank. Shareholders of Upland Bank and First Community are entitled to cumulate their votes for the election of directors. The CGCL provides for cumulative voting for directors, unless the corporation's articles or bylaws provide otherwise. First Community's and Upland Bank's articles do not provide otherwise.

  Special Meetings of the Shareholders

        First Community and Upland Bank. Under the CGCL, the board of directors, the chair of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at a meeting, and such additional persons as are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders. The First Community and Upland Bank bylaws substantially restate the provisions set out above and do not specify any additional persons.

  Shareholder Action Without a Meeting

        First Community and Upland Bank. The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that maybe taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. First Community's and Upland Bank's articles do not provide otherwise. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit shareholders to elect directors by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

  Inspection of Shareholder Lists

        The CGCL provides an absolute right of inspection of a corporation's list of shareholders to any shareholder or shareholders holding at least 5% of the voting stock or a shareholder or shareholders holding at least 1% of the voting stock who have filed a Schedule 14B with the SEC or, in the case the corporation is a bank with deposits insured under the FDIA, have filed a Form F-6 with the appropriate federal bank regulatory agency. Schedule 14B is filed in connection with certain proxy contests relating to the election of directors. Form F-6 relates to the election of directors. In addition, the CGCL provides a right of inspection of shareholders lists to any shareholder for a purpose reasonably related to the holder's interest as a shareholder.

        First Community. First Community's bylaws specifically allows for any shareholder authorized under California law to inspect its list of shareholders.

        Upland Bank. The Upland Bank articles and bylaws provide Upland Bank shareholders the right to inspect corporate records, including the list of shareholders for any purpose reasonably related to the shareholder's interest as a shareholder.

DISSENTERS' RIGHTS

        In connection with the merger, you may be entitled to dissenters' rights under 12 U.S.C. 215a. 12 U.S.C. 215a permits the rights of dissenting shareholders to be governed by the law of the state of incorporation of the bank being acquired where the bank being acquired is a state-chartered bank. Pursuant to 12 U.S.C. 215a, we have decided to follow California state law, contained in Chapter 13 of the CGCL with respect to dissenters' rights. Sections 1300 through 1304 of the CGCL are attached hereto as Appendix C. The description of dissenters' rights contained in this proxy statement-prospectus is qualified in its entirety by reference to Chapter 13 of the CGCL. In order for you to exercise dissenters' rights, you must make a written demand upon Upland Bank as provided in the CGCL, which must be received by Upland Bank on or before the date of the Upland Bank special shareholders' meeting, you must not vote for the approval of the merger, and you must comply with such other procedures as required by the CGCL, as more fully described below. Failure to follow the procedures as set forth in Chapter 13 of the CGCL will result in a waiver of your dissenters' rights.

        Any demands, notices, certificates or other documents delivered to Upland Bank prior to the merger may be sent to Upland Bank, 100 North Euclid, Upland, California 91786. Thereafter, they may be sent to Corporate Secretary, First Community Bancorp, 6110 El. Tordo Road, Rancho Santa Fe, California 92067.

        If no instructions are indicated on proxies received by Upland Bank, such proxies will be voted for the proposal to approve the merger at the Upland Bank special shareholders' meeting. If you return your proxy without instructions, resulting in a vote for the approval of the merger, you will not be entitled to dissenters' rights.

        In the event that the merger is approved by the shareholders of Upland Bank and you object to the merger, you will be entitled to payment of the fair market value of your shares, as of April 18, 2002 (the day before the public announcement of the merger); provided that (a) such shares were outstanding immediately prior to the date for the determination of shareholders entitled to vote on the merger; (b) you did not vote your shares for the approval of the merger; (c) you made a demand for purchase in cash of your shares at their fair market value as of April 18, 2002; and (d) you have submitted certificates representing your shares for endorsement, in accordance with Section 1302 of the CGCL.

        You must (a) make a written demand to purchase your shares and make payment to your shares in cash of their fair market value as of April 18, 2002; (b) have your demand received by Upland Bank on or before the 30th day following the mailing by Upland Bank of notice of approval if the merger; (c) state the number and class of the shares held of record by you that you demand that Upland Bank purchase; and (d) state what you claim to be the fair market value of your shares as of April 18, 2002. Such statement of fair market value constitutes an offer by you to sell your shares at such price. You may not withdraw such demand unless Upland Bank consents thereto. A proxy or vote against the approval of the merger agreement does not in itself constitute a demand for your shares.

        You must submit to Upland Bank at its principal office or at the office of its transfer agent the certificates representing any shares that you are demanding that the corporation purchase, for endorsement as dissenting shares within 30 days after the date on which notice of approval of the merger by Upland Bank shareholders was mailed to you.

        If you hold dissenting shares, Upland Bank will mail to you a notice of the approval of the merger by the Upland Bank shareholders, within ten days after the date of such approval, accompanied by (a) a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL; (b) a statement of the price determined by Upland Bank to represent the fair market value as of April 18, 2002 of the dissenting shares; and (c) a brief description of the procedure to be followed if you desire to exercise your dissenter's rights under such sections. The statement of price constitutes an offer by Upland Bank to purchase at the price stated such dissenting shares.

        If Upland Bank denies that shares submitted to it as dissenting shares are dissenting shares, or if Upland Bank and you fail to agree on the fair market value of your shares, either you or Upland Bank may file a complaint in the superior court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the merger is mailed to you.

        On trial of the action, the court will first determine if the shares are dissenting shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both Upland Bank and you fail to file a complaint within six months after the date on which notice of the approval of the merger was mailed to you, your shares will cease to be dissenting shares. In addition, if you transfer your shares prior to their submission for the required endorsement, your shares will lose their status as dissenting shares.

        FAILURE TO TAKE ANY NECESSARY STEP WILL RESULT IN A TERMINATION OR WAIVER OF YOUR RIGHTS UNDER CHAPTER 13 OF THE CGCL. A PERSON HAVING A BENEFICIAL INTEREST IN UPLAND BANK COMMON STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A TRUSTEE OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE REQUIREMENTS OF CHAPTER 13 OF THE CGCL IN A TIMELY MANNER IF SUCH PERSON ELECTS TO DEMAND PAYMENT OF THE FAIR MARKET VALUE OF SUCH SHARES.

VALIDITY OF COMMON STOCK

        The validity of the First Community common stock to be issued in connection with the merger will be passed upon for First Community by Sullivan & Cromwell, Los Angeles, California.

EXPERTS

        The consolidated financial statements of First Community Bancorp and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of First National Bank and subsidiary as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of W.H.E.C., Inc. and subsidiary as of December 31, 2001 and for the year ended December 31, 2001 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent auditors, which report is incorporated by reference in this proxy statement-prospectus upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Pacific Western National Bank as of December 31, 2001 and for the year ended December 31, 2001 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent auditors, which report is incorporated by reference in this proxy statement-prospectus upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of December 31, 2000 and for the year ended December 31, 2000 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of KPMG LLP, independent auditors, as stated in their reports with respect thereto, which reports are incorporated by reference in this proxy statement-prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of December 31, 1999 and for the year ended December 31, 1999 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of Moss Adams LLP, independent auditors, as stated in their reports with respect thereto, which reports are incorporated by reference in this proxy statement-prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

        Upland Bank will hold a 2002 annual meeting of shareholders only if the merger is not completed before the time of that meeting. A date for such meeting has not yet been announced, but is expected to be held, in the event the merger has not been completed, on or before November 15, 2002, which is one year from Upland Bank's last annual meeting. In the event that the meeting is held, Upland Bank shareholders may submit proposals to be considered for shareholder action at that meeting if they do so in accordance with the applicable provisions of California law and Upland Bank's bylaws. Prior to any such meeting, Upland Bank will announce the date by which any proposals of shareholders intended to be presented at that meeting must be received by the secretary of Upland Bank in order to be considered for inclusion in the Upland Bank proxy materials relating to that meeting.

AGREEMENT AND PLAN OF MERGER

dated as of April 18, 2002

by and among

First Community Bancorp

Pacific Western National Bank

and

Upland Bank

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS
1.01.	Certain Definitions	1
ARTICLE II THE MERGER
2.01.	The Merger	6
2.02.	Effective Date and Effective Time	6
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
3.01.	Effect on Capital Stock	7
3.02.	Conversion of Company Common Stock	7
3.03.	Election and Proration Procedures	7
3.04.	Rights as Shareholders; Stock Transfers	10
3.05.	No Fractional Shares	11
3.06.	Exchange Procedures	11
3.07.	Anti-Dilution Provisions	12
3.08.	Dissenters' Rights	13
ARTICLE IV ACTIONS PENDING ACQUISITION
4.01.	Forebearances of the Company	13
4.02.	Forebearances of Parent	15
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01.	Disclosure Schedules	16
5.02.	Standard	16
5.03.	Representations and Warranties of the Company	16
5.04.	Representations and Warranties of Parent	23

i

ARTICLE VI COVENANTS
6.01.	Reasonable Best Efforts	26
6.02.	Shareholder Approval	26
6.03.	Registration Statement	26
6.04.	Press Releases	27
6.05.	Access; Information	27
6.06.	Affiliates	28
6.07.	Acquisition Proposals	28
6.08.	Certain Policies	29
6.09.	Nasdaq Listing	29
6.10.	Regulatory Applications	29
6.11.	Indemnification	30
6.12.	Benefit Plans	31
6.13.	Non-Competition Agreements	31
6.14.	Notification of Certain Matters	31
6.15.	Parent Approval	31
6.16.	Human Resources Issues	31
6.17.	Assistance with Third-Party Agreements	32
6.18.	Shareholder Agreements	32
6.19.	Additional Agreements	32
6.20.	Pre-Closing Adjustments	32
6.21.	Company Stock Options	33
6.22.	Audited Company Financial Statements	33
6.23.	Tax Treatment of the Merger	33
6.24.	Upland Bancorp, Inc	33
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
7.01.	Conditions to Each Party's Obligation to Effect the Merger	33
7.02.	Conditions to Obligation of the Company	34
7.03.	Conditions to Obligation of Parent	35
ARTICLE VIII TERMINATION
8.01.	Termination	37
8.02.	Effect of Termination and Abandonment	39

ii

ARTICLE IX MISCELLANEOUS
9.01.	Survival	39
9.02.	Waiver; Amendment	40
9.03.	Counterparts	40
9.04.	Governing Law, Jurisdiction and Venue	40
9.05.	Expenses	40
9.06.	Notices	40
9.07.	Entire Understanding; No Third Party Beneficiaries	41
9.08.	Effect	41
9.09.	Severability	41
9.10.	Enforcement of the Agreement	41
9.11.	Interpretation	42
EXHIBIT A	Form of Shareholder Agreement
EXHIBIT B	Form of Company Affiliates Agreement
EXHIBIT C	Form of Non-Competition Agreement
EXHIBIT D	Form of Agreement of Merger
EXHIBIT E	Form of Agreement to Merge
Disclosure Schedule

iii

        AGREEMENT AND PLAN OF MERGER, dated as of April 18, 2002 (this "Agreement"), by and among Upland Bank, a California state-chartered bank (the "Company"), First Community Bancorp, a California corporation ("Parent") and Pacific Western National Bank, a national banking association ("Parent Bank") and wholly-owned subsidiary of Parent.

RECITALS

        A.    The Company.    The Company is a California state-chartered bank having its principal place of business in Upland, California.

        B.    Parent.    Parent is a California corporation, having its principal place of business in Rancho Santa Fe, California.

        C.    Parent Bank.    Parent Bank is a national banking association having its principal place of business in Santa Monica, California, all of the outstanding capital stock of which is owned by Parent.

        D.    Intentions of the Parties.    It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the purchase accounting method and be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        E.    Board Action.    The respective Boards of Directors of each of Parent, Parent Bank and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

        F.    Shareholder Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto, (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares in favor of this Agreement and the Merger.

        G.    Non-Competition Agreements.    As a condition to, and simultaneously with, the execution of this Agreement each director of the Company, are entering into non-competition agreements with Parent in the form of Exhibit C, hereto (collectively, the "Non-Competition Agreements").

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01.    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.07.

        "Adjusted Shareholders' Equity" has the meaning set forth in Section 7.03(e).

        "Advisors" has the meaning set forth in section 7.03(j).

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        "Agreement of Merger" has the meaning set forth in Section 2.01(b).

        "ALL" has the meaning set forth in Section 5.03(t).

        "Amendment" has the meaning set forth in Section 6.12.

        "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

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        "Bank Merger Act" means the Bank Merger Act, as amended.

        "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.) as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m).

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "Business Combination" has the meaning set forth in Section 3.07.

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "California Secretary" means the California Secretary of State.

        "Cash Election" has the meaning set forth in Section 3.03.

        "Cash Proration Factor" has the meaning set forth in Section 3.03.

        "CGCL" means the California General Corporation Law.

        "Closing Financial Statements" has the meaning set forth in Section 7.03.

        "Closing Price" has the meaning set forth in Section 3.03.

        "Code" has the meaning set forth in the recitals to this Agreement.

        "Combination Cash Election" has the meaning set forth in Section 3.03.

        "Combination Stock Election" has the meaning set fort in Section 3.03.

        "Commissioner" means the California Commissioner of Financial Institutions.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Company" has the meaning set forth in the preamble to this Agreement.

        "Company Affiliates" has the meaning set forth in Section 6.06.

        "Company Articles" means the Articles of Association of the Company, as amended.

        "Company Board" means the Board of Directors of the Company.

        "Company By-Laws" means the By-Laws of the Company.

        "Company Common Stock" means the common stock, no par value per share, of the Company.

        "Company Loan Property" has the meaning set forth in Section 5.03(o).

        "Company Meeting" has the meaning set forth in Section 6.02.

        "Company Stock Options" means the options to acquire Company Common Stock issued under the Company's 1993 Stock Option Plan, as amended October 19, 1995.

        "Costs" has the meaning set forth in Section 6.11(a).

        "Decline Adjustment" has the meaning set forth in Section 8.01(g).

        "Derivatives Contract" has the meaning set forth in Section 5.03(q).

        "Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

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        "Dissenters' Shares" has the meaning set forth in Section 3.01.

        "Dissenting Shareholder" means any holder of Dissenters' Shares.

        "Effective Date" has the meaning set forth in Section 2.02.

        "Effective Time" has the meaning set forth in Section 2.02.

        "Election" has the meaning set forth in Section 3.03.

        "Election Deadline" has the meaning set forth in Section 3.03.

        "Election Form" has the meaning set forth in Section 3.03

        "Election Form Record Date" has the meaning set forth in Section 3.03.

        "Employees" has the meaning set forth in Section 5.03(m).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Act" means the Equal Credit Act (15 U.S.C. Section 1691 et seq.) as amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03a).

        "Exchange Fund" has the meaning set forth in Section 3.06(a).

        "Exchange Ratio" has the meaning set forth in Section 3.02.

        "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601, et seq.), as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Federal Reserve Act" means the Federal Reserve Act, as amended.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Final Index" has the meaning set forth in Section 8.01(g).

        "GAAP" means generally accepted accounting principles.

        "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

        "Indemnity Agreement" has the meaning set forth in Section 7.03.

        "Indemnified Party" has the meaning set forth in Section 6.11(a).

        "Index" has the meaning set forth in Section 8.01(g).

        "Initial Index" has the meaning set forth in Section 8.01(g).

        "Insurance Amount" has the meaning set forth in Section 6.11(b).

        "Insurance Policies" has the meaning set forth in Section 5.03(s).

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        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

        "Mailing Date" has the meaning set forth in Section 3.03.

        "Material Adverse Effect" means, with respect to Parent or the Company any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company, as the case may be, or (ii) would materially impair the ability of either Parent or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP and (e) with respect to the Company the effects of any action or omission taken with the prior consent of Parent.

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" has the meaning set forth in Section 2.01(a).

        "Minimum Percentage" has the meaning set forth in Section 3.03(c).

        "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market System.

        "National Bank Act" means the National Bank Act, as amended.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Non-Competition Agreements" has the meaning set forth in the recitals to this Agreement.

        "OCC" means the Office of the Comptroller of the Currency.

        "Parent Bank" has the meaning set forth in the preamble to this Agreement.

        "Parent Banks" means Rancho Santa Fe National Bank and Pacific Western National Bank.

        "Parent Bank Board" means the Board of Directors of Parent Bank.

        "Parent Bank Stock" means the common stock, $5.00 par value per share, of Parent Bank.

        "Parent Board" means the Board of Directors of Parent.

        "Parent By-Laws" means the By-Laws of Parent.

        "Parent Common Stock" means the common stock, no par value per share, of Parent.

        "Parent Loan Property" has the meaning set forth in Section 5.04(j).

        "Parent Measuring Price" has the meaning set forth in Section 8.01(g).

        "Pension Plan" has the meaning set forth in Section 5.03(m).

        "Per Share Cash Consideration" has the meaning set forth in Section 3.02.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Previously Disclosed" by the Company shall mean information set forth in a section of the Disclosure Schedule corresponding to the section of this Agreement where such term is used.

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        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Regulatory Authorities" has the meaning set forth in Section 5.03(i).

        "Regulatory Filings" has the meaning set forth in Section 5.03(g).

        "Rights" means, with respect to any Person, the Company Stock Options and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "SEC Documents" has the meaning set forth in Section 5.04(g).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Shareholder" means each of The Joseph A. and Doleen Borba Trust, The 1988 Crowell Family Trust, The L. and J. Scheu Living Trust (restated, date 12/6/94), Fred O. Scarsella and The Roger M. Jaska and Ana Dee Jaska Trust.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Shareholder Equity Measuring Date" has the meaning set forth in Section 7.03(e).

        "Stock Amount" has the meaning set forth in Section 3.03.

        "Stock Election" has the meaning set forth in Section 3.03.

        "Stock Proration Factor" has the meaning set forth in Section 3.03.

        "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC, including, without limitation, each of the Parent Banks.

        "Surviving Bank" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of the Company by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed on or before the Effective Date with respect to any Taxes of the Company.

        "Termination Fee" has the meaning set forth in Section 8.02.

        "Treasury Shares" has the meaning set forth in Section 3.01.

        "Undesignated Shares" has the meaning set forth in Section 3.03.

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        "Upland Bank Deferred Compensation Plan" means the Upland Bank Deferred Compensation Plan, as amended through April 19, 2001.

        "USA Patriot Act" means the USA Patriot Act (Pub. L. No. 107 56).

ARTICLE II

THE MERGER

        2.01.    The Merger.    (a) The Combination. At the Effective Time, the Company shall merge with and into Parent Bank (the "Merger"), the separate corporate existence of the Company shall cease and Parent Bank shall survive and continue to exist as a bank, organized under the laws of the United States (Parent Bank, as the Surviving Bank in the Merger, sometimes being referred to herein as the "Surviving Bank"). Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company's shareholders have approved this Agreement), change the method of effecting the combination of Parent Bank with the Company (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company with any of its existing Subsidiaries, but rather with a merger subsidiary of Parent) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

        (b)    Filings.    Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the Effective Date, as specified in the notice filed with the OCC in accordance with OCC regulations. Prior to or contemporaneously with the filing of such notice, an executed agreement of merger ("Agreement of Merger") in form acceptable to the OCC shall be filed pending occurrence of the Effective Date.

        (c)    Articles of Incorporation and By-Laws.    The articles of association and by-laws of the Surviving Bank immediately after the Merger shall be those of Parent Bank as in effect immediately prior to the Effective Time.

        (d)    Directors and Officers of the Surviving Bank.    The directors and officers of Parent Bank immediately after the Merger shall be the directors and officers of Parent Bank immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

        (e)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in 12 U.S.C. §215a, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

        2.02.    Effective Date and Effective Time.    Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01 to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filing or filings or on such date as may be specified therein in accordance with OCC regulations. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such filing.

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ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

        3.01.    Effect on Capital Stock.    Subject to the other provisions of this Article III, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holders of shares of Parent Common Stock and Parent Bank Stock;

        (a)    Parent Common Stock.    Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent, and shall not be affected by the Merger;

        (b)    Parent Bank Stock.    Each share of Parent Bank Stock, issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of the Surviving Bank, and shall not be affected by the Merger;

        (c)    Company Common Stock.    Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters' Shares and Treasury Shares, as defined below) shall be converted into the right to receive Parent Common Stock or cash as provided in Section 3.02(a);

        (d)    Dissenter's Shares.    All shares of Company Common Stock that are "dissenting shares" within the meaning of Chapter 13 of the CGCL ("Dissenters' Shares") shall not be converted into or represent a right to receive Parent Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under Chapter 13 of the CGCL, at which time such shares shall either be converted into cash or Parent Common Stock pursuant to Section 3.08; and

        (e)    Cancellation of Certain Shares.    Any shares of Company Common Stock held by Parent (or any of its Subsidiaries) or by the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), shall be canceled and retired at the Effective Time of the Merger and no consideration shall be issued in exchange therefore.

        3.02.    Conversion of Company Common Stock.

        (a)  Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters' Shares and Treasury Shares) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 3.03, either:

            (i)  .5034 of a share of Parent Common Stock (the "Exchange Ratio"); or

          (ii)  cash in the amount of $11.73 (such amount, the "Per Share Cash Consideration");

        (b)  At the Effective Time of the Merger, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time of the Merger and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time of the Merger, certificates are properly presented in accordance with Article III of this Agreement to the Exchange Agent (as defined in Section 3.03), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Company Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of Parent Common Stock.

        3.03.    Election and Proration Procedures.

        (a)    Election Forms and Types of Elections.    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only

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upon proper delivery of such certificates to the Exchange Agent selected by Parent (the "Exchange Agent")) in such form as designated by Parent (the "Election Form") shall be mailed no less than forty days prior to the Effective Time of the Merger or on such other date as Parent and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of a date which is at least five Business Days prior to the Mailing Date (the "Election Form Record Date"). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) Parent Common Stock (a "Stock Election") with respect to all of such holder's Company Common Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's Company Common Stock, or (iii) Parent Common Stock in exchange for a specified number of shares of Company Common Stock (a "Combination Stock Election") and cash in exchange for a specified number of shares of Company Common Stock (a "Combination Cash Election"). Any Company Common Stock (other than Dissenters' Shares or Treasury Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

        (b)    Proper and Timely Election.    Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. on the later of the 30th day following the Mailing Date (or such other time and date as the Company and Parent may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Company Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Parent and Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        (c)    Payment and Proration.    As promptly as practicable but not later than five Business Days after the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of Parent Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

            (i)  if the aggregate number of shares of Company Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of Parent Common Stock pursuant to the Merger that would be equal to 419,118 shares of Parent

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  Common Stock in exchange for shares of Company Common Stock (the "Stock Amount"), (assuming all other shares of Common Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

            (A)  Each holder of Company Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Company Common Stock covered by such Stock Election or Combination Stock Election; and

            (B)  Each holder of Company Common Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Per Share Cash Consideration multiplied by the number of shares covered by such Cash Election or Combination Cash Election, or such number of Undesignated Shares, as the case may be.

          (ii)  if the aggregate number of shares of Company Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made exceeds, and is not approximately equal to, the Stock Amount (assuming all other shares of Company Common Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

            (A)  Each holder of Company Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Per Share Cash Consideration multiplied by the number of shares covered by such Cash Election or Combination Cash Election;

            (B)  All Undesignated Shares shall be deemed to have made Cash Elections; and

            (C)  A stock proration factor (the "Stock Proration Factor") shall be determined by dividing (1) the Stock Amount by (2) the number of shares of Parent Common Stock which would be issued based on the product of the Exchange Ratio and the number of shares of Company Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Company Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

              (I)  the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Company Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

              (II)  cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Company Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

          (iii)  if the aggregate number of shares of Company Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made shall be less than the Stock Amount (assuming all other shares of Company Common Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

            (A)  Each holder of Company Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Company Common Stock covered by such Stock Election or Combination Stock Election;

            (B)  The Exchange Agent shall select by lot such number of holders of Undesignated Shares (other than holders of Undesignated Shares who voted against the Merger or gave notice in writing that the holder dissents as required by Chapter 13 of the CGCL prior to the meeting of shareholders to be held pursuant to Section 6.02) to receive Parent Common Stock

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    as shall be necessary so that the shares of Parent Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made shall be equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are less than, and not approximately equal to, the Stock Amount, then:

            (C)  A cash proration factor (the "Cash Proration Factor") shall be determined by dividing (1) the amount which is the difference between (x) the Stock Amount and (y) the number of shares of Parent Common Stock which would be issued based on the product of the Exchange Ratio and the sum of the number of shares of Company Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (iii)(B) above by (2) the product of the Exchange Ratio and the number of shares of Company Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Company Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

              (I)  cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Company Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

              (II)  the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Company Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

          (iv)  Notwithstanding any other provision of this Agreement, if after applying the allocation rules set forth in the preceding subsections of this Section 3.03, the aggregate value of the Parent Common Stock that would be issued pursuant to the Merger (valued at the closing price of Parent Common Stock on the date on which the Effective Time of the Merger occurs (the "Closing Price")) is less than 45% of the aggregate value of the total consideration (which total consideration shall include cash paid or anticipated to be paid to Dissenting Shareholders) to be paid in exchange for Company Common Stock (the "Minimum Percentage"), Parent shall be authorized to reallocate, in good faith and in such a manner as it reasonably determines to be fair and equitable, shares of Parent Common Stock and cash among the holders of Company Common Stock, or to increase the number of shares of Parent Common Stock to be issued in the Merger, in a manner such that the number of shares of Parent Common Stock to be issued in the Merger shall not be less than the Stock Amount and such Stock Amount shall not represent less than the Minimum Percentage.

        (d)    Calculations.    Any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 3.03, the shares of Company Common Stock for which Parent Common Stock is to be issued as consideration in the Merger shall be deemed to be "approximately equal" to the Stock Amount if such number is within 1,000 shares of Company Common Stock of such amount.

        3.04.    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Bank of shares of Company Common Stock.

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        3.05.    No Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all certificates of Company Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Closing Price. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Parent Common Stock.

        3.06.    Exchange Procedures.    (a) Exchange Agent. No later than the Effective Time of the Merger, Parent shall deposit with the Exchange Agent the number of shares of Parent Common Stock issuable in the Merger and the amount of cash payable in the Merger (the "Exchange Fund"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

        (b)    Exchange of Certificates and Cash.    After completion of the allocation procedure set forth in Section 3.03, each holder of a certificate formerly representing Company Common Stock (other than Dissenters' Shares or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof be entitled to a certificate representing Parent Common Stock and/ or cash into which the shares of Company Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Company certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.06, each certificate representing Company Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive cash and/or Parent Common Stock, as the case may be, upon such surrender. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Company Common Stock for exchange as provided in this Article III. If any certificate for shares of Company Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

        (c)    Affiliates.    Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.06.

        (d)    No Liability.    Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e)    Voting and Dividends.    Former shareholders of record of the Company shall not be entitled to vote after the Effective Time of the Merger at any meeting of Parent shareholders until such holders have exchanged their certificates representing Company Common Stock for certificates representing

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Parent Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of this Section 3.06, each certificate theretofore representing shares of Company Common Stock (other than Dissenters' Shares and Treasury Shares) shall from and after the Effective Time of the Merger represent for all purposes only the right to receive shares of Parent Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, until the holder of such certificate of Company Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Company Common Stock for which shares of Parent Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.05 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

        (f)    Unclaimed Portion of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        (g)    Withholding Rights.    Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

        3.07.    Anti-Dilution Provisions.    In the event Parent or the Company changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock, as the case may be, and the record date therefore shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing

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herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

        3.08.    Dissenters' Rights.    (a) Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholders' shares of Company Common Stock, as provided in Chapter 13 of the CGCL, shall not be entitled to Merger Consideration in respect thereof provided for under Section 3.01 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under Chapter 13 of the CGCL, and shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL with respect to such Dissenters' Shares.

        (b)        If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent each share of Company Common Stock of such Dissenting Shareholder shall be deemed to be an Undesignated Share and shall be converted at Parent's discretion into the right to receive the Per Share Cash Consideration or such number of shares of Parent Common Stock calculated pursuant to Subsection 3.03(c)(iv) by Parent to be necessary or appropriate to preserve the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01.    Forebearances of the Company.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, the Company will not:

        (a)    Ordinary Course.    Except as set forth in Schedule 4.01(a) of the Disclosure Schedule, and pursuant to the terms of Section 6.17 hereof, conduct the business of the Company other than in the ordinary and usual course or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of the Company, Parent or any Subsidiaries of Parent to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Material Adverse Effect on the Company.

        (b)    Capital Stock.    Other than pursuant to the Rights set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

        (c)    Dividends; Etc.    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (d)    Compensation; Employment Agreements; Etc.    Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Disclosure Schedule or (iv) for grants of awards to newly hired employees consistent with past practice.

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        (e)    Hiring.    Hire any person as an employee of the Company or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(e) of the Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

        (f)    Benefit Plans.    Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(f) of the Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

        (g)    Dispositions.    Except as set forth in Schedule 4.01(g) of the Disclosure Schedule and in accordance with Section 6.17, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to the Company.

        (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company.

        (i)    Capital Expenditures.    Except as set forth in Schedule 4.01(i) of the Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $20,000 individually or $100,000 in the aggregate.

        (j)    Governing Documents.    Amend the Company Articles or Company By-Laws.

        (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

        (l)    Contracts.    Except as set forth in Schedule 4.01(l) of the Disclosure Schedule and in accordance with Section 6.15, enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

        (m)    Claims.    Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company of an amount, individually or for all such settlements, that is material to the Company and/or would impose any material restriction on the business of the Surviving Bank or create precedent for claims that are reasonably likely to be material to the Company. For purposes of this Section 4.01(m), a final and binding settlement or other disposition of any litigation set forth in Schedule 5.03(h) to the Disclosure Schedule will not be deemed to be in breach of this Section 4.01(m) provided that the agreement or other document setting forth the final terms and amount of such settlement or disposition has been submitted to, and approved in writing, by Parent at least five Business Days in advance of the execution and final settlement thereof.

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        (n)    Adverse Actions.    (a) Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

        (o)    Risk Management.    Except as required by applicable law or regulation or the OCC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

        (p)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

        (q)    Loans.    Make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $750,000 without submitting complete loan package information to the chief credit officer of Parent for review with a right of comment at least two full Business Days prior to taking such action.

        (r)    Investments.    (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within five Business Days after the Company requests in writing (which shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

        (s)    Taxes.    Take any action which would materially adversely affect the tax position of the Company or its successor after the Merger.

        (t)    Commitments.    Agree or commit to do any of the foregoing.

        4.02.    Forebearances of Parent.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

        (a)    Ordinary Course.    Take any action reasonably likely to have an adverse effect on Parent's ability to perform any of its material obligations under this Agreement.

        (b)    Adverse Actions.    Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

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        (c)    Commitments.    Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01.    Disclosure Schedules.    At least three Business Days prior to the date hereof, the Company shall have delivered to Parent a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV. Items listed in the Disclosure Schedule shall only be considered exceptions to the specific sections for which such item is scheduled.

        5.02.    Standard.    No representation or warranty of the Company or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03.    Representations and Warranties of the Company.    Subject to Sections 5.01 and 5.02 and except as set forth in the Disclosure Schedule with respect to a particular section, the Company hereby represents and warrants to Parent and Parent Bank:

        (a)    Organization, Standing and Authority.    The Company is a California state-chartered bank and duly licensed by the Commissioner as a commercial bank and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. The Company is duly qualified to do business and is in good standing in the State of California and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

        (b)    Company Capital Stock.    As of the date hereof, the authorized capital stock of the Company consists solely of 19,531,250 shares of Company Common Stock, of which 1,387,625 shares were outstanding as of the date hereof. As of the date hereof, no shares of the Company Stock were held in treasury by the Company or otherwise owned by the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Section 5.03(b) of the Disclosure Schedule sets forth for each Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date of such Right, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code if such Right is a Company Stock Option, the number of shares of Company Common Stock subject to such Right, the number and type of shares subject to such Rights that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement.

        (c)    Subsidiaries.

            (i)  The Company has no subsidiaries.

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          (ii)  The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

        (d)    Corporate Power.    The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (e)    Corporate Authority.    As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company's board of directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. The Company has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board has received the written opinion of Endicott Financial Advisors, LLC to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

        (f)    Regulatory Approvals; No Violations.    (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC, the California Secretary, the Commissioner, and any other Regulatory Authority as may be required, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the holders of a two-thirds of the outstanding shares of each of the Company Common Stock, (C) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL and (D) the consents set forth in Schedule 5.03(k) of the Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.03(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Company or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g)    Financial Reports; Undisclosed Liabilities.    (i) The balance sheet of the Company as of December 31, 2001, and the related statements of income, cash flow and changes in financial position of the Company for the three years then ended, audited by Vavrinek, Trine, Day & Company, LLP, and

17

the call report of the Company as of December 31, 2001 and for the twelve months then ended, fairly present, subject in the case of the call report to recurring year-end audit adjustments normal in nature and amount, the financial position of the Company as of such dates and the results of the operations of the Company for the periods then ended, all in accordance with GAAP consistently applied. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

          (ii)  The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (A) the FDIC and (B) the any other Regulatory Authority (collectively, the "Regulatory Filings"), and all other material report and statements required to be filed by it since December 31, 2000, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the FDIC, the Commissioner, or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

          (iii)  Since December 31, 2001, the Company has not incurred any liability other than in the ordinary course of business consistent with past practice.

          (iv)  Since December 31, 2001, except as set forth in Schedule 4.01(a) to the Disclosure Schedule, (A) the Company has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to the Company.

        (h)    Litigation.    Except as set forth in Schedule 5.03(h) to the Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against the Company and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i)    Regulatory Matters.    (i) Except as set forth in Schedule 5.03(i) to the Disclosure Schedule, neither the Company nor any of its property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC) or the supervision or regulation of it (collectively, the "Regulatory Authorities"). The Company has paid all assessments made or imposed by any Regulatory Authority.

          (ii)  The Company has not been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (j)    Compliance With Laws.    The Company:

            (i)  is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the

18

  Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

          (iii)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

        (k)    Material Contracts; Defaults.    Except as set forth in Schedule 5.03(k) of the Disclosure Schedule, the Company is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by the Company. The Company is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company is currently outstanding. Schedule 5.03(k) of the Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company is a party as a result of the transaction contemplated hereby.

        (l)    No Brokers.    No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except as set forth in Schedule 5.03(l) to the Disclosure Schedule.

        (m)    Employee Benefit Plans.    (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are set forth in Schedule 5.03(m) to the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

          (ii)  All Benefits Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to the Company's knowledge, threatened litigation relating to the Benefits Plans. The Company has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed

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  by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. The Company has not provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

          (vi)  The Company does not have any obligations for retiree health and life benefits under any Benefit Plan. The Company may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

        (vii)  Except as set forth in Schedule 5.03(m) to the Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Notwithstanding anything set forth in Schedule 5.03(m) of the Disclosure Schedule, no payment made hereunder by the Company or agreed to be made by Parent on behalf of the Company or pursuant to this transaction shall constitute a "parachute payment" as described in Section 280G of the Code.

        (n)    Labor Matters.    The Company is neither a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company to bargain with any

20

labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        (o)    Environmental Matters.    (i) The Company has complied at all times with applicable Environmental Laws; (ii) except as set forth in Schedule 5.03(o) of the Disclosure Schedule, no real property (including buildings or other structures) currently or formerly owned or operated by the Company, or any property in which the Company has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) the Company could not be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) the Company is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, and any currently or formerly owned or operated property or any Company Loan Property.

        As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

        (p)    Tax Matters.    Except as set forth in Schedule 5.03(p) of the Disclosure Schedule (i)(A) all Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company.

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          (ii)  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company for each of the three most recent fiscal years ended on or before December 31, 2000.

          (iii)  The Company does not have any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

          (iv)  The Company is not a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person.

          (v)  No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company.

          (vi)  As of the date hereof, the Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (vii)  (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement and (B) all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

        (q)    Risk Management Instruments.    The Company is not a party nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") and does not own any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

        (r)    Books and Records.    The books and records of the Company have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company.

        (s)    Insurance.    Schedule 5.03(s) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by the Company ("Insurance Policies"). The Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

        (t)    Allowance For Loan Losses.    The Company's Allowance for Loan Losses ("ALL") is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

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        (u)    Transactions With Affiliates.    The Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

        (v)    Real Property.    (i) Schedule 5.03(v) to the Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by the Company and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.

          (ii)  Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company the foregoing representation is based on the knowledge of the Company.

        (w)    Title.    The Company has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company's call report dated as of and for the year ended December 31, 2001 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

        (x)    Inactivity.    Upland Bancorp, Inc., (1) has never been and is not currently the owner of any shares of Company Common Stock or (2) has never undertaken and is not currently in the process of filing an application with any Regulatory Authority pursuant to the BHC Act to establish itself as a bank holding company.

        (y)    Trust Business.    The Company does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

        5.04.    Representations and Warranties of Parent.    Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:

        (a)    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of California. Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (b)    Parent Stock.    (i) As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which no more than 7,600,000 shares were outstanding as of the date hereof, and 5,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof.

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          (ii)  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right. The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger will be issued (x) pursuant to an effective registration statement under the Securities Act and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.

        (c)    Subsidiaries.    Each of Parent's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. Each of the Parent's Significant Subsidiaries is duly licensed by the OCC, and each of their deposits are insured by the Bank Insurance Fund in the manner and to the fullest extent provided by law.

        (d)    Corporate Power.    Parent and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; each of Parent and Parent Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Parent has the corporate power and authority to execute, deliver and perform its obligations to consummate the transactions contemplated thereby.

        (e)    Corporate Authority.    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent, the Parent Board, Parent Bank and the Parent Bank Board. This Agreement has been duly executed and delivered by each of Parent and Parent Bank and this Agreement is a valid and legally binding agreement of Parent and Parent Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    Regulatory Approvals; No Violations.    (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent or Parent Bank of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC, the OCC, the California Secretary and the Commissioner, as may be required, (B) filings with the SEC and state securities authorities, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Parent Common Stock in the Merger, (E) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL and (F) the filing of the executed Agreement of Merger, certified by the California Secretary, with the OCC. As of the date hereof, Parent is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii)  Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Parent Bank and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent

24

  or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g)    Financial Reports and SEC Documents; Material Adverse Effect.    (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2000 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

          (ii)  Since December 31, 2001, Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent or its Subsidiaries.

        (h)    Litigation.    No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i)    No Brokers.    Except for a fee paid to Castle Creek Capital LLC, no action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

        (j)    Environmental Matters.    (i) Parent and its Subsidiaries have complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Parent or any of its Subsidiaries, or any property in which Parent or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Parent Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither Parent nor any of its Subsidiaries could be deemed the owner or operator of any Parent Loan Property under any Environmental Law which such Parent Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

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(vi) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Parent or its Subsidiaries, any currently or formerly owned or operated property, or any Parent Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Parent or its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Parent Loan Property.

        (k)    Insurance.    Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent in accordance with industry practices.

ARTICLE VI

COVENANTS

        6.01.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Company, Parent and Parent Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02.    Shareholder Approval.    The Company agrees to take, in accordance with applicable law and the Company Articles and Company By-Laws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by the Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"), in no event later than 45 calendar days after the Registration Statement is declared effective. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.07 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

        6.03.    Registration Statement.    (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents. The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company shall have the right to review such Registration Statement not less than five days prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy

26

Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof. Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

        (b)  Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to shareholders and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

        (c)  Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04.    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

        6.05.    Access; Information.    (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

        (b)  Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent, Parent Bank and their respective representatives shall have the right, subject to the notice provision set forth

27

in Section 6.05(a), to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way adversely impact Parent or Parent Bank after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

        (c)  The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

        (d)  Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

        (e)  Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated (i) each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same and (ii) for one year after such termination, neither the Company on the one hand, nor Parent or Parent Bank on the other, shall solicit the services of any employee of such other party for purposes of engaging them as an employee, agent, consultant or independent contractor of such soliciting party, provided, however, that no party will be barred from retaining the services, in any capacity, of any current employee of the other party in the event such employee approaches such party with the intent of securing employment with such party. Notwithstanding the foregoing, nothing herein shall prevent the parties hereto from any general advertising or recruitment activities not directed specifically at the employees of the other party hereto. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

        6.06.    Affiliates.    The Company shall cooperate to use its reasonable best efforts to identify those Persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (such Persons being "Company Affiliates"). The Company shall use its reasonable best efforts to cause each Person so identified to deliver to Parent, no later than 40 days prior to the Effective Date, a written agreement (which agreement shall be substantially in the form of Exhibit B).

        6.07.    Acquisition Proposals.    The Company agrees that its officers or directors shall not, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities, of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor any of its officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, engage in any

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negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

        6.08.    Certain Policies.    Prior to the Effective Date, the Company shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable law, rule or regulation or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

        6.09.    Nasdaq Listing.    Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued to the holders of Company Common Stock in the Merger.

        6.10.    Regulatory Applications.    (a) Each of Parent, Parent Bank and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including the consolidation of any Company branches with Parent Bank branches or branches of any other Subsidiary of Parent or the closure of any Company branches, in each case as Parent in its sole discretion shall deem necessary); and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 days after the date hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions

29

contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (in the case of Parent), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties to any third party or Governmental Authority.

        6.11.    Indemnification.    (a) Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the CGCL, the Company Articles and the Company By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under the CGCL, the Company Articles and the Company By-Laws shall be made by independent counsel selected by Parent; and provided, further, that in the absence of judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Parent shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

        (b)  For a period of three years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 125% of the current amount expended on an annual basis by the Company (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance.

        (c)  Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.11(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

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        (d)  If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

        6.12.    Benefit Plans.    (a) From and after the Effective Time, Parent shall provide former employees of the Company who remain as employees of Parent or any of its Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company. Nothing herein shall limit the ability of Parent to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

        (b)  If employees of the Company become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

        (c)  Within thirty (30) days after the execution of this Agreement, the Company shall amend the Upland Bank Deferred Compensation Plan (the "Amendment") to provide for (i) the termination of the Upland Bank Deferred Compensation Plan immediately prior to the Effective Time and (ii) the method of payment to each eligible Upland Bank Deferred Compensation Plan participant upon the termination of such plan; provided, however, that the Amendment must be approved by Parent prior to the Company's adoption of the Amendment.

        6.13.    Non-Competition Agreements.    Each director of the Company shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent non-competition agreements substantially in the form of Exhibit C hereto.

        6.14.    Notification of Certain Matters.    Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.15.    Parent Approval.    The Company shall keep Parent reasonably informed as to the status of the transactions contemplated in Schedules 4.01(a), 4.01(g) and 4.01(l) of the Disclosure Schedule and shall not enter into any additional agreements with respect to such transactions without the prior approval of Parent, which approval shall not be unreasonably withheld.

        6.16.    Human Resources Issues.    The Company agrees to cooperate with Parent with respect to any formal meetings or interviews with one or more employees called or arranged by the Company and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with Parent given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow Parent a role in the

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formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

        6.17.    Assistance with Third-Party Agreements.    (a) The Company shall cooperate with and use all commercially reasonable efforts to assist Parent in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Parent's timetable at or after the Effective Time of the Merger. The Company shall cooperate with Parent in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibition of Section 4.01(l) hereof.

        (b)  Without limiting Section 6.17(a), the Company shall use all reasonable efforts to provide data processing and other processing support, outside contractors, to assist Parent in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to Parent's production environment, when requested by Parent and sufficient to ensure that a successful conversion can occur at such time as Parent requests or after the Effective Time of the Merger. Among other things, the Company shall:

            (i)  cooperate with the Company to establish a mutually agreeable project plan to effectuate the conversion;

          (ii)  use their commercially reasonable efforts to have the Company's outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

          (iii)  provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

          (iv)  provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

          (v)  to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by Parent.

          (vi)  Parent agrees that all actions taken pursuant to this Section 6.17 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company,

        6.18.    Shareholder Agreements.    Each Shareholder shall execute and deliver to Parent simultaneously with the execution of this Agreement a shareholder agreement (each, a "Shareholder Agreement") substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of this Agreement and the Merger at the Company Meeting and to certain representations and covenants.

        6.19.    Additional Agreements.    In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or Parent Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

        6.20.    Pre-Closing Adjustments.    At or before the Effective Time of the Merger, the Company shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company (including its review of

32

the information provided to it pursuant to Sections 6.05 and 6.14) or in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the Financial Statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Parent, (iii) otherwise materially disadvantage the Company if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

        6.21.    Company Stock Options.    The Company shall take such actions as may be necessary such that immediately prior to the Effective Time, each Company Stock Option that is exercisable immediately prior to the Effective Time, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash from the Company equal to (i) the product of (x) the total number of shares of Company Common Stock as to which such holder has options multiplied by (y) the excess of the Per Share Cash Consideration over (ii) the aggregate exercise price of such Company Stock Options and (iii) less any applicable taxes withheld. At the Effective Time, each option to purchase a share of Company Common Stock whether or not vested shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.

        6.22.    Audited Company Financial Statements.    As soon as reasonably practicable, and in no event later than two Business Days after receipt thereof, the Company shall provide Parent with a copy of its financial statements presenting the financial condition of the Company for the year ended December 31, 2001, as audited by Vavrinek, Trine, Day & Co.

        6.23.    Tax Treatment of the Merger.    Parent and the Company intend the Agreement to qualify as a tax-free reorganization for U.S. federal income tax purposes. Each party will (and Parent will cause Parent Bank to) both before and after the Effective Time (i) use reasonable efforts to cause the Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause the Agreement to fail to so qualify; and (iii) take the position for all purposes that the Agreement so qualifies.

        6.24.    Upland Bancorp, Inc.    Within twenty (20) days after the execution of this Agreement, the Company shall take any and all actions required to be taken, including with any Regulatory Authority, any Governmental Authority or otherwise, to effect the dissolution and winding up of the affairs of Upland Bancorp, Inc.; such dissolution and winding up shall be completed at least one month prior to the Effective Time.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Approvals.    This Agreement shall have been duly approved by holders of not less than two-thirds of the outstanding shares of Company Common Stock in accordance with applicable law.

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          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

          (f)    Opinion of Parent's Counsel.    Parent shall have received the opinion of Sullivan & Cromwell or other reasonably acceptable tax counsel, as counsel to Parent, dated the Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Merger, the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Parent, Parent Bank and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by the Company that this opinion is only addressed to, and solely for the benefit of, Parent.

        7.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. The Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b)    Performance of Obligations of Parent.    Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or

34

  prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c)    Fairness Opinion.    The Company shall have received the written opinion of Endicott Financial Advisors, LLC to the effect that, as of the date of the mailing of the Proxy Statement to the shareholders of the Company in connection with the Company Meeting, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

          (d)  No litigation or proceeding shall be pending against Parent or Parent Bank brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated thereby.

        7.03.    Conditions to Obligation of Parent.    The obligation of Parent and Parent Bank to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and Parent and Parent Bank shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b)  The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03. The Company shall have performed in all material respects, each of its covenants and agreements contained in this Agreement and Parent shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Parent, at the Effective Time of the Merger, to the foregoing effect.

          (c)    Performance of Obligations of Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent and Parent Bank shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (d)    Performance of Obligations of the Shareholders.    Parent shall have received Shareholder's Agreements executed and delivered by each Shareholder of the Company as contemplated by Section 6.18, each of which shall remain in full force and effect. The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements, provided, however, that this condition shall be deemed to be satisfied notwithstanding any failure to perform such obligations unless any such failure or failures, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect

35

  on the Company and, if requested by Parent, Parent shall have received a certificate, dated the Effective Date, signed by each Shareholder to such effect with respect to such Shareholder.

          (e)    Shareholders' Equity and Reserves.    As of July 31, 2002 (the "Shareholders' Equity Measuring Date"), (i) the Adjusted Shareholders' Equity of the Company shall not be less than $11,600,000; if, however, the Effective Date occurs after August 31, 2002, the Adjusted Shareholders Equity of the Company shall not be less than an amount equal to $11,600,000 plus an additional $50,000 for each full month beyond July 31, 2002 and (ii) the Company's ALL shall not be less than $1,250,000, in each case (i) and (ii) as determined in accordance with GAAP. For purposes of this Section 7.03(e), "Adjusted Shareholders' Equity" means the equity of the Company as set forth on the Closing Financial Statements (as defined in Section 7.03(g) below) plus the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.08 and 6.20 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any rule or regulation of any Regulatory Authority and (x) all amounts paid or accrued in connection with the "triggering event benefit" as the term is defined in the employment agreements between the Company and Fred Scarsella, Robert Franks, Joyce Welsh and David Clary, respectively, as set forth in Schedule 5.03(m) to the Disclosure Schedule and (y) all expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company for services rendered solely in connection with the transaction contemplated by this Agreement, subject to the limitations in Sections 7.03(j) below plus (z) the aggregate amount paid by the Company, if any, in order to satisfy its obligation to cancel the Company Stock Options pursuant to Section 6.21.

          (f)    No Litigation.    No litigation or proceeding shall be pending against the Company brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

          (g)    Closing Financial Statements.    At least four Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company's financial statements presenting the financial condition of the Company as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company's results of operations for the following periods: (i) January 31, 2001 through December 31, 2001 (this condition shall have been met if the Company shall have previously provided Parent audited financial statements pursuant to Section 6.22 and there shall have been no adjustments thereto) and (ii) January 1, 2002 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company's chief financial officer, dated as of a date no earlier than two Business Days prior to the Effective Time of the Merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Parent in all material respects.

          (h)    Non-Competition Agreements.    Parent shall have received Non-Competition Agreements executed and delivered by each director of the Company as contemplated by Section 6.13, each of which shall remain in full force and effect.

          (i)    Consents.    The Company shall have obtained each of the consents listed in Schedule 5.03(k) of the Disclosure Schedule and any consents of the type required to be identified

36

  in Schedule 5.03(k) of the Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

          (j)    Transaction Expenses.    The Company shall exercise its commercially reasonable efforts to ensure that at least two Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents (collectively, "Advisors") for the Company shall have submitted to the Company estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses for the transaction. At the Effective Time of the Merger (i) such Advisors shall have submitted their final bills for all material fees and expenses to the Company for services rendered, a copy of which the Company shall have caused to be delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses; (ii) the Company shall have accrued and paid, the amount of such fees and expenses as calculated above, after Parent has been given an opportunity to review all such bills and calculation of such fees and expenses; and (iii) the amount of such fees and expenses, shall be reasonable and shall in no event exceed $550,000 in the aggregate (exclusive of the reasonable out-of-pocket expenses of such advisors). Parent shall not be liable for any such fees and expenses.

          (k)    Disposition of Litigation.    The Company shall have reached a final disposition to any litigation set forth in Schedule 5.03(h) of the Disclosure Schedule subject to the conditions set forth in Section 4.01(m) of this Agreement.

          (l)    Indemnity Agreements.    The Company shall have terminated any indemnity agreement between the Company and any current director of the Company (each, an "Indemnity Agreement"), and shall have used its reasonable best efforts to terminate any indemnity agreement between the Company and any former director, within 30 days prior to the Effective Time (which termination may be contingent upon the consummation of the Merger).

ARTICLE VIII

TERMINATION

        8.01.    Termination.    This Agreement may be terminated, and the Merger may be abandoned:

        (a)    Mutual Consent.    At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b)    Breach.    At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent and Parent Bank or the Company, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by Parent and Parent Bank or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by Parent, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

37

        (c)    Delay.    At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 2002 except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c), (ii) Parent Bank (if Parent is the party seeking to terminate) or (iii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

        (d)    No Approval.    By the Company or Parent, if the respective Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.

        (e)    Acquisition Proposal.    By Parent, if (i) the Company shall have exercised a right specified in the provision set forth in Section 6.07 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 15 Business Days after the date of receipt of such Acquisition Proposal; or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and the Company shall not have rejected such proposal within 15 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, if earlier.

        (f)    Failure to Recommend.    At any time prior to the Company Meeting, by Parent if the Company shall have breached Section 6.07 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

        (g)    Decline in Parent Common Stock Price.    By the Company, if (1) there has been a significant decline in the price of Parent Common Stock, measured as the average closing price of Parent Common Stock on the Nasdaq over the twenty consecutive day trading period ending on the fifth Business Day prior to the Effective Time (the "Parent Measuring Price"), (2) such decline is not proportionate relative to the Nasdaq Bank Index (symbol: IXBK) (the "Index"), (3) the Company delivers written notice to Parent of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event and (4) Parent does not elect to pursue a Decline Adjustment as set forth below; provided however, that, if Parent effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Parent Measuring Price is determined, the provisions of this Section 8.01(g) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of the Company. For purposes hereof, the following terms have the following meanings:

            (i)  "Initial Index" shall mean the Index on the trading day immediately preceding the public announcement of this Agreement.

          (ii)  "Final Index" shall mean the average of the Index for the twenty consecutive trading days ending on the fifth Business Day prior to the Effective Time.

          (iii)  A "significant decline" shall be deemed to have occurred if the Parent Measuring Price is less than $19.80.

38

          (iv)  A decline is not "proportionate relative to the Index" if the quotient obtained by dividing the Parent Measuring Price by 23.30 is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting 0.15 from the quotient.

Notwithstanding any decline in the price of Parent Common Stock, as set forth in this Section 8.01(g), the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(g) if Parent elects to adjust the consideration to be paid to Company shareholders (a "Decline Adjustment") such that each share of Company Common Stock will be converted into, exchangeable for and represent a right to receive, at Parent's discretion, cash and/or shares of Parent Common Stock (valued as of the Closing Price) in an amount sufficient so that the value of Parent Common Stock, or combination of cash and Parent Common Stock, received will at least equal the amount of consideration a holder of Company Common Stock would receive for a Stock Election or Combination Stock Election had the Parent Measuring Price been $19.80 subject to the limitations of Section 3.03(c)(iv) of this Agreement.

        8.02.    Effect of Termination and Abandonment.    (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsection (b) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) any other provision of this Agreement which expressly survives the termination of this Agreement.

        (b)  If this Agreement is terminated by the Company pursuant to Section 6.07 after a bona fide Acquisition Proposal for the Company shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make a Proposal, upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $750,000 (the "Termination Fee"). Notwithstanding any Termination Fee paid to Parent, such Termination Fee shall not be the sole remedy available to Parent in the event that the Company has breached Section 6.07 or any other provision of this Agreement and each of Parent and Parent Bank shall be entitled to pursue all remedies to which they are entitled at law or equity.

        (c)  Any Termination Fee that becomes payable to Parent pursuant to this Section 8.02 shall be paid by wire transfer of immediately available funds to an account designated by Parent either if this Agreement is terminated by the Company and the termination meets the conditions set forth in Section 8.02 at or prior to such termination by the Company.

        (d)  The Company and Parent agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, the Company shall pay all costs and expenses incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.

ARTICLE IX

MISCELLANEOUS

        9.01.    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.09, 6.11, 6.12, 6.17, Article III and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this

39

Agreement is terminated prior to the Effective Time (other than Sections 6.05(e), 8.02 and this Article IX which shall survive any such termination).

        9.02.    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

        9.03.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

        9.04.    Governing Law, Jurisdiction and Venue.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

        9.05.    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

        9.06.    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to the Company to:

    Upland Bank
    100 North Euclid
    Upland, California 91786
    Attention: Fred Scarsella
    Telephone: (909) 946-2265
    Facsimile: (909) 985-5376

40

        With a copy to:

    Horgan, Rosen Beckham & Coren, L.L.P.
    23975 Park Sorrento, Suite 200
    Calabasas, California 91302
    Attention: Arthur Coren
    Telephone: (818) 591-2121
    Facsimile: (818) 591-3838

        If to Parent or Parent Bank to:

    First Community Bancorp
    c/o Pacific Western National Bank
    120 Wilshire Boulevard
    Santa Monica, California 90401
    Attention: Matthew P. Wagner
    Telephone: (310) 458-1521
    Facsimile: (310) 451-4555

        With a copy to:

    Sullivan & Cromwell
    1888 Century Park East, Suite 2100
    Los Angeles, California 90067-1725
    Attention: Stanley F. Farrar
    Telephone: (310) 712-6600
    Facsimile: (310) 712-8800

        9.07.    Entire Understanding; No Third Party Beneficiaries.    This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements and the Non-Competition Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Non-Competition Agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08.    Effect.    No provision of this Agreement shall be construed to require the Company, Parent, Parent Bank or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

        9.09.    Severability.    Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company, Parent or Parent Bank, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.10.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce

41

specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

42

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

Dated as of April 18, 2002

FIRST COMMUNITY BANCORP
By:	/s/ MATTHEW P. WAGNER Name: Matthew P. Wagner Title: President and Chief Executive Officer
PACIFIC WESTERN NATIONAL BANK
By:	/s/ MATTHEW P. WAGNER Name: Matthew P. Wagner Title: President and Chief Executive Officer
UPLAND BANK
By:	/s/ FRED O. SCARSELLA Name: Fred O. Scarsella Title: President and Chief Executive Officer
By:	/s/ LELAND SCHEU Name: Leland Scheu Title: Chairman

43

Exhibit A

SHAREHOLDER AGREEMENT

        This SHAREHOLDER AGREEMENT ("Shareholder Agreement") is made and entered into as of April 18, 2002 by and between First Community Bancorp, a California corporation ("First Community"), and the signatory hereto (the "Shareholder").

        WHEREAS, First Community, Pacific Western National Bank, a national bank organized under the laws of the United States and wholly-owned subsidiary of First Community ("Pacific Western") and Upland Bank, a California state-chartered bank ("Upland"), have entered into that certain Agreement and Plan of Merger (the "Agreement"), dated as of April 18, 2002, pursuant to which Upland will be merged (the "Merger"), with and into Pacific Western National Bank whereupon each share of Upland common stock ("Upland Common Stock") will be converted into the right to receive the consideration set forth in the Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Agreement, First Community has required that certain shareholders of Upland, in each such person's capacity as an Upland shareholder, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

        NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

        1.    Representations and Warranties of the Shareholder.    The Shareholder hereby represents and warrants to First Community as follows:

          (a)    Authority; No Violation.    The Shareholder has all necessary power and authority to enter into and perform all of such Shareholder's obligations hereunder. The execution, delivery and performance of this Shareholder Agreement by the Shareholder will not violate any other agreement to which such Shareholder is a party, including any voting agreement, shareholders' agreement, trust agreement or voting trust. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder's spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder's spouse, as the case may be, in accordance with its terms.

          (b)    Ownership of Shares.    The Shareholder is the beneficial owner or record holder of the number of shares of Upland Common Stock indicated under the Shareholder's name on the signature page hereto (the "Existing Shares", and together with any shares of Upland Common Stock acquired by the Shareholder after the date hereof, the "Shares") and, as of the date hereof, the Existing Shares constitute all the shares of Upland Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, subject to applicable community property laws, the Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

          (c)    No Conflicts.    Neither the execution and delivery of this Shareholder Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Shareholder is a party or by which the Shareholder is bound.

        2.    Voting Agreement and Agreement Not to Transfer.

          (a)  The Shareholder hereby agrees to vote all of the Shares held by the Shareholder (i) in favor of the Merger, the Agreement and the transactions contemplated by the Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Upland under the Agreement; and (iii) except with the prior written consent of First Community, against the following actions (other than the Merger and the transactions contemplated by the Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Upland; (B) any sale, lease or transfer of a material amount of the assets of Upland; (C) any change in the majority of the board of Upland; (D) any material change in the present capitalization of Upland; (E) any amendment of Upland's Articles of Incorporation; (F) any other material change in Upland's corporate structure or business; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to First Community of the transactions contemplated by the Agreement. The Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

          (b)  The Shareholder hereby agrees not to (i) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of First Community, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy Upland's withholding obligations with respect to any taxes resulting from such exercise or (ii) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

        3.    Cooperation.    The Shareholder agrees that he/she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Upland or the acquisition of voting securities of Upland or any business combination between Upland or any person other than First Community or Pacific Western.

        4.    Shareholder Capacity.    The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shareholder's Shares, and not in any other capacity including, without limitation, his or her capacity as a director of Upland, if applicable. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action if such shareholder is a director of Upland, in his or her capacity as a director of Upland, that may be required of such Shareholder in the exercise of his or her duties and responsibilities as a director of Upland.

        5.    Termination.    The obligations of the Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Agreement, provided that if, in the event of such termination, Upland is required to pay First Community the Termination Fee specified in Section 8.02 of the Agreement, those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of 2(a) hereof shall survive until Upland pays the Termination Fee to First Community. The "Termination Date" for any particular provision hereunder shall be the date of termination of the Shareholder's obligations for such provision.

        6.    Specific Performance.    The Shareholder acknowledges that damages would be an inadequate remedy to First Community for an actual or prospective breach of this Agreement and that the obligations of the Shareholder hereto shall be specifically enforceable.

        7.    Miscellaneous.

          (a)    Definitional Matters.

              (i)  Unless the context otherwise requires, "person" shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

            (ii)  All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Agreement ascribes to such terms.

            (iii)  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Shareholder Agreement.

          (b)    Entire Agreement.    This Shareholder Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (c)    Parties in Interest.    This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Shareholder Agreement.

          (d)    Assignment.    This Shareholder Agreement shall not be assigned without the prior written consent of the other party hereto.

          (e)    Modifications.    This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

          (f)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (g)    Governing Law.    This Shareholder Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California without regard to the conflicts of law principles thereof.

          (h)    Waiver of Trial by Jury.    Both Acquiror and Shareholder hereby knowingly, voluntarily and intentionally waive (to the extent permitted by applicable law) any right they may have to a trial by jury of any dispute arising under or relating to this Agreement or the Merger Agreement and agree that any such dispute shall be tried before a judge sitting without a jury.

          (i)    Attorney's Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment) and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

          (j)    Validity.    The invalidity or unenforceability of any provision of this Shareholder Agreement shall not affect the validity or enforceability of any other provision of this Shareholder Agreement, each of which shall remain in full force and effect.

          (k)    Counterparts.    This Shareholder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          (l)    Notices.    Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

          If to First Community, to:

      First Community Bancorp
      c/o Pacific Western National Bank
      120 Wilshire Boulevard
      Santa Monica, California 90401
      Telephone: (310) 458-1521
      Facsimile: (310) 451-4555
      Attention: Matthew P. Wagner

          with a copy to:

      Sullivan & Cromwell
      1888 Century Park East
      Los Angeles, CA 90067
      Telephone: (310) 712-6610
      Facsimile: (310) 712-8800
      Attention: Stanley F. Farrar

          If to the Shareholder, to the address noted on the signature page hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

FIRST COMMUNITY BANCORP
By:

Name:
Title:
SHAREHOLDER:

Name:

Number of Shares:

Address for Notices:

Exhibit B

First Community Bancorp
6110 El Tordo Road
Rancho Santa Fe, California 92067

Ladies and Gentlemen:

        I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Upland Bank, a California state-chartered bank ("the Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of April 18, 2002 (the "Merger Agreement"), by and among First Community Bancorp ("First Community"), Pacific Western National Bank ("Pacific Western") and the Company, the Company will be merged into Pacific Western, and that as a result of the Merger, I may be eligible to receive shares of common stock of First Community ("First Community Common Stock") in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.

        I hereby represent, warrant and covenant to First Community that in the event I receive any First Community Common Stock pursuant to the Merger:

          1.    I shall not make any sale, transfer or other disposition of the First Community Common Stock in violation of the Act or the Rules and Regulations.

          2.    I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of First Community Common Stock to the extent I believed necessary, with my counsel or with counsel for the Company.

          3.    I have been advised that the issuance of First Community Common Stock to me pursuant to the Merger Agreement will be registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of the Company for approval, I may be an "affiliate" of the Company, any sale or disposition by me of any of the First Community Common Stock may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of First Community Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to First Community, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          4.    I understand that First Community is under no obligation to register the sale, transfer or other disposition of the First Community Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

          5.    I understand that stop transfer instructions will be given to First Community's transfer agents with respect to First Community Common Stock and that there will be placed on the certificates for the First Community Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

      "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

          6.    I also understand that unless the transfer by me of my First Community Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, First Community reserves the right to put the following legend on the certificates issued to my transferee:

      "The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act."

        It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6), as the case may be, above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of First Community Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of First Community Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of First Community and have been the beneficial owner of the First Community Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations, and First Community has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of First Community and have been the beneficial owner of the First Community Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) First Community shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to First Community, to the effect that the stock transfer restrictions and the legend are not required.

Sincerely,

Dated:__________________________________________
Accepted this ____ day of ________________, 2002
FIRST COMMUNITY BANCORP
By:_____________________________________________
Name:__________________________________________
Title:___________________________________________

B-2

Exhibit C

NON-COMPETITION AGREEMENT

Dated as of April 18, 2002

Between

[                        ]

and

FIRST COMMUNITY BANCORP

        This NON-COMPETITION AGREEMENT (this "Agreement") is dated as of April 18, 2002, between [            ] (the "Director") and First Community Bancorp, a California corporation (the "First Community").

RECITALS

        WHEREAS, the Director is a director of Upland Bank, a California state-chartered bank ("Upland");

        WHEREAS, First Community, Pacific Western National Bank, a national bank organized under the laws of the United States and wholly-owned subsidiary of First Community ("Pacific Western") and Upland have proposed to enter into the Merger Agreement (as defined below), pursuant to which Upland will merge with and into Pacific Western and the Director will receive consideration as set forth in the Merger Agreement for all of the Director's shares of common stock of Upland; and

        WHEREAS, in order to induce First Community to enter into the Merger Agreement and to minimize the risk that First Community will lose the benefit of the goodwill and other assets being acquired, the Director has agreed to restrict his activities in accordance with the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt of and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

        1.    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

        (a)    "Agreement" has the meaning set forth in the preamble of this Agreement.

        (b)    "Director" has the meaning set forth in the preamble of this Agreement.

        (c)    "Effective Date" has the meaning set forth in the Merger Agreement.

        (d)    "First Community" has the meaning set forth in the preamble of the Agreement.

        (e)    "Merger Agreement" means the Agreement and Plan of Merger, dated as of the date hereof, by and among First Community Bancorp, Pacific Western National Bank and Upland Bank.

        (f)    "Pacific Western" has the meaning set forth in the Recitals of this Agreement.

        (g)    "Restricted Business" shall mean any activity customarily associated with commercial banking or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation.

        (h)    "Restricted Territory" shall mean the geographic area consisting of Los Angeles County and Riverside County.

        (i)    "Upland" has the meaning set forth in the Recitals of this Agreement.

        2.    Agreement Not To Compete.

        (a)    Agreement.    The Director agrees that for a period from the Effective Date through the date that is the two-year anniversary of the Effective Date, Director shall not directly or indirectly engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory, provided that this provision shall not prohibit the Director from owning bonds, preferred stock or up to five percent of the outstanding shares of common stock of any such entity if such common stock is publicly traded.

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        (b)    No Solicitation.    The Director agrees that he or she shall not, directly or indirectly, during the period commencing on the Effective Date and ending on the date that is the two year anniversary of the Effective Date, nor shall Director cause or induce any corporation, partnership, limited liability company or other entity to, solicit (i) any of the existing customers of Upland, Pacific Western or First Community for any purpose with respect to a Restricted Business, or (ii) any of the existing employees of Upland, Pacific Western or First Community for purposes of engaging them as an employee, agent, consultant, independent contractor or partner in any Restricted Business.

        (c)  The Director hereby acknowledges that, as a director of Upland, he makes use of, acquires and adds to confidential information of a special and unique nature and value relating to Upland and its strategic plan and financial operations. The Director further recognizes and acknowledges that all confidential information is the exclusive property of Upland, is material and confidential, and is critical to the successful conduct of the business of Upland. Accordingly, the Director hereby covenants and agrees that he will use confidential information for the benefit of Upland only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

        (d)    Separate Covenants.    If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 2, then such unenforceable covenants (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

        (e)    Reformation.    In the event that the provisions of this Section 2 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.

        (f)    Specific Performance.    The Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 2 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that First Community shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Director from violating any of such provisions of this Agreement. In connection with any action or proceeding for injunctive relief, the Director hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 2 specifically enforced against the Director, without the necessity of posting bond or other security against the Director, and consents to the entry of injunctive relief against the Director enjoining or restraining any breach or threatened breach of such provisions of this Section 2.

        3.    Miscellaneous.

        (a)    Amendment; Waiver.    This Agreement may not be modified or amended except by a written instrument signed by authorized representatives of both parties and referring specifically to this Agreement. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

        (b)    Counterparts.    For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts or facsimile counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

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        (c)    Governing Law.    This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California without regard to the conflicts of law principles thereof.

        (d)    Jurisdiction.    Any legal action or proceeding with respect to this Agreement or the Merger Agreement may be brought in the courts of the State of California or of the United States of America for the Southern or Central Districts of California and, by execution and delivery of this Agreement, the Director and First Community hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Director and First Community irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 3(e) below, such service to become effective 30 days after such delivery.

        (e)    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or next-day air courier:

    if to First Community, at

    First Community Bancorp
    c/o Pacific Western National Bank
    120 Wilshire Boulevard
    Santa Monica, California 90401
    Telephone: (310) 458-1521
    Facsimile: (310) 451-4555
    Attention: Matthew P. Wagner

    if to the Director, at

    [address]
    [address]
    Telephone:
    Facsimile:
    Attention:

        or to such other persons or addresses as may be designated in writing by the party to receive such notice.

        (f)    Entire Agreement, etc.    This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral among the parties with respect to the subject matter hereof, and (ii) shall not be transferable or assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, that First Community may assign any of its rights and obligations hereunder to any of its subsidiaries or to any other entity which may acquire all or substantially all of the assets, shares or business of First Community or any of its subsidiaries or any entity with or into which First Community or any of its subsidiaries may be consolidated or merged.

        (g)    Captions.    The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        4.    Term of Agreement; Termination.

        (a)  This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

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        IN WITNESS WHEREOF, the parties have executed this Non-Competition Agreement as of the date first written above.

FIRST COMMUNITY BANCORP
By:

	Name:	Matthew P. Wagner
	Title:	President and Chief Executive Officer
Director

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Exhibit D

AGREEMENT OF MERGER

        This Agreement of Merger is entered into between PACIFIC WESTERN NATIONAL BANK, a national banking association organized under the laws of the United States (herein "Surviving Corporation"), and UPLAND BANK, a California banking corporation (herein "Merging Corporation").

1.
Merging Corporation shall be merged into Surviving Corporation.

2.
Each outstanding share of Merging Corporation shall be converted into, at the election of each shareholder of Merging Corporation, either 0.5034 of a share of Surviving Corporation or $11.73 cash, subject to proration and excluding treasury and dissenters' shares.

3.
The outstanding shares of Surviving Corporation shall remain outstanding and are not affected by the merger.

4.
Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

5.
The effect of the merger and the effective date of the merger are as prescribed by law.

        IN WITNESS WHEREOF the parties have executed this Agreement.

PACIFIC WESTERN NATIONAL BANK
By	Matthew P. Wagner, President
By	Lynn Hopkins, Chief Financial Officer and Secretary
UPLAND BANK
By	Fred O. Scarsella, President
By	John L. McCallum, Secretary

Exhibit E

AGREEMENT TO MERGE

between

PACIFIC WESTERN NATIONAL BANK

and

UPLAND BANK

        This AGREEMENT TO MERGE (this "Agreement"), dated as of                        , 2002, is made by and between PACIFIC WESTERN NATIONAL BANK ("PWNB"), a banking association organized under the federal laws of the United States, being located at 120 Wilshire Boulevard, Santa Monica, California 90401, and UPLAND BANK ("Upland"; and each of PWNB and Upland is a "Merging Bank"), a banking corporation organized under the laws of the State of California, being located at 100 North Euclid, Upland, California 91786, each acting pursuant to a resolution of its respective board of directors adopted by the vote or written consent of the requisite number of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 USC § 215a).

        NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto agree as follows:

        Section 1. At the time set forth in Section 14, Upland shall be merged into PWNB under the charter of PWNB (the "Merger").

        Section 2. The name of the receiving and surviving banking association (the "Association") shall be Pacific Western National Bank. At the Effective Time (as defined in Section 14 below), the independent existence of Upland will cease.

        Section 3. The business of the Association shall continue to be that of a national banking association. This business shall continue to be conducted by the Association at its main office, located at 120 Wilshire Boulevard, Santa Monica, California 90401, and at its legally established branches.

        Section 4. PWNB represents and warrants to Upland as follows:

          (a)  as of             , 2002, PWNB had a total capital of approximately $                        , a surplus of approximately $                        , and undivided profits, including capital reserves, of $                        ;

          (b)  immediately prior to the Effective Time, PWNB's authorized capital stock will consist of 625,000 authorized shares of common stock, par value $5.00 per share, of which 572,212 shares will be issued and outstanding; and

          (c)  immediately prior to the Effective Time, no other class, series, or shares of capital stock of PWNB will be issued or outstanding.

        Section 5. Upland Bank represents and warrants to PWNB as follows:

          (a)  as of             , 2002, Upland Bank had a total capital of approximately $                        , a surplus of approximately $                        , and undivided profits, including capital reserves, of $                        ;

          (b)  immediately prior to the Effective Time, Upland Bank's authorized capital stock will consist of 19,531,250 shares of common stock, no par value, of which 1,387,625 shares will be issued and outstanding; and

          (c)  immediately prior to the Effective Time, no other class, series, or shares of capital stock of Upland will be issued or outstanding.

        Section 6. At the Effective Time:

          (a)  The Association will have a total capital of approximately $                        , a surplus of approximately $                        , and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the Merging Banks as stated above, adjusted however, for normal earnings and expenses (and, if applicable, purchase accounting adjustments) between March 31, 2002, and the Effective Time.

          (b)  The Association's authorized capital stock will consist of                        shares of common stock, par value $5.00 per share, of which                        shares will be issued and outstanding.

        Section 7. All of the assets of Upland as they exist at the Effective Time shall pass to and vest in the Association without any conveyance or other transfer. All assets of PWNB as they exist at the Effective Time shall remain in the Association. The Association shall be responsible for all of the liabilities of every kind and description of Upland existing as of the Effective Time.

        Section 8. At the Effective Time, Upland shall have on hand acceptable assets having a book value at least equal to its liabilities to its creditors, and having a fair value at least equal to its liability to its creditors.

        Section 9. At the Effective Time, the holders of the presently outstanding shares of common stock of PWNB shall retain their present rights and each share of common stock of Upland, whether outstanding or held in the treasury of Upland, shall automatically be canceled and retired and shall cease to exist. Each certificate previously evidencing shares of common stock of Upland shall thereafter be null and void and of no further force and effect, and the holder of any certificate previously evidencing such shares outstanding immediately prior to such Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided by law.

        Section 10. The present board of directors of PWNB shall continue to serve as the board of directors of the Association at and immediately following the Effective Time.

        Section 11. The present Articles of Association of PWNB shall continue to serve as the Articles of Association of the Association at and immediately following the Effective Time.

        Section 12. This Agreement may be terminated, and the Merger contemplated hereby abandoned: (i) by the mutual consent of both Merging Banks; (ii) upon any termination of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of the 18th day of April, 2002, by and among First Community, PWNB and Upland in accordance with the terms thereof.

        Section 13. This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the Merging Banks holding at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of such Merging Bank's Board of Directors, or by a unanimous written consent of all shareholders of such Merging Bank.

        Section 14. The Merger contemplated by this Agreement shall become effective upon the satisfaction of all conditions enumerated in, and as contemplated by, the Merger Agreement, subject to the issuance of a merger approval by the Comptroller of the Currency of the United States (the "Effective Time").

[Remainder of page intentionally left blank.]

E-2

        IN WITNESS WHEREOF, the Merging Banks have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

UPLAND BANK
By:
Name:	Fred O. Scarsella
Title:	President and Chief Executive Officer
PACIFIC WESTERN NATIONAL BANK
By:
Name:	Matthew P. Wagner
Title:	President and Chief Executive Officer

E-3

APPENDIX B

April 18, 2002
Board of Directors
Upland Bank
100 North Euclid Street
Upland, CA 92166

Directors:

        You have requested our opinion as to the fairness, from a financial point of view, of the merger consideration being paid to the holders of the outstanding shares of common stock, par value $0.00 per share (the "Upland Shares"), of Upland Bank ("Upland") pursuant to the Agreement and Plan of Merger, dated as of April 18, 2002 (the "Merger Agreement"), between First Community Bancorp ("First Community"), its wholly owned subsidiary Pacific Western National Bank ("Pacific Western") and Upland.

        Pursuant to the Merger Agreement, Upland will merge with and into Pacific Western (the "Merger") and each Upland Share issued and outstanding immediately prior to the Merger Effective Date (subject to certain exceptions) shall be cancelled and extinguished and converted into the right to receive, at the election of each holder of Upland Shares, either $11.73 in cash, subject to adjustment, or 0.5034 shares of First Community Common Stock, per Upland Share, subject to a maximum aggregate limitation on the amount of First Community shares of 419,118 (the "Merger Consideration"). It is our understanding that the Merger will be accounted for using the purchase method under generally accepted accounting principles.

        The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        In connection with this opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated statements and analysis of the financial condition and results of operations for the three fiscal years ended December 31, 2001, together with the notes thereto, included in Upland's FFIEC 041 Reports filed with the FDIC; (c) audited consolidated statements and management's discussion and analysis of the financial condition and results of operations for the three fiscal years ended December 31, 2001, together with the notes thereto, included in First Community's Annual Report on Form 10-K; (d) financial analyses and forecasts for Upland and for First Community prepared by their respective managements; (e) the views of senior management of Upland and First Community of their respective past and current business operations, results thereof, financial condition and future prospects; (f) certain reported price and trading activity for the common stock of First Community, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro forma impact of the transaction on First Community; (i) the current financial market environment generally and the banking industry environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

        In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we have not assumed any responsibility to independently verify such information. We have not made any independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Upland or First Community or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of Upland

B-1

and First Community), nor have we been furnished with any such appraisals. With respect to the financial forecast and cost savings information reviewed with Upland and First Community management, we have assumed that they reflect the best currently available estimates and good faith judgments of the senior management of Upland and First Community as to the future performance of Upland and First Community. We have also assumed that there has been no material change in Upland's or First Community' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for Upland and First Community will be adequate to cover such losses. We have also assumed that obtaining all regulatory and other approvals and third-party consents required for consummation of the merger will not have an adverse impact on First Community or on the anticipated benefits of the Merger. We have further assumed that the conditions precedent in the Merger Agreement are not waived.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. This opinion does not constitute a recommendation to any shareholder of Upland as to how any such shareholder should vote on the Merger.

        We have acted as Upland's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

        It is understood that this opinion is for the information of the Board of Directors of Upland and, except for inclusion in its entirety in a proxy statement required to be circulated to shareholders in connection with the Merger, may not be quoted, referred to or reproduced at any time or in any manner, without Endicott's written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Upland Shares.

Very Truly Yours,
/s/ ENDICOTT FINANCIAL ADVISORS, L.L.C.
ENDICOTT FINANCIAL ADVISORS, L.L.C.

B-2

APPENDIX C

Excerpt from the California General Corporation Law Concerning Dissenters' Rights

CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters' Rights

        §1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

        (a)  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)  As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          1)    Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          2)    Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          3)    Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          4)    Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)  As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

        §1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)  Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

        §1302. Submission of share certificates for endorsement; uncertificated securities

        (a)  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

        §1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

        §1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

        §1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

        §1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

        §1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

        §1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

        §1309. Termination of dissenting share and shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

        §1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

        §1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

        §1312. Right of dissenting shareholders to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Article Five of First Community's articles of incorporation provides that First Community shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Section 7.5 of First Community's by-laws provides that First Community shall indemnify each of its directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an "agent" of First Community to the fullest extent permissible under California law. First Community's articles of incorporation and by-laws also provide that First Community is authorized to provide indemnification for its agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents". For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent's defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by (1) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

Item 21. Exhibits.

        (a)  Exhibits. See Index to Exhibits beginning on page II-5 of this Registration Statement.

        (b)  Financial Statement Schedules. Not applicable.

        (c)  Fairness Opinions. The opinion of Endicott Financial Advisors, L.L.C. is included as Appendix C to the proxy statement-prospectus in Part I of this Registration Statement.

Item 22. Undertakings.

        (a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brea, State of California, on June 25, 2002.

FIRST COMMUNITY BANCORP
By:	/s/ LYNN M. HOPKINS
	Name:	Lynn M. Hopkins
	Title:	Executive Vice President and Chief Financial Officer

Power Of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew P. Wagner and Lynn M. Hopkins, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. EGGEMEYER, III John M. Eggemeyer, III	Director and Chairman of the Board	June 20, 2002
/s/ MATTHEW P. WAGNER Matthew P. Wagner	President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2002
/s/ LYNN M. HOPKINS Lynn M. Hopkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2002
/s/ TIMOTHY L. BLIXSETH Timothy L. Blixseth	Director	June 20, 2002
/s/ HAROLD W. CLARK Harold W. Clark	Director	June 20, 2002

/s/ STEPHEN M. DUNN Stephen M. Dunn	Director	June 20, 2002
/s/ BARRY C. FITZPATRICK Barry C. Fitzpatrick	Director	June 20, 2002
/s/ ROBERT E. HERRMANN Robert E. Herrmann	Director	June 20, 2002
/s/ TIMOTHY B. MATZ Timothy B. Matz	Director	June 20, 2002
/s/ ROBERT A. SCHOELLHORN Robert A. Schoellhorn	Director	June 20, 2002
/s/ ROBERT A. STINE Robert A. Stine	Director	June 19, 2002
/s/ DAVID S. WILLIAMS David S. Williams	Director	June 20, 2002

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger, dated as of April 18, 2002, by and among First Community Bancorp, Pacific Western National Bank and Upland Bank (included as Appendix A to the proxy statement-prospectus in Part I of this Registration Statement).
3.1	Articles of Incorporation of First Community Bancorp (incorporated by reference to Exhibit 3.1 to Form 8-A filed on June 2, 2000).
3.2	Bylaws of First Community Bancorp (incorporated by reference to Exhibit 4.2 to Form S-3 filed on June 11, 2002).
5.1	Opinion of Sullivan & Cromwell regarding the legality of the shares of common stock being registered.*
8.1	Opinion of Sullivan & Cromwell as to U.S. federal income tax matters.
10.1	First Community Bancorp 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on August 10, 2000).
21.1	Subsidiaries of First Community Bancorp (incorporated by reference to Exhibit 21 to Form 10-K filed on March 21, 2001).
23.1	Consent of KPMG LLP (with respect to First Community Bancorp).
23.2	Consent of KPMG LLP (with respect to First National Bank).
23.3	Consent of KPMG LLP (with respect to Professional Bancorp, Inc.).
23.4	Consent of Moss Adams, LLP (with respect to Professional Bancorp, Inc.).
23.5	Consent of Vavrinek, Trine, Day & Co., LLP. (with respect to Pacific Western National Bank).
23.6	Consent of Vavrinek, Trine, Day & Co., LLP. (with respect to W.H.E.C., Inc.).
23.8	Consent of Sullivan & Cromwell (included in Exhibit 5.1).
23.9	Consent of Sullivan & Cromwell (included in Exhibit 8.1).
23.10	Consent of Endicott Financial Advisors, L.L.C.
24.1	Power of Attorney (included on the first signature page to this Registration Statement).
99.1	Form of Proxy of Upland Bank.
99.2	Form of Letter of Transmittal and Election Form.

*
To be filed by amendment.

QuickLinks

WHERE TO FIND MORE INFORMATION
Table of Contents
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
MARKET PRICE AND DIVIDEND INFORMATION
SELECTED FINANCIAL INFORMATION OF UPLAND BANK
SELECTED QUARTERLY FINANCIAL DATA OF UPLAND BANK
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF FIRST COMMUNITY
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
SPECIAL MEETING OF SHAREHOLDERS OF UPLAND BANK
THE MERGER
THE MERGER AGREEMENT
INFORMATION ABOUT FIRST COMMUNITY
INFORMATION ABOUT UPLAND BANK
UPLAND BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
MARKET VALUE OF PORTFOLIO EQUITY
REGULATION AND SUPERVISION
DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK
COMPARISON OF SHAREHOLDERS' RIGHTS
DISSENTERS' RIGHTS
VALIDITY OF COMMON STOCK
EXPERTS
SHAREHOLDER PROPOSALS
RECITALS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE IV ACTIONS PENDING ACQUISITION
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
SHAREHOLDER AGREEMENT
RECITALS
AGREEMENT OF MERGER
AGREEMENT TO MERGE between PACIFIC WESTERN NATIONAL BANK and UPLAND BANK
CORPORATIONS CODE TITLE 1. CORPORATIONS DIVISION 1. GENERAL CORPORATION LAW CHAPTER 13. Dissenters' Rights
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Signatures
Power Of Attorney
EXHIBIT INDEX